Annual
Information
Form

For the Year
Ended December 31, 2022

February 22, 2023
1500-625 Howe Street
Vancouver, British Columbia
V6C 2T6
www.panamericansilver.com

PAN AMERICAN SILVER CORP.
ANNUAL INFORMATION FORM

WHAT’S INSIDE

1

IMPORTANT INFORMATION ABOUT THIS DOCUMENT

This annual information form (“AIF”) provides important information about Pan American Silver Corp. It describes our business, including our goals and strategy, our history, our operations and development projects, our mineral reserves and mineral resources, our approach to environmental, social and governance (“ESG”) matters, the regulatory environment that we operate in, the risks we face, and the market for our products, among other things.

We have prepared this document to meet the requirements of Canadian securities laws, which are different from what US securities laws require.	Throughout this document, the term Pan American means Pan American Silver Corp. and the terms we, us, and our mean Pan American and its subsidiaries.
Reporting Currency and Financial Information
Unless we have specified otherwise, all references to dollar amounts or $ or USD are United States dollars. Any references to CAD or CAD$ are Canadian dollars.
All financial information presented in this AIF was prepared in accordance with international financial reporting standards (“IFRS”) as issued by the International Accounting Standards Board.
Non-GAAP Measures
This AIF refers to various non-generally accepted accounting principles (“non-GAAP”) measures, such as cash costs per ounce sold, net of by-product credits (“Cash Costs”), all-in sustaining costs per ounce sold (“AISC”), working capital, net cash, and total debt. Readers should refer to the section entitled “Alternative Performance (Non-GAAP) Measures” in our management’s discussion and analysis for the year ended December 31, 2022 (the “2022 MD&A”) for a detailed description and reconciliation of these non-GAAP measures. The 2022 MD&A is available under our SEDAR profile at www.sedar.com and on our website at www.panamericansilver.com.
Per Ounce Measures - Cash Costs and AISC
Cash Costs and AISC are non-GAAP financial measures that do not have any standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies.
Pan American produces by-product metals incidentally to our silver and gold mining activities. We have adopted the practice of calculating a performance measure with the net cost of producing an ounce of silver and gold, our primary payable metals, after deducting revenues gained from incidental by-product production. This performance measurement has been commonly used in the mining industry for many years and was developed as a relatively simple way of comparing the net production costs of the primary metal for a specific period against the prevailing market price of that metal.
Cash costs per ounce metrics, net of by-product credits, is used extensively in our internal decision-making processes. We believe the metric is also useful to investors because it facilitates comparison, on a mine-by-mine basis, notwithstanding the unique mix of incidental by-product production at each mine, of our operations’ relative performance on a period-by-period basis, and against the operations of our peers in the silver and gold industry. Cash costs per ounce is conceptually understood and widely reported in the mining industry.
We believe that AISC, also calculated net of by-products, is a comprehensive measure of the full cost of operating our business, given it includes the cost of replacing silver and gold ounces through exploration, the cost of ongoing capital investments (sustaining capital), general and administrative expenses, as well as other items that affect our consolidated cash flow.
Silver Segment Cash Costs and AISC are calculated net of credits for realized revenues from all metals other than silver (“silver segment by-product credits”) and are calculated per ounce of silver sold. Gold Segment Cash Costs and AISC are calculated net of credits for realized silver revenues (“gold segment by-product credits”) and are calculated per ounce of gold sold.

Included in the Silver Segment for 2022 were the La Colorada, Huaron, Morococha, San Vicente, and Manantial Espejo (including COSE and Joaquin) mines, while the Gold Segment was comprised of the Dolores, Shahuindo, La Arena, Timmins West and Bell Creek mines. The Dolores mine was formerly included in the Silver Segment, but due to the mine’s production profile, we have determined that the Dolores mine is better identified as a Gold Segment operation going forward. As such, beginning in 2021, we began to report Dolores Cash Costs and AISC, including recast comparative amounts, on a per ounce of gold basis and include it as part of its Gold Segment Cash Costs and AISC calculations.
Working Capital
Working capital is a non-GAAP measure calculated as current assets less current liabilities. Working capital does not have any standardized meaning prescribed by IFRS and is therefore unlikely to be comparable to similar measures presented by other companies. Pan American and certain investors use this information to evaluate whether Pan American is able to meet its current obligations using its current assets.
Total Debt
Total debt is a non-GAAP measure calculated as the total current and non-current portions of long-term debt, finance lease liabilities, and loans payable. Total debt does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. Pan American and certain investors use this information to evaluate the financial debt leverage of Pan American.
Glossary of Terms
The glossary of terms under “Glossary of Terms” of this AIF contains definitions of certain scientific or technical terms used in this AIF that might be useful for your understanding.
Conversion Table
In this AIF, metric units are used with respect to mineral properties unless otherwise indicated. Conversion rates from imperial to metric units and from metric to imperial units are provided in the table set out below.

Imperial Measure = Metric Unit		Metric Unit = Imperial Measure
2.47 acres	1 hectare	0.405 hectares	1 acre
3.28 feet	1 metre	0.305 metres	1 foot
0.621 miles	1 kilometre	1.609 kilometres	1 mile
0.032 ounces (troy)	1 gram	31.1 grams	1 ounce (troy)
1.102 tons (short)	1 tonne	0.907 tonnes	1 ton (short)
0.029 ounces (troy)/ton (short)	1 gram/tonne	34.28 grams/tonne	1 ounce (troy)/ton (short)
2205 pounds	1 tonne	0.454 kilograms	1 pound
Caution About Forward-Looking Information
This AIF includes statements and information about our expectations for the future. When we discuss our strategy, plans and future financial and operating performance, or other things that have not yet taken place, we are making statements considered to be forward-looking information or forward-looking statements under Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. We refer to such forward-looking information and forward-looking statements together in this AIF as forward-looking information.
Key things to understand about the forward-looking information in this AIF are:
•It typically includes words and phrases about the future, such as believe, estimate, anticipate, expect, plan, intend, predict, goal, target, forecast, project, scheduled, potential, strategy and proposed (see examples starting on page 4).
•It is based on a number of material assumptions, including, but not limited to, those we have listed below, that may prove to be incorrect.

•Actual results and events may be significantly different from what we currently expect, because of, among other things, the risks associated with our business. We list a number of these material risks below under “Material Risks and Assumptions”. We recommend you also review other parts of this AIF, including "Risks Related to Our Business" starting on page 60, and our 2022 MD&A, which includes a discussion of other material risks that could cause our actual results to differ from our current expectations.
Forward-looking information is designed to help you understand management’s current views of our near- and longer-term prospects. It may not be appropriate for other purposes. We do not intend to update forward-looking information unless we are required to do so by applicable securities laws.
Examples of Forward-Looking Information in this AIF:
•the price of silver, gold and other metals and assumed foreign exchange rates;
•the sufficiency of our liquid assets to satisfy our 2023 working capital requirements, fund currently planned capital expenditures (including both sustaining and project capital) for existing operations, and to discharge liabilities as they come due;
•the accuracy of mineral reserve and mineral resource estimates at the La Colorada, Dolores, Huaron, Shahuindo, Timmins West, and Bell Creek mines, as well as the Escobal mine and other projects and properties;
•estimated production rates for silver and other payable metals we produce, timing of production and estimated cash and total costs of production;
•our anticipated operating cash flow and the estimated cost of and availability of funding for working capital requirements and capital replacement, improvement or remediation programs, care and maintenance programs, and for future construction and development projects;
•our expectations with respect to successfully closing the Arrangement (as defined below), and the timing for the same;
•our expectation that the Arrangement, if completed, will result in a transformational growth in scale for Pan American;
•our expectation that the Arrangement, if completed, will meaningfully impact our production profile, increase our financial flexibility and enhance our ability to advance internal growth projects;
•our ability to take advantage of further strategic opportunities as they are identified and become available;
•expectations with respect to the anticipated impact of COVID-19 on our operations, assumptions related to the global supply and effectiveness of vaccines, the lessening or increase in pandemic-related restrictions, and the impacts on and duration of global supply chain of goods and services resulting from COVID-19;
•the outcome of the International Labour Organization Convention No. 169 (“ILO 169”) consultation process in Guatemala with respect to the Escobal mine, the resolution of other matters ordered by the courts in Guatemala, and our anticipated engagement with local communities and the Xinka population;
•our plan to provide our 2023 operating outlook and guidance in the second quarter of 2023 following completion of the Arrangement;
•the Escobal and Morococha mines remaining on care and maintenance, and the Manantial Espejo mine entering into the reclamation phase, in 2023;
•our ability to successfully restart the Escobal mine if the ILO 169 consultation-related suspension ends;
•our ability to identify and realize any alternative opportunities for the Morococha mine and what impact such alternatives, if any, may have on our business;
•our ability to obtain necessary permits and licenses, including for current or future operations, project development and expansion;
•the potential future successful development of the Navidad project, the La Colorada skarn and other development projects;
•the effect of the New Mining Law (as defined below) established by the Bolivian government on the current joint venture agreement relating to the San Vicente mine;
•the effects of laws, regulations and government policies affecting our operations, including, without limitation, expectations relating to or the effect of certain highly restrictive laws and regulations applicable to mining in the Province of Chubut, Argentina;

•the estimates of expected or anticipated economic returns from a mining project, as reflected in preliminary economic assessments, pre-feasibility, and feasibility studies or other reports prepared in relation to development of projects;
•our expectation that the ventilation shaft project at La Colorada mine will be completed in mid-2023;
•that we will continue to oppose the SEDATU (as defined below) process relating to La Colorada mine’s surface lands;
•our expectation that UNDRIP and the UNDRIP Act (as those terms are defined below) are likely to result in more robust consultation processes with potentially affected Indigenous peoples;
•estimated exploration expenditures to be incurred on our various exploration properties;
•compliance with environmental, health, safety, and other regulations;
•our goal to continue to be a responsible company, committed to sustainable development and conducting our activities in an environmentally and socially responsible manner, including the development and implementation of policies and practices in support of these goals
•our plan to meet climate-related goals and the anticipated nature and effect of climate-related risks;
•our ability to manage physical and transition risks related to climate change and successfully adapt our business strategy to a low carbon global economy;
•the future results of, and impact on the Pan American, of class action claims in Canada and the United States relating to alleged misrepresentations by Tahoe Resources Inc. ("Tahoe");
•the pursuit of legal and commercial avenues to collect amounts owing to us under our contracts;
•estimated future closure, reclamation and remediation costs;
•our belief that we are well positioned to take advantage of strategic opportunities as they become available;
•forecast capital and non-operating spending;
•future income tax rates;
•our dividend policy;
•future sales of the metals, concentrates or other products produced by us, the availability and location of refining facilities and sales counterparts, and any plans and expectations with respect to hedging;
•our ability to maintain relationships of trust with our stakeholders and community support for our activities;
•continued access to necessary infrastructure, including, without limitation, access to power, water, lands and roads to carry on activities as planned;
•that we will be, or will continue to be, the world’s premier silver producer and one of the world’s leading silver mining companies;
•our intention to acquire or discover silver resources that have the potential to be developed economically and to add meaningfully to our production profile while lowering consolidated costs of production; and
•the results of investment and development activities at our material mineral properties.
Material Risks and Assumptions:
The forward-looking information in this AIF reflects our current views with respect to future events and is based upon a number of assumptions and estimates that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political, environmental, and social uncertainties and contingencies. Many factors, both known and unknown, could cause actual results, performance, or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by forward-looking information in this AIF and documents incorporated by reference herein, and we have made assumptions based on or related to many of these factors.
Such factors include, without limitation:
•fluctuations in spot and forward markets for silver, gold, base metals, and certain other commodities (such as natural gas, fuel oil and electricity);
•restrictions on mining in the jurisdictions in which we operate;
•laws and regulations governing our operation, exploration, and development activities, including international laws and legal norms, such as those relating to Indigenous peoples and human rights;

•our ability to obtain or renew the licenses and permits necessary for the operation and expansion of our existing operations and for the development, construction, and commencement of new operations, including the license and export permits necessary to operate the Escobal mine which are currently suspended or have not been renewed;
•risks relating to our operations in Canada, Mexico, Peru, Bolivia, Argentina, Guatemala, and other foreign jurisdictions where we may operate;
•the risk that the Mexican Federal Economic Competition Commission will not approve the Arrangement;
•if the Arrangement is completed, our ability to successfully integrate the operations and employees of Yamana Gold Inc. ("Yamana") and its subsidiaries;
•if the Arrangement is completed, the risks associated with maintaining required credit ratings in respect of Pan American, Yamana and Yamana's $500 million aggregate principal amount of 2.63% senior notes due August 2031 and $300 million aggregate principal amount of 4.625% senior notes due December 2027 (collectively, the “Senior Notes”) by third party rating organizations
•Pan American will incur substantial costs in connection with the proposed Arrangement, even if the Arrangement is not completed;
•the consummation of the Arrangement may result in one or more ratings organizations taking actions which may adversely affect Pan American’s business, financial condition and operating results, as well as the market price of the Pan American Shares;
•the Arrangement Agreement may be terminated in certain circumstances;
•if the Arrangement is completed, the integration of Pan American and Yamana may not occur as planned;
•we may not realize the benefits of our newly acquired projects;
•there may be potential undisclosed liabilities associated with the Arrangement;
•failure to complete the Arrangement could also negatively impact the market price of the Pan American Shares;
•if the Arrangement is completed, Pan American will be subject to risks that Yamana currently faces with respect to its business and affairs
•the impact of pandemics such as COVID-19 on our operations, and our and governments’ ability to curtail or control the spread of the virus through health protocols, vaccines, and other means, and to mitigate the multitude of negative effects caused by it;
•inherent risks associated with tailings facilities and heap leach operations, including failure or leakages;
•work stoppages or other impacts of roadblocks, civil unrest, riots, terrorism, and other similar events;
•relations with and claims by Indigenous peoples, local communities, and non-governmental organizations;
•the speculative nature of mineral exploration and development;
•diminishing quantities or grades of mineral reserves as properties are mined;
•the inability to determine, with certainty, the production of metals and cost estimates, or the prices to be received before mineral reserves or mineral resources are actually mined;
•inadequate or unreliable infrastructure (such as roads, bridges, power sources and water supplies);
•environmental regulations and legislation;
•our ability to obtain, maintain, and, when necessary, defend challenges to surface rights or other access that are necessary for continuing and future operations and planned developments, including with respect to the La Colorada mine;
•risks and hazards associated with the business of mineral exploration, development, and mining (including environmental hazards, potential unintended releases of contaminants, industrial accidents, unusual or unexpected geological or structural formations, pressures, cave-ins, and flooding);
•reclamation and ongoing post-closure monitoring and maintenance requirements;
•the effects of climate change, extreme weather events, water scarcity, and seismic events, and the effectiveness of strategies to deal with these issues, including risks and strategies related to the transition to a low-carbon global economy;
•risks relating to the creditworthiness and financial condition of our suppliers, refiners, and other parties;
•fluctuations in currency markets (such as the Peruvian nuevo sol (“PEN”), Mexican peso (“MXN”), Argentine peso (“ARS”), the Bolivian boliviano (“BOB”), and the Guatemalan quetzal (“GTQ”) versus the USD and CAD);

•the volatility of the metals markets, and its potential to impact our ability to meet our financial obligations;
•the inability to recruit and retain qualified personnel, or maintain positive relationships with our employees;
•disputes as to the validity of mining or exploration titles, claims or rights, which constitute most of our property holdings;
•our ability to complete and successfully integrate acquisitions;
•increased competition in the mining industry for properties and equipment;
•limited supply of materials and supply chain disruptions;
•the effectiveness of our internal control over financial reporting;
•claims and legal proceedings arising in the ordinary course of business activities, including the class action claims initiated against Tahoe, or securities class actions or derivative lawsuits in connection with the Arrangement; and
•those factors identified under the caption “Risks Related to our Business” in this AIF and the documents incorporated by reference herein, if any.
You should not attribute undue certainty to forward-looking information. Although we have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as described. We do not intend to update forward-looking information to reflect changes in assumptions or changes in circumstances or any other events affecting such information, other than as required by applicable law.
Please see “Cautionary Note to U.S. Investors Concerning Estimates of Mineral Reserves and Mineral Resources” on page 8 of this AIF.
Scientific and Technical Information
Christopher Emerson, FAusIMM, our VP, Business Development and Geology, and Martin Wafforn, P. Eng., our Senior VP, Technical Services and Process Optimization, have reviewed and approved the scientific and technical information in this AIF. Scientific and technical disclosure in this AIF for our material properties is based on reports prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) (collectively, the “Technical Reports”). The Technical Reports have been filed on SEDAR at www.sedar.com. The technical information in this AIF has been updated with more current information where applicable, such updated information having been prepared under the supervision of, or reviewed by, Christopher Emerson and Martin Wafforn. Scientific and technical information relating to current and planned exploration programs set out in this AIF are prepared and/or designed and carried out under the supervision of, or were reviewed by, Christopher Emerson.
The Technical Reports are as follows:
•a report relating to the La Colorada mine entitled “Technical Report for the La Colorada Property, Zacatecas, Mexico”, dated effective December 31, 2019, by M. Wafforn, C. Emerson, and A. Delgado;
•a report relating to the Dolores mine entitled “Technical Report for the Dolores Property, Chihuahua, Mexico”, dated effective June 30, 2022, by M. Wafforn, C. Emerson, and A. Delgado;
•a report relating to the Huaron mine entitled “Technical Report for the Huaron Property, Pasco, Peru” dated effective October 30, 2022, by M. Wafforn, C. Emerson, and A. Delgado;
•a report relating to the Shahuindo mine entitled “Technical Report on the Shahuindo Mine, Cajabamba, Peru” dated effective November 30, 2022, by M. Wafforn, C. Emerson, and A. Delgado;
•a report relating to the Timmins West mine entitled “National Instrument 43-101 Technical Report, Updated Mineral Resource and Mineral Reserve Estimate for the Timmins West Mine Property, Bristol Township, Timmins, Ontario, Canada” dated effective June 30, 2021, by A. Mainville, E. Lachapelle, and D. Felsher;
•a report relating to the Bell Creek mine entitled “National Instrument 43-101 Technical Report, Updated Mineral Resource and Mineral Reserve Estimate For the Bell Creek Mine Property, Hoyle Township, Timmins, Ontario, Canada” dated effective June 30, 2021, by A. Mainville, E. Lachapelle, and D. Felsher; and
•a report relating to the Escobal mine entitled “Escobal Mine Guatemala: NI 43-101 Feasibility Study, Southeastern Guatemala” dated effective November 5, 2014, by M3 Engineering & Technology Corp., with authors C. Huss, T. Drielick, D. Roth, P. Tietz, M. Blattman, and J. Caldwell.

Each of Martin Wafforn, P. Eng., Christopher Emerson, FAusIMM, Americo Delgado, P.Eng., Alain Mainville, P.Geo., Eric Lachapelle, P.Eng., Dave Felsher, P.Eng., Conrad Huss, P.Eng., Thomas Drielick, P.Eng., Daniel Roth, P.Eng., Paul Tietz, C.P.G., Matthew Blattman, P.Eng., and Jack Caldwell, P.Eng. is or was, in relation to the Technical Reports, a “Qualified Person” as defined in NI 43-101. A “Qualified Person” means an engineer or geoscientist with a university degree, or equivalent accreditation, in an area of geoscience, or engineering, relating to mineral exploration or mining, with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these, that is relevant to his or her professional degree or area of practice, has experience relevant to the subject matter of the mineral project, and is a member in good standing of a professional association.
Mineral reserve and mineral resource estimates in this AIF relating to the La Colorada, Dolores, Huaron, Shahuindo, and Escobal mines have been prepared by, or under the supervision of, Christopher Emerson and Martin Wafforn. Mineral reserve and mineral resource estimates in this AIF relating to the Timmins West and Bell Creek mines have been prepared by, or under the supervision of, Alain Mainville and Eric Lachapelle.
Cautionary Note to U.S. Investors Concerning Estimates of Mineral Reserves and Mineral Resources
Unless otherwise indicated, all reserve and resource estimates included in this AIF and the documents incorporated by reference herein have been prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”), and reserve and resource information included herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, this AIF and the documents incorporated by reference herein use the terms “measured resources,” “indicated resources” and “inferred resources” as defined in accordance with NI 43-101 and the CIM Standards.
Further to recent amendments, mineral property disclosure requirements in the United States (the “U.S. Rules”) are governed by subpart 1300 of Regulation S-K of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) which differ from the CIM Standards. As a foreign private issuer that is eligible to file reports with the SEC pursuant to the multi-jurisdictional disclosure system (the “MJDS”), Pan American is not required to provide disclosure on its mineral properties under the U.S. Rules and will continue to provide disclosure under NI 43-101 and the CIM Standards. If Pan American ceases to be a foreign private issuer or loses its eligibility to file its annual report on Form 40-F pursuant to the MJDS, then Pan American will be subject to the U.S. Rules, which differ from the requirements of NI 43-101 and the CIM Standards.
Pursuant to the new U.S. Rules, the SEC recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” In addition, the definitions of “proven mineral reserves” and “probable mineral reserves” under the U.S. Rules are now “substantially similar” to the corresponding standards under NI 43-101. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, U.S. investors are cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources that Pan American reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Under Canadian securities laws, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. While the above terms under the U.S. Rules are “substantially similar” to the standards under NI 43-101 and CIM Standards, there are differences in the definitions under the U.S. Rules and CIM Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that Pan American may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had Pan American prepared the reserve or resource estimates under the standards adopted under the U.S. Rules.

CORPORATE STRUCTURE

Incorporation
Pan American is the continuing corporation of Pan American Energy Corporation, which was incorporated under the Company Act (British Columbia) on March 7, 1979. Pan American underwent two name changes, the last occurring on April 11, 1995, when the present name of Pan American Silver Corp. was adopted. Amendments to the constating documents of Pan American to that date had been limited to name changes and capital alterations. In May 2006, we amended our memorandum and articles in connection with Pan American’s required transition under the Business Corporations Act (British Columbia), and in January 2019, we obtained shareholder approval to increase our authorized share capital from 200,000,000 to 400,000,000 common shares without par value (“Common Shares”).
Pan American’s head office is situated at 1440 - 625 Howe Street, Vancouver, British Columbia, Canada, V6C 2T6 and our registered and records offices are situated at 1200 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada, V7X 1T2. Our website is www.panamericansilver.com.
Capital Structure
Pan American’s authorized share capital consists of 400,000,000 Common Shares and there were 210,680,834 Common Shares issued and outstanding as at December 31, 2022. The holders of Common Shares are entitled to: (i) one vote per Common Share at all meetings of shareholders; (ii) receive dividends as and when declared by the directors of Pan American; and (iii) receive a pro rata share of the assets of Pan American available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of Pan American. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.
In connection with Pan American’s acquisition (the “Tahoe Acquisition”) of Tahoe, Pan American issued 313,887,490 contingent value rights (each, a “CVR”) to Tahoe shareholders. Each CVR has a term of ten years and is exchangeable for 0.0497 of a Common Share upon first commercial shipment of concentrate following restart of operations at the Escobal mine. The CVRs are not entitled to any voting or dividend rights, and the CVRs do not represent any equity or ownership interest in Pan American or any of its affiliates.
In connection with Pan American’s proposed acquisition of all of the issued and outstanding common shares in the authorized share capital of Yamana (the “Yamana Shares”) following the sale by Yamana of its Canadian assets, including certain subsidiaries and partnerships which hold Yamana’s interests in the Canadian Malartic mine, to Agnico Eagle Mines Limited (“Agnico Eagle”), by way of a plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act (the “CBCA”), our shareholders approved the issuance of up to 156,923,287 Common Shares to the shareholders of Yamana as part of the consideration payable under the Arrangement.
More details about the Arrangement can be found below under the heading, “Business of Pan American”.
Subsidiaries
A significant portion of our business is carried on through various subsidiaries. The table below lists our significant subsidiaries and their jurisdiction of organization, and the chart following shows the structure of our organization as it relates to the countries of our mines. Not all of our operating mines are material properties for the purposes of NI 43-101. This information is provided as at December 31, 2022.

Name of Subsidiary	Jurisdiction
Tahoe Resources Ltd.	Alberta
0799714 B.C. Ltd.	British Columbia
Corner Bay Silver Inc. (“Corner Bay”)	Canada
Lake Shore Gold Corp. (“Lake Shore”)	Canada
Aquiline Resources Inc. (“Aquiline”)	Ontario

Name of Subsidiary	Jurisdiction
Minefinders Corporation Ltd. (“Minefinders”)	Ontario
Pan American Silver (Barbados) Corp.	Barbados
Aquiline Holdings Inc.	Barbados
PASCAP Insurance (Barbados) Ltd.	Barbados
Escobal Resources Holdings Ltd.	Barbados
Minera Triton Argentina S.A.	Argentina
Minera Argenta S.A.	Argentina
Minera Joaquín S.R.L.	Argentina
Pan American Silver (Bolivia) S.A. (“PASB”)	Bolivia
Pan American Silver Guatemala, S.A. (“PASG”), formerly Minera San Rafael S.A.	Guatemala
PASMEX, S.A. de C.V.	Mexico
Plata Panamericana S.A. de C.V. (“Plata Panamericana”)	Mexico
Compañía Minera Dolores, S.A. de C.V. (“CMD”)	Mexico
Minera Minefinders S.A. de C.V.	Mexico
Pan American (Netherlands) B.V.	Netherlands
Pan American Silver (Peru) S.A.C.	Peru
Pan American Silver Huaron S.A. (“PAS Huaron”)	Peru
Compañía Minera Argentum S.A. (“Argentum”)	Peru
Tahoe Resources Peru S.A.C.	Peru
Shahuindo S.A.C.	Peru
La Arena S.A.	Peru

Corporate Organization by Material Mineral Property Location
The following charts depict the corporate organizational structure of our significant subsidiaries as they relate to the country of our material mineral properties as at December 31, 2022 and identify the main property asset interests (including non-material properties, as applicable) held by the respective entities1.

Argentina Properties

Bolivia Properties

Canada Properties

Mexico Properties

Guatemala Properties

Peru Properties

Note:
1.    In some jurisdictions in which we operate, laws require that a company operating mineral properties must have more than one shareholder. For those jurisdictions, a nominal interest may be held by an individual or other affiliated entity and this may not be represented on the charts. Percentages shown indicate ownership of common shares and other voting interests and do not include holdings of investment shares in Peru or other non-voting shares. Percentages are rounded (in most cases, to a maximum of three decimal places). Minority interests of less than 0.0005% are therefore not shown.

GENERAL DEVELOPMENT OF THE BUSINESS

Business of Pan American
We are principally engaged in the operation and development of, and exploration for, silver and gold producing properties and assets. Our principal products are silver and gold, although we also produce and sell zinc, lead, and copper. As at December 31, 2022, we operated mines and developed mining projects in Mexico, Peru, Canada, Argentina and Bolivia, and had control over non-producing silver assets in each of those jurisdictions, in addition to Guatemala and the United States.
With the completion of the Tahoe Acquisition in February 2019, we acquired four operating mines in Peru and Canada, as well as the Escobal mining property and facilities in Guatemala. The Escobal mine is currently not operating primarily as a result of the suspension of its mining license in July 2017, pending, among other things, the successful completion of an ILO 169 consultation process with Xinka communities which is currently underway and which is being led by Guatemala’s Ministry of Energy and Mines. In addition to supporting the consultation process, we believe that it is important to engage with local communities and the Xinka people in an effort to build long-lasting, trusting relationships for the benefit of all stakeholders.
Pan American, Agnico Eagle and Yamana entered into an arrangement agreement dated November 4, 2022 (the “Arrangement Agreement”), in connection with the proposed Arrangement pursuant to which Pan American will acquire all of the issued and outstanding Yamana Shares following the sale by Yamana of its Canadian assets to Agnico Eagle. Pursuant to the Arrangement, the Yamana shareholders will receive for each Yamana Share: (i) 0.1598 of a Common Share to be issued by Pan American; (ii) 0.0376 of a common share in the authorized share capital of Agnico Eagle (an “Agnico Share”) to be issued by Agnico Eagle; and (iii) $1.0406 in cash to be paid by Agnico Eagle. The aggregate consideration represents a value of approximately $4.8 billion or $5.02 per Yamana Share, based on the closing price of our Common Shares and the Agnico Shares on November 3, 2022, the day prior to the announcement of the proposed Arrangement. Both Yamana and Pan American received shareholder approvals related to the Arrangement in their respective special meetings of shareholders held on January 31, 2023, and the final court order in respect of the Arrangement was granted by the Ontario Superior Court of Justice on February 6, 2023. The Arrangement is expected to be completed within the first quarter of 2023, subject to approval from the Mexican Federal Economic Competition Commission and satisfaction or waiver of certain other closing conditions.
Yamana is a leading Canadian-based precious metals producer with significant gold and silver production, development stage properties, exploration properties, and land positions throughout the Americas, including Canada, Brazil, Chile and Argentina. The Arrangement, if completed, will result in a transformational growth in scale for Pan American, adding Yamana’s four producing mines from Latin America – the Jacobina mining complex in Brazil, the El Peñón and Minera Florida mines in Chile, and the Cerro Moro mine in Argentina – plus two development projects in Argentina, to Pan American’s existing portfolio of eight producing mines and other non-operating and development projects in the Americas.
The following map depicts the location of our operating mines and certain of our exploration and non-operating projects as at December 31, 2022.

Corporate Strategy and Objectives
Our mission is to be the world’s premier silver producer with a reputation for excellence in discovery, engineering, innovation and sustainable development. We will continue to strengthen our position as one of the world’s leading primary silver mining companies by acquiring or discovering silver resources that have the potential to be developed economically and to add meaningfully to our production profile while, ideally, lowering consolidated unit costs of production.
The key objectives of our strategy are to:

Strategy Objective	Implementation
Increase production
Our long-term growth over the years has been accomplished through a combination of acquisition, exploration, development and expansion efforts. The Tahoe Acquisition in February 2019 contributed significantly to our production, particularly gold, and we anticipate meaningful impacts to our future production profile if the Arrangement with Yamana completes.
In 2022, we produced 18.5 million ounces of silver, which was slightly less than the 19.2 million ounces produced in 2021. Gold production was 552,500 ounces, slightly less than the 579,300 ounces produced in 2021.

Increase mineral reserves and mineral resources
Historically, we have achieved increases in our mineral reserves and mineral resources through exploration and acquisitions. Pan American invests in mine and near-mine exploration programs throughout the silver and gold price cycles and to replace and add to our mineral reserves and mineral resources.
However, much like production, our ability to conduct exploration between 2020 and 2022 was hampered by COVID-19. Effective June 30, 2022, our proven and probable silver and gold mineral reserves were approximately 514.9 million ounces and 3.6 million ounces, respectively, which was less than the 529 million ounces of silver and 4.2 million ounces of gold as at June 30, 2021. Similarly, our measured and indicated mineral resources (excluding mineral reserves) were approximately 933.0 million ounces of silver and 8.1 million ounces of gold effective the end of June 2022, which represents an increase of approximately 115 million ounces of silver and a decrease of 0.2 million ounces of gold compared to our June 30, 2021, estimates.
Please refer to the complete mineral resource and mineral reserve information for each of our material properties under the heading “Mineral Reserve and Mineral Resource Estimate Information” contained in this AIF, and to the “Reserves & Resources” page of our website at www.panamericansilver.com for additional information.

Continue to be a “Low Cost Producer”
In 2019, with the Tahoe Acquisition, we began reporting Cash Costs[1] and AISC[1] on both a Silver Segment and Gold Segment basis in order to better reflect our assets’ production profiles. For 2022, Silver Segment Cash Costs and AISC were $12.72 and $16.56 per silver ounce sold, respectively, and Gold Segment Cash Costs and AISC in 2022 were $1,113 and $1,459 per gold ounce sold which excludes $98.9 million of net realizable value (“NRV”) adjustments related to the impairment of Dolores in Q2 2022, respectively.

Acquire additional silver properties
We actively investigate and evaluate strategic opportunities to acquire promising silver production, development and exploration properties primarily in those jurisdictions where we are presently active.
In November 2022, we announced the proposed Arrangement between Pan American, Agnico Eagle and Yamana. Yamana is a Canadian-based precious metals producer with significant gold and silver production, development stage properties, exploration properties, and land positions throughout the Americas, including Brazil, Chile and Argentina. The proposed acquisition of Yamana is consistent with Pan American’s vision to be the world’s premier silver mining company.
In February 2019, we acquired all of the issued and outstanding shares of Tahoe pursuant to the Tahoe Acquisition. Among other assets, Tahoe owned two mines in each of Peru and Canada, as well as the Escobal mine in Guatemala. Operations at the Escobal mine are currently suspended pending the completion of an ILO 169 consultation process and further engagement with local communities and Indigenous peoples, as well as the renewal of certain other permits.
In addition to the Arrangement with Yamana and the Tahoe Acquisition, we acquired the Dolores mine and the La Bolsa property by virtue of acquiring Minefinders in 2012, and the Navidad property pursuant to our acquisition of Aquiline in 2010.
Please refer to the section of this AIF entitled “Risks Related to Our Business” starting on page 60 for more information about the risks relating to our business and our mining properties, particularly with respect to the Escobal mine, and to our website at www.panamericansilver.com for additional information.

Maintain strong financial performance from mining operations
In an effort to ensure we continue to have a strong and prosperous business, financial performance is monitored against targets for operating earnings and cash flow from operations, as well as against operating measures such as production and cash costs.

Continue to be a responsible company, committed to sustainable development
We are committed to operating our business in accordance with the highest standards of governance and ethics, and the principles of sustainable development. We also place a high priority and particular emphasis on the health and safety of our personnel. We have operations in a number of countries and across diverse cultures that have the potential to both positively and negatively impact their host communities and nearby populations. Our goal is to minimize the negative impacts and maximize the benefits garnered to local populations, while at the same time achieving success from a business perspective. We conscientiously strive to operate within a framework of moral principles and values and to engage and interact regularly, and in an open and honest way, with governments, shareholders, employees and other stakeholders. We have adopted board-level corporate policies that formalize how we must conduct our business and interact with stakeholders and others. These policies include our: Global Code of Ethical Conduct, Global Anti-Corruption Policy, Environmental Policy, Social Sustainability Policy, Global Human Rights Policy, and Health and Safety Policy. We have also adopted a Supplier Code of Conduct setting out the expectations we have of our suppliers.
We are implementing the Towards Sustainable Mining (“TSM”) protocols and frameworks of the Mining Association of Canada (“MAC”), a world-class management standard designed to enhance our community engagement processes, drive industry-leading environmental practices and reinforce our commitment to the safety and health of our employees and surrounding communities. By implementing TSM at our operations within and outside of Canada, we are voluntarily exceeding MAC’s membership requirements and setting a consistently high performance standard across all of our operating jurisdictions.
As part of our commitment to driving global sustainable development and contributing to the United Nations Sustainable Development Goals, we became signatories of the United Nations Global Compact in 2020 and we formed a high-level and multidisciplinary group to guide the implementation and communication of our progress in the 10 principles established in the UN Global Compact.
We are aware that our business is in many ways dependent on various stakeholders, and we view establishing relationships of mutual trust and respect as important. By building such relationships and conducting ourselves in a transparent manner, we can further the exchange of information, address specific concerns of stakeholders and work cooperatively and effectively towards achieving mutual goals. We report annually on our sustainability performance in accordance with the Global Reporting Initiative Standards and have begun to align our reporting with the Sustainability Accounting Standards Board (“SASB”) and Taskforce on Climate-related Financial Disclosures (“TCFD”) reporting frameworks. Our current TCFD disclosure for the year-ended 2021 has been incorporated into our 2021 Sustainability Report and is available on Pan American’s website at www.panamericansilver.com, and future reports will similarly be posted to our website.

Note:
1    Cash Costs and AISC are non-GAAP measures and do not have standardized meanings prescribed by IFRS. For additional information, please see “Non-GAAP Measures” on page 2 of this AIF.

Key Developments Over the Last Three Financial Years

Year	Key Developments
2022
•Announced the proposed Arrangement between Pan American, Yamana and Agnico Eagle, which is expected to be transformative for Pan American in terms of scale, provide meaningful increases in our production of gold and silver, increase our financial flexibility, and enhance our ability to advance internal growth projects, such as the La Colorada Skarn project.
•Produced 18.5 million ounces of silver and 552,500 ounces of gold. Despite ventilation issues at the La Colorada mine, it continued to lead our silver production with 5.9 million ounces of silver produced in 2022. Huaron and Manantial Espejo followed with 3.7 million and 3.5 million ounces respectively. Shahuindo led gold production with 151,400 ounces of gold produced, followed closely by the Dolores mine and the Timmins West and Bell Creek mines (combined) with 136,900 and 134,600 ounces of gold produced, respectively.
•We successfully completed 77,745 metres of underground and surface drilling on the La Colorada Skarn project during 2022, discovering and extending the high-grade silver mineralization zone located to the west of the main skarn resource.
•We released an updated mineral resource estimate on the La Colorada Skarn project in September 2022 assuming a sub level caving underground mining method and reported an indicated mineral resource of 95.9 million tonnes with grades averaging 31 grams per tonne (“g/t”) silver, 1.28% lead and 2.77% zinc containing 94.4 million ounces of silver, 1.2 million tonnes of lead and 2.7 million tonnes of zinc, and an inferred mineral resource estimate of 147.8 million tonnes with grades averaging 28 g/t silver, 1.04% lead and 2.29% zinc and containing 132.9 million ounces of silver, 1.5 million tonnes of lead, and 3.4 million tonnes of zinc, using a cut-off value of $45 per tonne after accounting for transportation, smelting and refining costs.
•Completed 25,000 meters of drilling at Huaron in 2022 and added 7.0 million ounces of silver mineral reserve in the updated mineral resource and reserve statement in August 2022. Successful exploration drilling to the southeastern portion of the deposit at shallower depths has identified new structures.
•The La Colorada mine had a very successful year for exploration with almost a 50% increase in the inferred mineral resource for silver ounces while replacing 108% of the mined production with new mineral reserves. The increase in inferred mineral resources came from the Candelaria mine and the discovery of new veins as well as along strike and down dip projection of the known veins and mineralisation.
•The pre-consultation phase of the ILO 169 consultation process relating to the Escobal mine in Guatemala was concluded and the process advanced to the consultation phase.
•We placed the Morococha operation on care and maintenance and began to explore strategic alternatives for the asset.
•As part of our continued commitment to ESG practices and responsibilities, in May 2022 we released our 2030 greenhouse gas emissions reduction goal to reduce our emissions by 30% from the 2019 baseline by 2030.

2021
•COVID-19 continued to have a significant impact on our mining activities. Most notably, the production rates of our operations and progress on capital projects was affected by the pandemic. The pandemic continued to cause difficulties and hardship in the communities in which we operate.
•Produced 19.2 million ounces of silver and 579,300 ounces of gold. The La Colorada mine continued to lead our silver production with 5.2 million ounces of silver produced in 2021. Huaron and Manantial Espejo followed with 3.5 million and 3.2 million ounces respectively. Dolores led gold production with 160,100 ounces of gold produced, followed closely by the Shahuindo mine and the Timmins West and Bell Creek mines (combined) with 134,000 and 133,800 ounces of gold produced, respectively.
•At the La Colorada mine, we successfully cleared a blockage that formed during the commissioning of a primary ventilation raise. This relieved the ventilation-driven constraints that have impacted operations since late 2019 and mine development, mining rates and throughput rates have increased as a result. Multi-year ventilation infrastructure projects are being undertaken in parallel to upgrading and expanding existing underground mine ventilation infrastructure to further improve overall mine ventilation performance and ensure the long-term reliability of this critical infrastructure.
•We successfully completed 72,500 metres of underground and surface drilling on the La Colorada skarn increasing the footprint of the mineralisation from 500 metres x 600 metres to 1,400 meters x 650 metres.
•As part of our commitment to ESG practices and responsibilities, in August 2021 we amended and extended our $500 million corporate credit facility into a sustainability-linked revolving credit facility (the “Facility”). The 4-year Facility features a pricing mechanism that allows for adjustments on drawn and undrawn balances based on third-party sustainability performance ratings, which aligns our ESG performance to our cost of capital.

2020
•COVID-19 had a significant impact on the world for much of the year and took a toll on human life and well-being. This included the areas where we work, and the effects were felt by local communities and members of our workforce and their families. Most of our mines were also transitioned to care and maintenance for an average of two months during the year as a result of government restrictions and the implementation of protocols to keep our workforce safe and reduce the spread of the virus. Our Huaron and Morococha operations were suspended for approximately three additional months due to COVID-19. The Timmins operations in Canada remained in operation throughout 2020, operating at reduced rates to accommodate COVID-19 protocols.
•Produced 17.3 million ounces of silver and 522,400 ounces of gold. Despite the production disruptions due to COVID-19, the La Colorada mine continued to lead our silver production with 5.0 million ounces of silver produced in 2020, with our Dolores mine producing approximately 3.8 million ounces. Timmins West and Bell Creek (combined) led in gold production, producing nearly 150,000 ounces of gold, followed closely by the Shahuindo mine which produced over 140,000 ounces. Our La Arena and Dolores mines each produced about 100,000 ounces of gold during 2020.
•We repaid $275.0 million on the Facility and distributed approximately $46.2 million in dividends to shareholders during the year.

•Continued exploration of the La Colorada skarn discovery and reported an inferred mineral resource estimate of 100.4 million tonnes with grades averaging 44 g/t silver, 0.20% copper, 1.77% lead and 4.29% zinc, and containing 141.0 million ounces of silver, 4.3 million tonnes of zinc, 1.8 million tonnes of lead, and 199 thousand tonnes of copper using a cut-off value of $60 per tonne after accounting for transportation, smelting and refining costs.
•As part of our commitment to driving global sustainable development and contributing to the United Nations Sustainable Development Goals, we became signatories to the United Nations Global Compact in July 2020. We also made advances on our commitment to inclusion and diversity.

Outlook for 2023
Pan American, Agnico Eagle and Yamana entered into the Arrangement Agreement in November 2022 in connection with the proposed Arrangement pursuant to which Pan American will acquire all of the issued and outstanding Yamana Shares following the sale by Yamana of its Canadian assets to Agnico Eagle as previously described. Both Yamana and Pan American received shareholder approvals related to the Arrangement in their respective special meetings of shareholders held on January 31, 2023, and the final court order in respect of the Arrangement was granted by the Ontario Superior Court of Justice on February 6, 2023. The Arrangement is expected to be completed within the first quarter of 2023, subject to approval from the Mexican Federal Economic Competition Commission and satisfaction or waiver of certain other closing conditions.
We plan to provide our 2023 operating outlook and guidance following the completion of the Arrangement, which would be inclusive of the Latin American assets that are expected to be acquired through the Arrangement, as well as a consolidated forecast for annual general and administrative, exploration and project development costs.

NARRATIVE DESCRIPTION OF THE BUSINESS

Principal Products and Operations
Our principal products and sources of sales are silver and gold doré and silver bearing zinc, lead, and copper concentrates. In 2022, the La Colorada, Dolores, Huaron, Morococha, Shahuindo, La Arena, Timmins West, Bell Creek, Manantial Espejo and San Vicente mines accounted for all of our production of concentrates and doré.
Consolidated production for the year ended December 31, 2022, was as follows:

	La Colorada	Huaron	Morococha[1]	San Vicente[2]	Manantial Espejo[3]	Dolores	Shahuindo	La Arena	Timmins[4]	Total[5]
Tonnes Milled[6]	641,100	938,400	100,500	346,000	642,600	7,956,600	13,754,800	11,486,100	1,694,300	37,560,500
Grade
Silver - g/t	316	146	112	250	195	18	6	1
Gold - g/t	0.26	0.24	0.21		1.47	0.64	0.50	0.33	2.60
Zinc %	1.85	2.25	3.12	3.29
Lead %	1.05	1.52	0.96	0.30
Copper %		0.63	0.60	0.18
Production
Ounces Silver[6]	5,927,200	3,659,700	324,300	2,525,600	3,462,800	2,242,000	260,300	37,600	15,300	18,454,800
Ounces Gold[6]	3,300	900	100	100	26,600	136,900	151,400	98,500	134,600	552,500
Tonnes Zinc[7]	10,020	16,430	2,670	9,510						38,620
Tonnes Lead[7]	5,650	11,440	730	890						18,710
Tonnes Copper[7]	10	4,300	470	480						5,270
___________
Notes:
1    Morococha data represents our 92.3% interest in mine production based on ownership of the operating entity. Morococha was placed on care and maintenance in February 2022.
2    San Vicente data represents our 95% interest in mine production based on ownership of the operating entity.
3    Manantial Espejo data includes production from the COSE and Joaquin mines.
4    Timmins refers to the Timmins West and Bell Creek mines.
5    Totals may not add due to rounding.
6    Rounded to the nearest hundred.
7    Rounded to the nearest ten.

Our approximate revenue by product category for the financial years ended December 31, 2022 and December 31, 2021 was as follows:

Product Revenue	2022	2021
	($000’s)	($000’s)
Silver and Gold Doré	1,106,793	1,177,388
Zinc Concentrate	98,341	119,059
Lead Concentrate	167,673	145,524
Copper Concentrate	65,096	133,025
Silver Concentrate	56,815	57,754
Total	1,494,718	1,632,750
Additional segmented information is set forth in Note 28 to Pan American’s Audited Consolidated Financial Statements for the year ended December 31, 2022, and further information on individual mine performance and other metrics is presented in the 2022 MD&A under the heading “Individual Mine Performance”.

Silver and Gold Doré
Our principal buyers of silver and gold doré produced from our La Colorada, Dolores, Manantial Espejo, Shahuindo, La Arena and Timmins mines, once refined, are international bullion banks and traders, except for the gold produced from La Colorada, which is sold to Maverix Metals Inc. (“Maverix”) pursuant to the Maverix Gold Stream (as defined below) discussed on page 25 herein. Silver and gold doré is delivered to refineries in Canada, Mexico, Germany, Switzerland, and the United States, and subsequently transferred to the accounts of our buyers.
Zinc, Lead, Copper and Silver Concentrates
The majority of our concentrate production is sold to international concentrate traders and smelters. Concentrate production from the La Colorada mine is delivered to the buyers at various ports and smelting facilities in Mexico. Concentrate production from the Huaron mine is delivered to the buyers at the port of Callao, Peru, with the exception of a portion of the zinc concentrate which is delivered to the Cajamarquilla smelting facility in Peru. Concentrate production from the San Vicente mine is delivered to the buyers at ports in Chile and Peru. From these ports, the concentrates are shipped by the buyers to various international locations.
Please see the discussion under “Risks Relating to Our Business – Trading Activities and Credit Risk”.
Employees and Contractors
At the end of 2022, we had approximately 6,200 employees and about 6,820 contractors. The majority of those employees and contractors were working at our operations in South and Central America, Mexico and Canada. Our Peruvian operations had the largest workforce with approximately 7,210 employees and contractors as of December 31, 2022, while our Mexican operations had approximately 3,440 total employees and contractors. Our Argentina and Bolivia operations had approximately 510 and 640 employees and contractors, respectively, and there were approximately 280 employees and contractors in Guatemala. In Canada, our operations had about 860 employees and contractors, and approximately 70 employees worked for Pan American’s head office in Vancouver, British Columbia at year-end.
Protecting the health, safety and wellbeing of our employees, contractors, suppliers, and community partners where we operate is always a priority for us. However, we are deeply saddened to report that there were three fatal accidents at our operations in 2022. We have conducted full accident investigations with assistance from our local safety committees and relevant authorities and seek to use these accidents as learning tools to prevent recurrences in accordance with our commitment to improving safety performance.
We are advancing several additional safety initiatives, including working with a third-party consultant to incorporate the ‘do safety differently’ concept, the expansion of our training and the technical abilities of our workforce, focussing on the development of leadership skills, and raising even greater awareness and prioritization of safety. In 2022, Pan American joined the Mining Safety Roundtable, a group of participant companies that are committed to eliminating fatalities and major incidents by sharing strategies and best practices to address mining industry hazards and risks. Please refer to the Sustainability page of our website at www.panamericansilver.com for further information on our health and safety programs.
Research and Development
While we conduct feasibility work and operational enhancement evaluations in order to improve production processes and exploration and mining operations, we do not, in the normal course, embark on any research and development activities in relation to products or services. Costs associated with this work would usually be expensed as incurred. As such, we did not incur any significant research and development costs during 2020, 2021 or 2022.

Working Capital and Liquidity Position
As at December 31, 2022, we had cash and cash equivalents and short-term investment balances of $142.3 million and working capital of $423.5 million. The Company also maintained a long-term investment in Maverix which was sold in January 2023 for $105.3 million net of transaction costs. Total debt of $226.8 million included $66.8 million related to lease liabilities and construction loans and $160.0 million related to the Facility to fund transaction costs related to the Arrangement with Yamana.
On April 15, 2015, we entered into the Facility, a $300 million senior secured revolving line of credit available for general corporate purposes, including acquisitions, and originally had a four-year term. In 2016, we amended the Facility to extend the term by an additional year. On February 1, 2019, the Facility was increased by $200 million to $500 million, and further extended to mature on February 1, 2023. In August 2021, the term of the Facility was again extended to mature on August 8, 2025, and a sustainability-linked pricing adjustment feature was added. The borrowing costs under the Facility are based on our leverage ratio subject to pricing adjustments based on sustainability performance ratings and scores at either (i) LIBOR plus 1.825% to 2.80% or; (ii) The Bank of Nova Scotia's Base Rate on U.S. dollar denominated commercial loans plus 0.825% to 1.80%. Undrawn amounts under the Facility are subject to a stand-by fee of 0.41% to 0.63% per annum, dependent on our leverage ratio and subject pricing adjustments based on sustainability performance ratings and scores. The outstanding balance on the Facility was $160.0 million as at December 31, 2022, which is primarily related to the funding of $150 million towards the termination fee payable by Yamana to Gold Fields Limited (“Gold Fields”) in connection with the proposed transaction between Yamana and Gold Fields that was terminated as a result of the Arrangement constituting a superior proposal by Pan American and Agnico.
If the Arrangement with Yamana closes, Pan American would assume Yamana’s obligations with respect to the Senior Notes. The Senior Notes contain certain change of control provisions, the triggering of which would result in a mandatory repurchase of the Senior Notes in accordance with their terms. We do not currently expect that the change of control provisions would be triggered. However, to support the potential financial requirements and to provide financial flexibility and liquidity in connection with the Arrangement, we have obtained a commitment from a Canadian chartered bank to underwrite an amendment to the Facility to increase it to $750 million following closing of the Arrangement as well as to include an additional term loan of up to $500 million to be available for a limited period of time in connection with the Arrangement.
Our financial position as at December 31, 2022, and the operating cash flows that are expected over the next twelve months lead management to believe that our liquid assets and available credit from the Facility are sufficient to satisfy our 2023 working capital requirements, fund currently planned capital expenditures (including both sustaining and project capital) for existing operations, and to discharge liabilities as they come due. We also remain well positioned to take advantage of further strategic opportunities as they are identified and become available.
Environment, Social and Governance
Safe production, the environmentally sound development and operation of assets, and fostering positive long-term relationships with employees, shareholders, communities, and local governments are fundamental to our strategy.
We have implemented a number of policies relating to the environment and sustainability, including an Environmental Policy, a Social Sustainability Policy, a Health and Safety Policy, and an Inclusion and Diversity Policy in which we accept our corporate responsibility to practice environmental stewardship, community engagement and development, and provide a safe, healthy, respectful and open and inclusive workplace for our employees. We also joined the BlackNorth Initiative in June 2020 as part of our commitment to inclusion and diversity and to support the fight against racism. Our Global Code of Ethical Conduct, Global Anti-corruption Policy, and Supplier Code of Conduct, which are available on our website at www.panamericansilver.com, further formalize our commitment to operating ethically. Our directors, officers, executives, and senior management provide annual certifications in connection with the Global Code of Ethical Conduct and Global Anti-corruption Policy, and we provide related training across our organization. We comply with relevant industry standards, legislation and regulations in the countries where we carry on business.

Through our membership in the Mining Association of Canada, we continued to implement the TSM performance system, a world class management standard designed to help mining companies responsibly drive sustainability performance and manage risk. In 2022, we achieved or maintained Level A or higher for all TSM protocols at all operations, except for the Safety protocol at Huaron, Dolores and La Arena where we had fatal accidents.
During 2022, reviews of the environmental and social performance of our operations were led by our Senior Vice President of Corporate Affairs and Sustainability, our Vice President, Social Sustainability, Inclusion and Diversity, and our Vice President, Environment, and our reviews of our tailings facilities were led by our Vice President, Mineral Processing, Tailings and Dams. The reviews typically include in-person inspections of our mine sites and surrounding areas with key operations and corporate team personnel, reviews of monitoring programs and operating procedures, and evaluation of the principal environmental and social issues related to each of these operations. In addition to periodic reviews, detailed environmental audits and sustainability audits are conducted at each operation approximately once every two years.
We conduct environmental audits to assess the mines’ facilities, operating procedures and control systems to ensure that procedures comply with regulations, are consistent with our corporate standards, and that potential risks are being managed. The ability to complete the environmental audit program was partially affected by pandemic-related travel restrictions in 2022; however the Huaron, La Arena, Shahuindo and La Colorada mine audits were completed. In intervening years between audits, the implementation of the corrective actions required by each audit is monitored and confirmed. The Timmins, Dolores, Escobal, San Vicente and Manantial Espejo mines’ corrective actions were found to be satisfactory in 2022.
We continuously work to ensure that all tailings storage facilities, dams, heap leach pads, and waste stockpiles are robustly designed, built, operated, maintained and closed in accordance with our internal standards, the TSM Tailings Management protocol, the Canadian Dam Association guidelines, and known global best practices in order to prevent any incidents or failures. Our tailings storage facilities and water dams are subject to routine inspections, audits, geotechnical and environmental monitoring, annual reviews, and independent reviews to continually improve systems and methods in order to minimize potential harm associated with these long-term facilities. During 2022, tailings management audits and follow-up reviews were undertaken at the Huaron and Timmins mines. Dam safety reviews, or annual inspections in the case of heap leach facilities, were conducted in 2022 by the respective third-party engineers of record on all tailings storage facilities and heap leach pads. In addition, all operating tailings storage facilities have independent reviews conducted by third parties approximately every five years. In 2022, an independent review was carried out at Dolores, which is a heap leach operation. The TSM Tailings Management protocols do not apply directly to heap leach operations or water reservoirs, however, we have adapted these protocols as best practices to heap leach operations. All tailings storage facilities and heap leach pads are in satisfactory condition and monitoring results are normal.
Our Timmins, Dolores, La Colorada, Escobal, La Arena, Shahuindo, Huaron and Manantial Espejo mines were all inspected by government agencies in 2022 and no material environmental issues were recorded.
In the financial year ended December 31, 2022, our environmental expenditures for concurrent reclamation were approximately $4.2 million. The closure and decommissioning liabilities for all sites other than Timmins West, Bell Creek, and Alamo Dorado were prepared using the standard reclamation cost estimator (“SRCE”) methodology developed in the State of Nevada, USA, using quantity estimates and cost data obtained at each mine site. Estimates for Timmins West, Bell Creek and Alamo Dorado were developed by each site using direct estimation with site-specific closure plans, engineering estimates, local rates and contractor quotes. We currently estimate the aggregate present value of expenditures required for future closure and decommissioning costs in respect of the Huaron, Morococha, Shahuindo, La Arena, Alamo Dorado, La Colorada, Dolores, Timmins West, Bell Creek, Manantial Espejo, San Vicente, and Escobal mines, along with our development properties, to be approximately $296.2 million.
We have adopted formal policies, procedures, and industry best practices to manage our impacts and contribute to the social and economic development of local communities. Our social management framework provides a consistent methodology for measuring and tracking social impacts and sustainability performance across our mines, while offering the flexibility needed to tailor our approach to the circumstances of each operation. Our sustainability audits cover human rights, labour, security and social practices. The sustainability audit framework is based on the ISO 26000 guidance standard on social responsibility and is regularly updated to reflect international best practice and standards, such as the TSM Aboriginal and Community Outreach Protocol, the United Nations Guiding Principles on Business and Human Right, UNICEF Canada’s Child Rights and Security Checklist, the Voluntary Principles on Security and Human Rights, and the International Labour Organisation’s

Guide for Enterprise Diagnostics. During 2021, we conducted sustainability audits at the San Vicente, Huaron, Morococha, Shahuindo, La Arena, La Colorada and Dolores mines and in 2022, we conducted sustainability audits at Manantial Espejo and the Timmins West and Bell Creek mines. The key observations and recommendations from the reviews are reported monthly to senior management and quarterly to Pan American’s board of directors (the “Board of Directors”) and its committees, and summary results are presented annually in our Sustainability Reports. In 2021, we established the Communities and Sustainable Development Committee (“CSD Committee”) of the Board of Directors in order to increase our focus on ESG matters. Together, the CSD Committee and the Health, Safety, and Environment Committee oversee our ESG strategy.
In 2019, we adopted a new human rights policy that is based on the three pillars of the United Nations Guiding Principles on Business and Human Rights, as well as the Voluntary Principles on Security and Human Rights and the OECD Guidelines for Multinational Enterprises. This policy consolidates several of our existing objectives in the areas of environment, labour, diversity and social responsibility. It formalizes our approach to fostering a positive human rights culture throughout our organization and our work to prevent, minimize or mitigate adverse impacts from our activities on our employees, communities, and other external stakeholders, including discrimination and harassment. In 2022, all of our operations met the internal audit requirements of the Voluntary Principles on Security and Human Rights and the UNICEF Child Rights and Security Checklist, with three of our Peruvian sites being externally assessed as part of our ongoing external assessment process. In 2022, we also conducted a human rights impact assessment and due diligence process relating to the Escobal mine. During the year, we achieved signatory status with the Voluntary Principles on Security and Human Rights Institute, which has helped us improve our approach to maintaining the safety and security of our operations within an operating framework that supports and respects human rights and fundamental freedoms. We also became observers of the International Code of Conduct Association (“ICoCA”) for Security Providers. Our Latin America security providers are required to be members of the ICoCA for Security Providers and work towards certification if the mining operation has at least three years of life remaining. The Code of Conduct provides a framework for our security providers to improve their services with focus on human rights and humanitarian law. We received external limited assurance from Apex Companies LLC for our compliance with the World Gold Council Conflict Free Standard. This Standard provides us with an approach for identifying and minimizing the risk that our gold production could cause, contribute to, or support unlawful armed conflict. In 2022, we completed the second module of our Building Respect together program (“awareness” module) and covered all of our contractors and employees. We also trained key supervisors and managers in harassment prevention.
We also recognize and respect the rights, cultures, heritage, and interests of Indigenous peoples. We are committed to building and maintaining positive relationships with Indigenous peoples in the regions where we operate through on-going engagement, and identification of mutually beneficial opportunities.
As part of our commitment to driving global sustainable development and contributing to the United Nations Sustainable Development Goals, in 2020, we became signatories to the United Nations Global Compact and established a working group to lead the implementation and develop our first Communications of Progress report, a membership requirement.
To further our sustainability performance and risk management processes, in 2020, we developed a set of ESG Performance Indicators, to measure and monitor the performance progress of the key environmental and social sustainability activities at our operations on a monthly basis. Our social performance indicators cover social risk management, grievance management and community investment. Additionally, we have developed social performance indicators focused on security and human rights standards, as well as indicators that measure the advancement of our programs focused on inclusion and diversity, bias, racism, and behavioural matters. Our environmental performance indicators cover environmental incidents, audits, water, energy and greenhouse gas emissions, and implementation of the TSM program.
In addition to other goals and objectives, we believe that it is important to include ESG matters in our corporate goals. Unfortunately, we did not meet our most important goal of zero fatalities, as we suffered three fatal accidents in 2022, one at each of the Huaron, Dolores, and La Arena mines. As a result of the fatalities, we also fell short on our lost time injury severity target. On our key environmental metrics, we exceeded our goals, including reduction of greenhouse gas emissions, energy use and water use compared to the 2022 base case. We also met all of our human capital, inclusion and diversity, and governance goals. However, we did not meet our social goal regarding grievances closed, environmental audit or biodiversity targets and our waste recycling was less than our goal due to less recyclable waste generation. We remain committed to increasing the representation of women in our workforce.

We recognize that climate change is a threat to the global environment, society, our stakeholders and our business. We support the recommendations from the Financial Stability Board TCFD and published our first TCFD-aligned report as part of our 2020 Sustainability Report. Climate-related goals were incorporated into our 2021 Sustainability Report released in 2022. Climate-related risks are expected to include, but are not necessarily limited to, those described in the “Risk and Uncertainties” section of the 2022 MD&A and in the “Risks Related to Our Business” section of this AIF. We will also continue to report on our emissions, targeted emission reductions, climate risks and other climate-related actions in our annual Sustainability Reports.
Other than specific environmental and social concerns discussed in more detail elsewhere in this AIF, we are not aware of any material environment or social related matter requiring significant capital or operating outlays in the immediate future. Closure and reclamation costs and actual costs may vary, perhaps materially, from estimates and investors are cautioned against attributing undue certainty to these estimates. The reclamation and closure costs estimate for each of the operating mines and development projects was updated to reflect the conditions as of December 31, 2022.
Our 2021 Sustainability Report was prepared in accordance with the Global Reporting Initiative (“GRI”) Standards: core option and GRI Mining & Metals Sector Disclosures. The report also took into consideration the SASB reporting framework, and includes detailed information on our environmental, social, socio-economic and health and safety programs and performance. Our 2021 Sustainability Report is available on our website at www.panamericansilver.com. Our 2022 Sustainability Report will be made available on our website once completed.
Please refer to our 2022 MD&A under the heading “Environmental, Social and Governance” for additional details on our ESG strategy and performance.
Operating and Development Properties
Pursuant to National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”), we have identified the following properties and projects as being material as at December 31, 2022: the La Colorada mine, the Dolores mine, the Huaron mine, the Shahuindo mine, the Timmins West mine, and the Bell Creek mine. We have also identified the currently suspended Escobal mine as a material property for 2022. We do not consider any of our other mines, development or investment properties to be material properties for the purposes of NI 51-102.
Certain statements in the following property summaries are based on and, in some cases, extracted directly from the relevant Technical Reports identified under the heading “Scientific and Technical Information” beginning on page 7.
Mineral Reserve and Mineral Resource Estimate Information
The process for estimating mineral reserves and mineral resources at our properties is described below in each property section. Pan American is exposed to many risks in conducting its business, both known and unknown, and there are numerous uncertainties inherent in estimating mineral reserves and mineral resources. Although we have no current expectation that our mineral reserve and mineral resource estimates will be materially negatively impacted by external factors such as metallurgical, safety, environmental, permitting, title, access, legal, taxation, availability of resources, and other factors disclosed in this AIF, changes in relation to such factors are not uncommon in the mining industry and there can be no assurance that these factors will not have a material impact. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources. The political, economic, regulatory, judicial and social risks related to conducting business in foreign jurisdictions, and changes in metal and commodity prices, pose particular risk and uncertainty to us and could result in material impacts to our business and performance.   In addition to external factors and risks, the accuracy of any mineral reserve and mineral resource estimate is, among other things, the function of the quality and quantity of available data and of engineering and geological interpretation and judgment. Results from drilling, testing, and production, as well as a material change in metal prices or a change in the planned mining method, subsequent to the date of the estimate, may justify revision of such estimates and may differ, perhaps materially, from current estimates, and investors are cautioned against attributing undue certainty to mineral reserves and mineral resources. Readers are encouraged to read the discussion under “Risks Relating to Our Business” beginning on page 60 in this AIF.

I.    Operating Properties
A.    Mexico
(i)    La Colorada Mine
Project Description, Location, and Access
The La Colorada underground silver mine is located in Zacatecas State, Mexico, approximately 100 kilometres (“km”) south of the city of Durango and 155 km northwest of the city of Zacatecas. The mine is accessed primarily from the cities of Durango and Zacatecas by paved highway and all weather gravel roads.
Our wholly-owned subsidiary, Plata Panamericana, owns and operates the mine. The La Colorada property, including certain exploration concessions outside the mining area, is comprised of 56 mining claims totalling approximately 8,840 hectares. We pay an annual fee to maintain the claims in good standing, and to our knowledge, we have met all of the necessary obligations to retain the property.
We have control over or rights in respect of approximately 1,300 hectares of surface area covering the main workings. All of the La Colorada mineral reserves and mineral resources and all of the known mineralized zones, mine workings, the processing plant, effluent management and treatment systems, and tailings disposal areas are located within the mining claims controlled by us.
In 2016, as part of the transaction with Maverix, Maverix acquired a gold stream equivalent of one hundred percent (100%) of the payable gold production from the La Colorada mine, less a fixed price of USD$650 per ounce for the life of the mine (the “Maverix Gold Stream”). In 2022, the Maverix Gold Stream resulted in Maverix acquiring 2,659 ounces of gold (2021 – 2,239 ounces).
To the best of our knowledge, the La Colorada mine is not subject to any other royalties, overrides, back-in rights, payments, or other agreements and encumbrances, other than governmental taxes, fees and duties. Our Mexican operations are subject to governmental taxes, fees and duties, including: (i) a special mining duty (“SMD”) of 7.5% applied to taxable earnings before interest, inflation, taxes, depreciation, and amortization; and (ii) a deductible extraordinary mining duty (“EMD”) of 0.5% that is applied to the sale of gold, silver, and platinum.
In late December 2016, the Zacatecas state government also enacted a new set of ecological taxes which took effect on January 1, 2017 (the “Zacatecas Tax”). The Zacatecas Tax applied broadly across a number of industries in the State of Zacatecas that involve extraction, emissions to the air, soil or water, and deposits of residue or waste. The Zacatecas Tax primarily affects the La Colorada mine in respect of the materials placed in its tailings storage facility, with only about 5% of the tax relating to emissions. We paid approximately $4.5 million in respect of the Zacatecas Tax from January 2017 to April 2020. However, pursuant to a challenge of the Zacatecas Tax constitutional grounds, in mid-2020, the Supreme Court of Mexico determined that the tax for the deposit or storage of waste rock was not within the jurisdiction of the State of Zacatecas and that Plata Panamericana was entitled to be reimbursed for payments previously made in respect of the La Colorada mine. In 2021, the State of Zacatecas allowed Plata Panamericana to begin applying the overpayment against other taxes and fees payable to the State, and as of December 31, 2022, Plata Panamericana had successfully applied approximately $1.1 million of the original Zacatecas Tax paid.
In its 2020 decision on the Zacatecas Tax, the Court also ruled that the State of Zacatecas was still empowered to impose a tax for the prevention and control of air pollution generated by industrial establishments which are not within the federal competence, and therefore that portion of the tax on Plata Panamericana was upheld. As a result, between mid-2020 and mid-2022 (while Plata Panamericana was applying the previously paid Zacatecas Tax payments against other taxes and fees payable), Plata Panamericana paid approximately $0.1 million related to this component of the Zacatecas Tax.
In December 2020, the State of Zacatecas also modified the original tax on the disposal or storage of waste rock. Plata Panamericana does not currently believe that this tax will be applied to it since the waste rock is part of a waste management plan authorized by the SEMARNAT.
While there are no known significant factors or risks that we currently expect to be reasonably likely to affect access or title, or the right or ability to perform work on the La Colorada mine, certain community and land ownership rights have been asserted over a portion of our La Colorada surface lands. In addition to claims in the Agrarian Courts in Mexico, a process was initiated before the Secretariat of Agrarian, Territorial and Urban

Development (“SEDATU”) in Zacatecas to declare such lands as national property. While we are seeking to protect our rights, there could be a material adverse impact on La Colorada’s future mining operations if we are unable to maintain access to those surface areas. Please refer to “Risks Related to Our Business” starting on page 60 for a general discussion of the risks relating to our operations.
History
The Dorado family operated mines at two locations on the property in 1925. From 1929 to 1955, Candelaria y Canoas S.A., a subsidiary of Fresnillo S.A., installed a flotation plant and worked the old dumps of two previous mines on the La Colorada property. From 1933 to the end of World War II, La Compañía de Industrias Peñoles also conducted mining operations on the property. From 1949 to 1993, Compañía de Minas Victoria Eugenia S.A. de C.V. (“Eugenia”) operated a number of mines on the property. In 1994, Minas La Colorada S.A. de C.V. (“MLC”) acquired the exploration and exploitation claims and surface rights of Eugenia. Until 1997, MLC conducted mining operations on three of the old mines on the property.
During these time periods, exploration was mainly in the form of development along the veins. Prior to our ownership, 131 holes had been diamond drilled. In 1997, we entered into an option agreement with MLC, during which time we conducted exploration and diamond drilling programs as part of our due diligence reviews.
We have been producing from La Colorada since 1998.
Geological Setting, Mineralization, and Deposit Types
The La Colorada mine is located in the Sierra Madre Occidental volcanic belt, at the contact between the Lower Volcanic Supergroup and the Upper Volcanic Supergroup. The oldest rocks exposed on the property are Cretaceous limestones of the Cuesta del Cura Formation and calcareous clastic rocks of the Indidura Formation. They are overlain by conglomerates of the early Tertiary Ahuichilla Formation. East to northeast striking faults form the dominant structures at the property and play a strong role in local mineralization.
Economic mineralization is found in veins, replacement mantos, and skarn. The majority of the mineral resources and mineral reserves are sourced from the NC vein series, the HW vein series, Veta 3, the Amolillo vein system, vein and manto mineralization at the Recompensa system, and the newly discovered undeveloped skarn deposit.
Most mineralized veins strike east to northeast and dip moderately to steeply to the south. Most of the mineralization of economic significance is located in quartz veins that average 1 metre to 2 metres wide but may be significantly wider. Amolillo strikes over 1.5 km to the northeast and dips 60° to the southeast, for over 800 metres down dip. The average vein width is 2.2 metres. The NC vein series lies around 700 m to the southeast of Amolillo. The most significant of these veins, NC2, strikes around 1.2 km to the northeast and dips 75° to the southeast, for over 1 km down dip. The average vein width is 1.9 metres. The HW series is the western continuation of the NC series, strikes east-west, and dips 50° to the south, for over 600 m down dip. The average vein width is 1.8 metres. Veta 3 runs parallel to the HW and NC series, strikes for over 900 m to the northeast, and dips 75° to the northwest, for around 400 m down dip. The average vein width is 1.7 metres.
Manto style mineralization is found near vein contacts where the primary host rock is limestone.
A significant skarn deposit was discovered in 2018 at depth and to the east of the NC2 vein. With increasing depth, mineralization styles progress from epithermal style veins to manto style mineralization in calcareous sediments, skarn, magmatic hydrothermal breccia skarn, proximal skarn, epithermal veins overprinting porphyry, and copper-molybdenum-silver porphyry. Common minerals include galena and sphalerite, with quartz, carbonate, feldspar, pyroxene, and garnet. The deposit, as currently defined, comprises several zones of mineralization located between 600 metres to 1,900 metres below surface, over an area of approximately 1,400 metres by 650 metres.

Exploration
The mine had been working for several decades prior to any specific exploration work and most major structures became known through mine development. Prior to Pan American’s ownership, 131 diamond drillholes for a total of 8,665 metres had been completed by MLC, and between September 1997 and March 1998, while the property was under option, Pan American conducted a geophysical survey comprising very low frequency radio and induced polarization.
Since Pan American acquired the La Colorada mine, staff and consulting structural geologists have carried out near mine surface and underground geological and structural mapping. Underground channel and raise sampling is conducted for grade control and mineral resource and reserve estimates as mining progresses.
Drilling
All drilling is by diamond drilling from surface and underground using industry standard drill machines and downhole survey tools. Drilling is conducted by both our employees and private drilling contractors under the supervision of the mine geology department. Near mine surface and underground diamond drilling exploration campaigns are ongoing on an annual basis for mineral resource and mineral reserve estimates.
Sampling, Analysis, and Data Verification
The drill core is cut in half with a diamond bladed saw and samples are selected with respect to geological features, at two metre lengths or less. Channel samples of approximately one metre in width are taken in ore development areas and stopes. The samples are maintained in secure facilities and are under the control of our employees or the independent laboratory at all times. We have no reason to believe that the validity and integrity of the samples has been compromised.
The drillhole samples are prepared by the internal La Colorada mine laboratory, which is operated by our employees, and by independent laboratories including SGS of Durango, Activation Laboratories Ltd (“Actlabs”) of Zacatecas, and Bureau Veritas of Hermosillo. Both Actlabs and SGS use fire assay with gravimetric finish for gold and acid digestion with ICP finish for silver, lead, zinc, and copper. Bureau Veritas uses fire assay with gravimetric finish for gold and acid digestion with ICP finish for silver, lead, zinc, and copper in their Vancouver, Canada laboratory. The La Colorada mine laboratory uses fire assay with gravimetric finish for gold and silver, and acid digestion with atomic absorption (“AA”) finish for lead, zinc, and copper.
The mine geology department conducts a quality assurance/quality control (“QAQC”) program that is independent from the laboratory. The program includes the insertion of certified standards, blanks and duplicate samples. The results of the QAQC samples demonstrate acceptable accuracy and precision and that no significant contamination is occurring at the mine or external laboratories.
Mineral Processing and Metallurgical Testing
As part of normal plant operation procedures, metallurgical analysis and testing is undertaken as required. The majority of these analyses are to assess mill performance and metallurgical recovery. Metal recovery forecasts used in our mine plans are based on the historical performance of the plant operations and the tonnes and grade of material that is planned to be mined.
Mineral Resource and Mineral Reserve Estimates
Management estimates that mineral reserves at the La Colorada mine, effective June 30, 2022, are as follows:

La Colorada Mineral Reserves [1,2,3,4]
Reserve Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of Gold per tonne	% Zinc	% Lead
Proven	3.8	340	0.23	2.02	1.13
Probable	6.2	303	0.18	1.97	1.12
TOTAL	10.0	317	0.20	1.99	1.12

Notes:
1    Estimated using a price of $19 per ounce of silver, $1,300 per ounce of gold, $2,600 per tonne of zinc and $2,000 per tonne of lead. Totals may not add due to rounding.
2    Mineral reserve estimates for La Colorada have been prepared under the supervision or were reviewed by Christopher Emerson, FAusIMM, and Martin Wafforn, P. Eng., as Qualified Persons, as that term is defined in NI 43-101.
3    Lead and zinc grades shown are the average for the deposit. However, the base metals are only payable in the concentrates produced from the sulphide ores and not in the doré produced from the oxide ores.
4    Mineral reserves are in addition to mineral resources.
Management estimates that mineral resources at the La Colorada mine, effective June 30, 2022, are as follows:

La Colorada Mineral Resources [1,2,3]
Resource Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of Gold per tonne	% Copper	% Zinc	% Lead
Measured	1.9	216	0.14	-	1.30	0.76
Indicated	3.4	191	0.17	-	1.65	0.95
Inferred	14.9	195	0.20	-	1.89	1.05
Indicated Skarn[4]	95.9	31	-	-	2.77	1.28
Inferred Skarn[4]	147.8	28	-	-	2.29	1.04

Notes:
1    Mineral resources exclude those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Estimated using a price of $19 per ounce of silver, $1,300 per ounce of gold, $2,600 per tonne of zinc and $2,000 per tonne of lead, except for the Skarn deposit, where metal prices of $22 per ounce of silver, $2,800 per tonne of zinc, and $2,200 per tonne of lead were used. At the Skarn deposit, a cut-off value of $45 per tonne, which used metallurgical recoveries of 87.4% silver, 88% lead, and 93% zinc was used to tabulate resources.
2    Mineral resource estimates for the La Colorada mine have been prepared under the supervision, or were reviewed by Christopher Emerson, FAusIMM, and Martin Wafforn, P. Eng., as Qualified Persons, as that term is defined in NI 43-101.
3    Lead and zinc grades shown are the average for the deposit. However, the base metals are only payable in the concentrates produced from the sulphide ores and not in the doré produced from the oxide ores.
4    Effective date for the La Colorada Skarn mineral resource estimate is September 13, 2022.
Three dimensional interpretations are made for each vein or mineralized structure around spatially continuous trends of drillhole and channel sample grades greater than the sub-marginal cut-off values for each vein. Three dimensional interpretations are also made for set two metre hanging wall and footwall dilution volumes, at least some of which are expected to be mined with each structure. The wireframe interpretations are filled with blocks and grade is estimated into each block using capped composites and a multi-pass Ordinary Kriging interpolation approach. An average density value is assigned to each block based on whether it is ore, hanging wall or footwall. The block model is classified into confidence categories based on the proximity and density of sample information in each block, as well as the interpretation and the experience of the mine geologists. The final block model is depleted annually for mining in the previous year and a value per tonne is applied to each block. The block model is imported into Mine Site Optimiser for the generation of economic stope shapes. Mineral resources that can be economically mined are converted to mineral reserves.
For the skarn, three dimensional interpretations of the geological units were completed and filled with blocks. Grade and density values were estimated for each geological unit using capped composites, multiple search passes and ordinary kriging or inverse distance interpolation methods. The block model was classified into cohesive confidence categories based on drillhole spacing and estimation confidence. A mineral value per tonne was calculated using assumed metal prices, metallurgical recoveries obtained from testing, and estimates for transportation of concentrates, payability and refining and selling costs. Reasonable prospects for eventual economic extraction were assessed by generating mineable shapes to constrain the model and are therefore inclusive of some must-take low grade material. The total in-situ tonnes and grade were reported inside these constraining volumes.
Mineral reserve estimates are based on a number of assumptions that include metallurgical, taxation, and economic parameters, and are reduced for losses expected during mining. Increasing costs or increasing taxation could have a negative impact on the estimation of mineral reserves. There are currently no known factors that may have a material negative impact on the estimate of mineral reserves or mineral resources at the La Colorada mine.
Mining Operations
Underground mining currently takes place utilizing cut and fill and long hole open stoping methods. Ore is hoisted to the surface in a shaft, and when required, may also be hauled to the surface using the mine access ramps present in both mines.
Processing and Recovery Operations
The operation produces both oxide and sulphide ore processed in two separate circuits with a total nominal plant capacity of 2,000 tpd. The oxide plant is a conventional cyanide leach process comprised of crushing, grinding, leaching, Merrill Crowe, and on-site smelting to produce doré. The sulphide plant has a conventional flotation process comprised of crushing, grinding, and selective lead and zinc froth flotation circuits to produce separate precious metal rich lead and zinc concentrates. In the oxide plant, metallurgical recoveries averaged 83.9% for silver and 48.9% for gold in 2022. In the sulphide plant, recoveries in 2022 averaged 92.0% for silver, 63.5% for gold, 84.2% for lead, and 84.5% for zinc.
During 2022, we processed 641.1 thousand tonnes, producing 5.9 million ounces of silver, 3.3 thousand ounces of gold, 10.0 thousand tonnes of zinc, and 5.6 thousand tonnes of lead.
All precious metal doré produced at the La Colorada mine is sent to one arm’s length precious metals refinery for refining under fixed-term contracts. After refining, the silver is sold on the spot market to various bullion traders and banks, and the gold is sold to Maverix pursuant to the Maverix Gold Stream. All lead and zinc concentrates produced at the La Colorada mine are sold to arm’s length smelters and concentrate traders under negotiated fixed-term contracts, which consider the presence of any deleterious elements. To date, we have not experienced difficulty with renewing existing or securing new contracts for the sale of the La Colorada doré or concentrates, however, there can be no certainty that we will always be able to do so or what terms will be available in the future. We regularly review the terms of smelting and refining agreements and the terms are considered to be within industry norms. Please see “Risks Related to our Business – Trading Activities and Credit Risk”.
The revenues per type of concentrate and doré produced by the La Colorada mine for the past three years were as follows:

2022	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$12.9 million	717,043	ounces of silver
		490	ounces of gold
Lead Concentrate[4]	$113.9 million	13,447	tonnes
Zinc Concentrate[4]	$29.3 million	17,649	tonnes
2021	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$18.5 million	892,231	ounces of silver
		446	ounces of gold
Lead Concentrate[4]	$85.6 million	10,830	tonnes
Zinc Concentrate[4]	$26.0 million	17,135	tonnes
2020	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$5.1 million[3]	797,506	ounces of silver
		437	ounces of gold
Lead Concentrate[4]	$101.5 million	16,358	tonnes
Zinc Concentrate[4]	$22.2 million	24,148	tonnes

____
Notes:
1    Consists of sales to arm’s length customers.
2    Calculated as gross revenue plus export credit incentives (as applicable), less treatment and refining charges and export taxes.
3    Reduced by approximately $8.5 million in 2020 as a result of a non-cash adjustments, of which $5.3 million related to prior periods.
4    Lead concentrates contain payable silver, gold and copper. Zinc concentrates contain payable silver.
Infrastructure, Permitting, and Compliance Activities
The mine workings, processing plant, tailings storage facilities, waste disposal areas, effluent management and treatment facilities, roads, and power and water lines have all been constructed and are located within the boundaries of the mining leases and surface rights controlled by us. To the best of our knowledge, all permits and licenses required to conduct our activities on the property have been obtained and are currently in good standing.
The La Colorada mine has an electrical power purchase agreement with a third-party provider of renewable energy. Back up diesel power is available for some of the critical operating systems. Water for the mining operation is supplied from the underground mine dewatering systems.
An environmental impact statement (“EIS”) and risk assessment on the La Colorada property was first submitted to the Mexican environmental authorities in early March 1999 and has subsequently been maintained and updated, including a major permit modification for the La Colorada mine expansion in 2017.
The main environmental projects focus on the stability and revegetation of historic tailings facilities. There are no known environmental issues that could materially impact our ability to extract the mineral resources or mineral reserves.
Permitting activities related to the La Colorada skarn deposit commenced in 2020 and applications for twin decline ramps and a new 700m deep shaft to access the deposit were approved by the Mexican environmental authorities in 2021. The new Guadalupe Ventilation Shaft was permitted in 2022 and is currently in construction.
The La Colorada mine voluntarily participates in the Mexican Environmental Protection Authority’s “Clean Industry” program, which involves independent verification of compliance with all environmental permits and the implementation of good practice environmental management procedures and practices. The La Colorada mine obtained its first certification in 2008 and is periodically re-certified.
A closure cost estimate for the La Colorada mine is prepared according to State of Nevada approved Standard Reclamation Cost Estimator (“SRCE”) methodology is updated every year for unit costs and discount rates, and every other year for physical disturbance if necessary. Pan American has estimated the present value of site reclamation costs for the La Colorada mine to be approximately $7.0 million effective December 31, 2022. See “Narrative Description of the Business – Environment, Community and Sustainability” for further disclosure regarding forward-looking statements related to reclamation costs.
Capital and Operating Costs
In 2022, total capital additions at La Colorada were approximately $91.7 million, with $62.4 million invested in expenditures related to the expansion activities, including exploration and development of the La Colorada Skarn project, including partial advancing construction of the new concrete-lined shaft and completion of the refrigeration plant.
In 2022, direct operating costs at La Colorada were $98.3 million.
    The determination of 2023 capital and operating costs has been deferred as a result of the pending Arrangement.
Exploration, Development, and Production
We currently plan to undertake approximately 59,000 metres of exploration drilling at the La Colorada mine, including the Skarn, in 2023. Production guidance for 2023 has been deferred as a result of the pending Arrangement.

(ii)    Dolores Mine
Project Description, Location, and Access
The Dolores mine is an open pit silver-gold mine located in Chihuahua state, Mexico, approximately 250 km west of the city of Chihuahua. The main road access to the Dolores mine is via 92 km of unpaved roads leading north from Yepachic, Chihuahua. An unpaved landing strip suitable for light aircraft is located about 8 km from the mine and provides access for personnel.
The Dolores mine mineral rights are held under three contiguous mining concessions with a total area of 27,700 hectares. We make the required payments to maintain the mining concessions and have agreements in place granting surface rights and legal access to the mining operations. To our knowledge, all obligations required for the conduct of mining operations at the Dolores mine are currently in good standing.
Ejido Huizopa, a local ejido community, owns the majority of the surface rights on the Dolores mine. An ejido is an area of communal land registered with the National Agrarian Registry of Mexico and parceled out to community members for agricultural use. We have surface rights agreements with Ejido Huizopa and with several individual members of Ejido Huizopa dating from November 2006, which allow for irrevocable access and the right to carry out exploration and mining activities for a term of 15 years with a right to extend for a further 15 years. The agreement was renegotiated in 2009 so the initial 15-year period extends until 2024. Discussions on the terms of the 15-year extension are already in progress. These surface rights provide us with access to our mining operations, waste storage areas, heap leach pad areas, and other facilities.
All of the known mineralized zones, mineral resources and mineral reserves, mine workings, processing plant, effluent management and treatment systems, and heap leach pad areas relating to the Dolores mine are located within the boundaries of the concessions and surface rights.
An NSR royalty of 2% payable on all metal production, plus an additional NSR royalty of 1.25% on gold production, is payable to RG Mexico Inc., a subsidiary of Royal Gold Inc. These royalties are only on the portion of the deposit contained within one of the three concessions. The EMD results in a further 0.5% royalty payable to the government of Mexico on gold and silver sales, such that the royalties to RG Mexico Inc. and the government of Mexico results in a combined total 2.5% on silver and 3.75% on gold. To the best of our knowledge, the Dolores mine is not subject to any other royalties, overrides, back-in rights, payments or other agreements and encumbrances. Our Mexican operations are, however, subject to governmental taxes, fees and duties, including the SMD, as described in more detail under “La Colorada – Project Description, Location and Access”.
While there are no known significant factors or risks that we currently expect to be reasonably likely to affect access or title, or the right or ability to perform work on the property, including permitting and environmental liabilities, please refer to “Risks Related to Our Business” starting on page 60 for a general discussion of the risks relating to our operations.
History
After some earlier work consisting of Placer mining, which began in the region of the Dolores mine in the 1860s and was, followed by lode mining in 1898, the Dolores mine lay idle until Minefinders acquired the Dolores mine in 1993.
We acquired the Dolores mine from Minefinders at the end of March 2012 and assumed control of open pit mining operations in April 2012. We have operated the mine since then, have built increased heap leach pad capacity, connected the mine to the Chihuahua electrical grid with a power line and constructed a pulp agglomeration plant. In addition, we commenced underground mining in 2016 and after nearly six years of mining put the underground mining operation on care and maintenance in April 2022.
Geological Setting, Mineralization, and Deposit Types
The Dolores mine is located in the Sierra Madre Occidental volcanic belt, which comprises calc-alkaline batholiths and volcano sedimentary rocks of the Lower Volcanic Series and ignimbrites of the Upper Volcanic Series.

The San Francisco fault and its footwall host most of the mineralization at the Dolores mine. The immediate footwall and hanging wall of the fault forms a 500 metre wide northwest-striking corridor of igneous intrusions.
Low sulphidation epithermal silver and gold mineralization is hosted in north-northwest trending hydrothermal breccias and sheeted vein zones in the order of five metres to ten metres wide. Most high grade mineralization occurs along three major structures. Silver and gold mineralization identified on the surface lies over an area 4,000 metres long and up to 1,000 metres wide.
The highest grade mineralization at the Dolores mine occurs within the San Francisco Breccia, a well-defined and continuous hydrothermal breccia and stockwork zone that occurs in the immediate footwall of the post-mineralization San Francisco fault. The breccia trends further away from the fault towards the north until it joins a second major breccia zone known as the Alma Maria Breccia.
Hydrothermal breccias carry the highest silver and gold grades and pass outward into vein stock works. The veins are thin, rarely over 30 millimetres, and tend to occur as sheeted swarms. Economically mineable grades occur where the veins are sufficiently closely spaced.
Exploration
Minefinders carried out reconnaissance geological mapping, detailed mapping, and geophysical surveys including induced polarization surveys, resistivity surveys, and magnetic surveys. Minefinders also collected rock chip samples from the surface and underground, and followed up on promising targets with both reverse circulation and diamond drilling.
Since we acquired the Dolores mine, staff and consulting structural geologists have carried out near mine surface geological and structural mapping, and surface sampling on the continuity of the San Francisco and Alma Maria structures. The Dolores mine has been in operation for some time and exploration has not been a focus. Mapping and sampling adjacent to the deposit has assisted in demonstrating continuity of the structures and aided in interpretation.
Drilling
From September 2016 until June 2022, we have carried out both surface and underground drilling. Drilling is conducted by private drilling contractors under the supervision of the mine geology department. Drilling is by diamond drilling from surface and underground and by reverse circulation drilling using industry standard drill machines and downhole survey tools.
Sampling, Analysis, and Data Verification
Reverse circulation drillholes were sampled from the length of each drill rod and diamond drillhole samples are selected according to geological features. Most drill core samples have been taken at 2 metre intervals. The samples are maintained in secure facilities and are under the control of our employees or the independent laboratory at all times. We have no reason to believe that the validity and integrity of the samples has been compromised.
For Minefinders, samples were collected by truck from the Dolores mine by the commercial sample preparation laboratory in use at the time, which included Bondar-Clegg (since acquired by ALS) of Chihuahua, Mexico, ALS of Hermosillo, Mexico, or Inspectorate of Hermosillo, Mexico. For Pan American, the samples were collected weekly from site by the Durango laboratory of SGS until 2019. Currently, samples for offsite analysis are collected by Actlabs laboratories located in Zacatecas. This alternates with our own internal laboratory. Offsite samples are taken to the laboratory for sample preparation and analysis, and the handover is at the Dolores mine. The cores are kept in a secure core storage area where all historical and Pan American cores are stored.
Silver assays were mostly prepared using a multi-acid digestion technique and AA spectrometry. Any assay overlimits were re-assayed using fire assay with gravimetric finish. Gold was analyzed using fire assay with AA finish and with gravimetric finish for any AA overlimits. Since acquiring the Dolores mine, we have sent samples to SGS Laboratories in Durango, Mexico. Samples are assayed for gold using fire assay with AA finish, and by fire assay with gravimetric finish for any AA overlimits. Silver is analysed by three acid digestion with inductively coupled plasma atomic emission spectroscopy (“ICP-AES”) finish for trace silver values, by three acid digest with AA finish for ICP-AES overlimits, and by fire assay with gravimetric finish for any AA overlimits.

The mine geology department conducts a QAQC program that is independent from the laboratory. The program includes the insertion of certified reference material (“CRM”), blanks and duplicate samples. QAQC compliance over the 2012 to mid 2022 period is slightly below the accepted norms for the whole period. CRMs contain standard, predetermined concentrations of material (silver and gold in this case) which are inserted into the sample stream to check the analytical accuracy of the laboratory. While most CRMs have performed well, significant dispersion on certain CRMs for silver and gold has been recorded. All samples associated with the failed standard were sent for re-analysis as part of the QAQC protocol. The silver failures are a mixture of high and low and do not show any bias. The gold failures mostly associated with the higher CRM gold grade. We have implemented a program whereby any failures are noted immediately and re-analyzed where appropriate. Overall, the CRM performance shows acceptable laboratory accuracy..
Mineral Processing and Metallurgical Testing
Following acquisition of the mine in April 2012, Pan American established a metallurgical test program. Pan American selected 521 drill core samples that represented the deposit in terms of grade, ore type (oxidation state), and lithology in the proportions expected to be processed during the LOM. Test work included cyanidation column leach tests, grinding and comminution studies, filtration tests, compaction and permeability tests. In addition, monthly production composites of the heap leach material and pulp agglomerates are collected, and column leach tests are carried out as part of the metallurgical test-work quality control.
Mineral Resource and Mineral Reserve Estimates
Management estimates that mineral reserves for the Dolores mine, effective June 30, 2022, are as follows:

Dolores Mineral Reserves [1,2,3]
Reserve Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of Gold per tonne
Proven	12.9	21	0.57
Probable	4.1	18	0.60
TOTAL	17.0	20	0.57

Notes:
1    Estimated using a price of $19 per ounce of silver and $1,600 per ounce of gold. Totals may not add due to rounding.
2    Mineral reserve estimates for the Dolores mine were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
3    Mineral reserves are in addition to mineral resources.
Management estimates that mineral resources at Dolores, effective June 30, 2022, are as follows:

Dolores Mineral Resources [1,2]
Resource Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of Gold per tonne
Measured	2.1	30	0.53
Indicated	0.8	57	1.13
Inferred	2.5	29	0.92

Notes:
1    Mineral resources exclude those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Estimated using metal prices of $22 per ounce of silver and $1,700 per ounce of gold. Mineral Resources are reported within a final pit outline and above a mineral resource cut-off grade.
2    Mineral resource estimates for the Dolores mine were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
Three-dimensional geological interpretations were carried out for each of the principal vein structures on the property and filled with blocks. Grade was estimated into each block using capped composites and a multi-pass kriging interpolation approach. Density was assigned to each block using a nearest neighbour approach. The block model was classified into measured, indicated, and inferred confidence categories depending on the location of the block relative to the number of drillhole intersections available to estimate each block, as well as other factors affecting confidence in the estimate.
The mineral resource estimate is depleted annually for mining in the previous year. Planned dilution and loss are applied to the block model and a value per tonne is applied to each block. An optimized pit shell was selected after using Whittle software to generate a series of nested pits using geotechnical parameters and the measured and indicated class only blocks in the mineral resource model. Inferred and waste class blocks were assigned no value. Using the selected pit shell as a basis, MineSight software was used to add in ramps, phases, and practical access to complete a pit design. The final pit design develops in a series of phased outward expansions. Mineral resources that can be economically mined are converted to mineral reserves.
Mineral reserve and mineral resource estimates are based on assumptions that include mining, metallurgical, infrastructure, permitting, taxation, and economic parameters. Increasing costs and taxation and lower metal prices will have a negative impact on the quantity of estimated mineral reserves and mineral resources. There are no other known factors that may have a material impact on the estimate of mineral reserves and mineral resources.
Mining Operations
Mining at the Dolores mine is by standard open pit methods using shovels, loaders, and haul trucks.
Processing and Recovery Operations
The Dolores mine uses conventional cyanide heap leaching and Merrill-Crowe technology on the crushed ores to produce gold and silver doré. The high grade portion of the ore is processed through the pulp agglomeration treatment plant and is conveyed with the lower grade portion to the heap leach pads for leaching. The pulp agglomeration plant is comprised of crushing, grinding, particle size classification, filtration, agglomeration, and reagent facilities. The average combined plant throughput of the high grade and low grade portions has been 21,300 tonnes per day (tpd).
During 2022, we stacked 8.0 million tonnes on the leach pads and produced approximately 2.2 million ounces of silver and 136.9 thousand ounces of gold.
We have contracts in place with Asahi Refining USA Inc. of Salt Lake City, Utah and Met-Mex Peñoles S.A. de C.V. of Torreon, Mexico, for refining the doré produced at the Dolores mine. The doré is transported to these facilities where it is refined to the London Good Delivery specification. Once refined, the good delivery gold and silver is sold on the international market to bullion banks, financial institutions, and traders. To date, no issues have been encountered in securing the sale of the refined metal from the Dolores mine, however, there can be no certainty that we will always be able to do so or what terms will be available at the time. Please see “Risks Related to Our Business – Trading Activities and Credit Risk”.
Pan American’s revenue from the doré produced by the Dolores mine was as follows:

2022	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$302.8 million	2,250,916 ounces of silver
140,973 ounces of gold
2021	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$342.6 million	2,309,100 ounces of silver
158,071 ounces of gold
2020	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$250.2 million	4,063,450 ounces of silver
96,179 ounces of gold

Notes:
1    Consists of sales to arm’s length customers.
2    Calculated as gross revenue plus export credit incentives (as applicable), less treatment and refining charges and export taxes.
Infrastructure, Permitting, and Compliance Activities
The mine workings, processing facilities, leach pads, waste disposal areas, effluent management and treatment facilities, roads, and power and water lines have all been constructed and are located within the boundaries of the mining leases and surface rights controlled by us. A 98 km long power line, connected to the Mexican national grid in 2016, supplies power to the mine and is sufficient for the current needs of the operation. Back -up power is available on site by six 1,800 kilowatt Cummins and two 1,200 kilowatt Caterpillar diesel generators.
To the best of our knowledge, we hold all necessary environmental and operating permits for the development and operation of the mine and are in compliance with Mexican law in all material aspects. The Environmental Impact Study or Manifestation permit, originally obtained in 2006, was updated in 2022 to cover phase 11 of the pit and the remaining mine life.
Water for the operations is sourced from wells, pit and underground dewatering, and an onsite water storage dam (the Chabacan dam has a capacity of 1.2 million cubic metres), with a back-up system to supply water from the nearby Tutuaca River, if required. The permitted water usage from the Tutuaca River is 2.0 million cubic metres per annum at a maximum rate of 64 liters per second and the water extraction permit remains in good standing should it be required in the future.
A closure cost estimate for the Dolores mine prepared according to State of Nevada approved SRCE methodology is updated every year. Pan American has estimated the present value of the site reclamation costs for the Dolores mine to be approximately $87.6 million effective December 31, 2022. Reclamation bonds are not currently a legal requirement in Mexico. See “Narrative Description of the Business – Environment, Community and Sustainability” for further disclosure regarding forward-looking statements related to reclamation costs.
Capital and Operating Costs
In 2022, total capital additions at the Dolores mine were approximately $35.9 million, primarily related to capitalized waste mining, heap leach pad expansions, and plant and facility upgrades.
In 2022, direct operating costs at the Dolores mine were $189.2 million.
The determination of 2023 capital and operating costs has been deferred as a result of the pending Arrangement.
Exploration, Development, and Production
There is no brownfield exploration planned at Dolores in 2023. Production guidance for 2023 has been deferred as a result of the pending Arrangement.

B.    Peru
(i)    Huaron Mine
Project Description, Location, and Access
The Huaron mine is an underground silver mine located 320 km northeast of Lima in the Huayllay district of the province of Pasco in Peru. The nearest town is Cerro de Pasco, and access from Lima is available by rail or paved highway.
Huaron is 100% owned and operated by PAS Huaron, a Peruvian entity which is approximately 99.94% held (99.8% including investment shares), directly or indirectly, by Pan American. The mineral rights are held on 171 mining concessions with a combined area of 15,576.31 hectares. There are three types of concessions present on the Huaron mine, including mining concessions, which grant holders of the concessions the right to explore and exploit the mineral resources within the concession; processing concessions, which grant the right to process minerals, and concessions which grant the right to provide auxiliary services to the mining concessions. Mining concession titles have been granted by and are registered with the Institute of Geology, Mining, and Metallurgy of Peru, and we pay an annual fee to keep the licenses in good standing.
The known mineralized zones, mineral resources, mineral reserves, mine workings, processing plant, tailing storage facilities, effluent management and treatment systems, and waste rock storage facilities are located within our concessions.
To the best of our knowledge, the Huaron mine is not subject to any overrides, back-in rights, payments, or other agreements and encumbrances. Huaron, like other Peruvian operations, is subject to various government taxes, fees and duties, including the Modified Mining Royalty, El Organismo Supervisor de la Inversión en Energía y Minería (OSINERGMIN) payment, El Organismo de Evaluación y fiscalización Ambiental (OEFA) payment, corporate taxes, a Temporary Net Assets Tax, special mining tax (“SMT”), and a worker profit-sharing payment which requires Huaron to share 8% of its taxable income with its workers.
While there are no known significant factors or risks that we currently expect to be reasonably likely to affect access or title, or the right or ability to perform work on the Huaron mine, including permitting and environmental liabilities, please refer to “Risks Related to Our Business” starting on page 60 for a general discussion of the risks relating to our operations.
History
The first underground mine, mill, and supporting villages were originally built in 1912 by a subsidiary of the French Penarroya Company and was sold to Mauricio Hochschild & Cia. Ltda. (“Hochschild”) in 1987. In April 1998, a portion of the bed of the nearby Lake Naticocha collapsed and flooded the neighbouring Animon underground mine and then the Huaron mine through interconnected tunnels, causing its closure. The water level in the lake, which provided the source of floodwater, is currently maintained well below the level where it flooded into the old workings and we do not expect further flooding.
There is no available exploration data collected by previous operators other than diamond drilling. Channel samples were taken by the French Penarroya Company and by Hochschild, but no details on the nature and results of the samples are available, and none of the channel samples collected by previous owners are used in the estimation of mineral resources and mineral reserves.
Prior to our acquisition of the Huaron mine, approximately 22 million tonnes of silver-rich base metal sulphide ore was produced at the Huaron mine and processed on site. We have been producing from the Huaron mine since 2001.
Geological Setting, Mineralization, and Deposit Types
The Huaron mine is located within the Western Cordillera of the Andes Mountains and the regional geology is dominated by Machay Group limestones and Pocobamba continental sedimentary rocks. These groups have been deformed by the Huaron mine anticline, the dominant structural feature of the area. The limestones and sedimentary rocks are strongly folded and intruded by quartz monzonites and quartz monzonite dikes with associated fracturing. Following the intrusion of the dikes, the sedimentary rocks were further compressed and fractured, and the fractures were subsequently mineralized by hydrothermal fluids forming the Huaron mine deposit.
The main lithology in the area of the Huaron mine is a sequence of continental redbeds of the Casapalca Formation which unconformably overlie massive marine limestones. North-south trending sub-vertical porphyritic quartz monzonite dykes crosscut the mine stratigraphy. The Huaron mine deposit is located within an anticline with an axis striking approximately north-south and plunging gently to the north. There are two main fault systems. One system comprises north-south striking thrust faults, parallel to the axis of the anticline, and the other comprises east-west striking tensional faults.
The Huaron mine is a hydrothermal polymetallic deposit of silver, lead, zinc, and copper mineralization hosted within structures likely related to the intrusion of monzonite dikes, principally located within the Huaron mine anticline. Mineralization is encountered in veins parallel to the main fault systems, in replacement bodies known as “mantos” associated with the calcareous sections of the conglomerates and other favourable stratigraphic horizons, and as dissemination in the monzonitic intrusions at vein intersections.
The mineralized veins vary from a few centimetres to up to 10 metres wide, and may extend along strike for up to 1,800 metres. Vein orientations vary but generally trend east-west or north-south.
Exploration
The historical exploration work was carried out in the form of underground drifting and mining, and no historical mineral resource and mineral reserve estimates were completed or published. Since we acquired the Huaron mine, exploration has comprised underground diamond drilling and channel sampling, which is used to estimate mineral resources and mineral reserves.
Drilling
All underground holes are drilled by an external drilling contractor under Pan American supervision. Drilling is carried out using industry standard underground diamond drill rigs capable of drilling BQ, NQ, and HQ diameter core. The collar coordinates and bearing and dip are surveyed with a total station instrument and the drillhole deviation is measured regularly using a down hole survey instrument.
Sampling, Analysis, and Data Verification
Diamond drillhole and underground channel samples vary between 0.1 metres and 1.5 metres in length. No specific security measures are taken with the samples, but as the samples are prepared and analyzed within the confines of the general mine security enclosures, there is no reason to believe that the validity and integrity of the samples have been compromised.
Both channel and drill core samples are placed in new, clean plastic bags with two sample number tags on the inside and one number and barcode tag on the outside. The bags are sealed with a metal strip prior to transmission to the on-site laboratory, which is not certified by any standards association but is managed and operated by the international commercial laboratory firm, SGS (Certifications: ISO 14001, OHSAS 18001, NTP-ISO/IEC 17020, NTP-ISO/IEC 17025 AND NTP-ISO/IEC 17065) until June 2021 and Inspectorate Bureau Veritas (Certifications: ISO 9001, ISO 17025, ISO 45001 and ISO 14001) after June 2021. Assays for silver, zinc, lead, and copper are performed using acid digestion and AA finish.
The mine geology department conducts a QAQC program that is independent from the laboratory. The program includes the insertion of certified standards, blanks and duplicate samples. There is evidence of standard and blank identification labelling errors, but overall, the results were acceptable and indicate reasonable accuracy at the laboratory.
Mineral Processing and Metallurgical Testing
As part of normal plant operating procedures, routine metallurgical test work is undertaken on an annual basis to evaluate veins metallurgical performance and to manage the ore blend necessary to produce an optimal concentrate product. Metal recovery forecasts used in our mine plans are based on the historical performance of the plant operations and the tonnes and grade of material that is planned to be mined.

Mineral Resource and Mineral Reserve Estimates
Management estimates that mineral reserves at the Huaron mine, effective June 30, 2022, are as follows:

Huaron Mineral Reserves [1,2,3]
Reserve Category	Tonnes (Mt)	Grams of Silver per tonne	% Zinc	% Lead	% Copper
Proven	7.0	169	2.97	1.51	0.54
Probable	3.9	167	2.97	1.63	0.30
TOTAL	11	168	2.97	1.55	0.45

Notes:
1    Estimated using a price of $19 per ounce of silver, $2,600 per tonne of zinc, $2,000 per tonne of lead and $7,000 per tonne of copper. Totals may not add due to rounding.
2    Mineral reserve estimates for the Huaron mine were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
3    Mineral reserves are in addition to mineral resources.
Management estimates that mineral resources at the Huaron mine, effective June 30, 2022, are as follows:

Huaron Mineral Resources [1,2]
Resource Category	Tonnes (Mt)	Grams of Silver per tonne	% Zinc	% Lead	% Copper
Measured	2.1	163	3.05	1.58	0.42
Indicated	2.4	166	2.92	1.71	0.40
Inferred	7.2	155	2.73	1.47	0.26

Notes:
1    Mineral resources exclude those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Estimated using a price of $19 per ounce of silver, $2,600 per tonne of zinc, $2,000 per tonne of lead and $7,000 per tonne of copper. Mineral resources are reported within scheduled mine shapes and above a mineral resource cut-off grade.
2    Mineral resource estimates for the Huaron mine were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
Mineralization domains representing most of the principal vein structures were defined in Leapfrog Geo software, while sub-block model estimates were completed within Datamine software, using capped composites and a multi-pass ordinary kriging or inverse distance squared interpolation approach. While individual blocks were not classified, the mined panels were classified considering local drillhole spacing and proximity to existing development.
The smaller, peripheral mineralized structures are estimated in 2D using a variation of the polygonal method in AutoCAD and Excel software. Each vein structure is projected onto a longitudinal section and divided into a series of geometrical blocks created to best fit an area of mineralization into a minable block, if the mineralization present is considered economic. The average true width of the vein intersection is projected for that block. The planned mining dilution (minimum mining width) based on, expected ground conditions is then added to the vein width of that block and the volume determined. Sample grades are reviewed and treated for extreme values if necessary, and then the average grade of the intersections (including the internal dilution) is assigned to the block. Bulk density values are applied to the volume of the block to estimate the tonnes of each block, based on the average bulk density measured from samples selected from each respective veins.
A value per tonne is applied to each block based on metal content, metal prices, concentrate sales terms, concentrate quality, processing recovery, transportation, refining, and other selling costs such as storage fees, port fees, etc. Processing costs are assumed to be the same for all ore types, and metallurgical recoveries are determined separately for each group of veins or structures to account for variability in the metal recovery. Any blocks that do not meet the criteria of resources are removed.

Mineral resource blocks classified as measured and indicated mineral resources that can be mined economically are converted to mineral reserves. Some small isolated blocks may be removed if the cost and the logistics make them uneconomic to mine. A minimum required value per tonne cut-off is calculated for the blocks depending on the block location and the mining method used to mine the block.
Mineral reserve estimates are based on assumptions that included mining, metallurgical, infrastructure, permitting, taxation, and economic parameters. Increasing costs and taxation and lower metal prices will have a negative impact on the quantity of mineral reserve estimates. There are no other known factors that may have a material impact on the mineral reserve estimates at the Huaron mine.
Mining Operations
Mining is undertaken using a combination of mechanized cut and fill and mechanized sub-level open stoping methods. Ore is brought to the surface using haul trucks, electric locomotives, or hoisted through a shaft.
Processing and Recovery Operations
The Huaron mine operation is a 3,200 tpd mill with froth induced flotation to produce silver in copper, lead, and zinc concentrates. Metallurgical recoveries in 2022 averaged approximately 84.3% for silver, 13.1% for gold, 78.2% for zinc, 80.4% for lead, and 73.2% for copper.
In 2022, the mill processed approximately 0.94 million tonnes of ore producing approximately 3.7 million ounces of silver, 0.9 thousand ounces of gold, 16.4 thousand tonnes of zinc, 11.4 thousand tonnes of lead, and 4.3 thousand tonnes of copper.
The silver rich zinc, lead, and copper concentrates from the Huaron mine are sold under contracts with arm’s length smelters and concentrate traders, which consider the presence of any deleterious elements. The Huaron mine receives payment for an agreed percentage of the silver, gold, zinc, lead, or copper contained in the concentrates it sells after deduction of smelting and refining costs, based on quotational periods negotiated on each contract that may differ from the month in which the concentrate was produced. Under these circumstances, we may, from time to time, fix the price for a portion of the payable base metal content during the month that the concentrates are produced. To date, we have been able to secure contracts for the sale of all of the Huaron mine concentrates produced, however, there can be no certainty that we will always be able to do so or what terms will be available at the time. Please see “Risks Related to Our Business – Trading Activities and Credit Risk”.
The revenue per type of concentrate produced by the Huaron mine for the past three years were as follows:

2022	Revenue[1,2]	Quantity Sold (Tonnes)
Zinc Concentrate[3]	$40.3 million	34,341
Lead Concentrate[3]	$49.6 million	21,045
Copper Concentrate[3]	$55.8 million	19,500
2021	Revenue[1,2]	Quantity Sold (Tonnes)
Zinc Concentrate[3]	$34.7 million	34,265
Lead Concentrate[3]	$33.2 million	15,106
Copper Concentrate[3]	$86.7 million	26,603
2020	Revenue[1,2]	Quantity Sold (Tonnes)
Zinc Concentrate[3]	$22.0 million	24,182
Lead Concentrate[3]	$15.2 million	12,456
Copper Concentrate[3]	$34.9 million	14,537
___
Notes:
1    Consists of sales to arm’s length customers.
2    Calculated as gross revenue plus export credit incentives (as applicable), less treatment and refining charges and export taxes.
3    Zinc concentrates contain payable silver. Lead concentrates contain payable silver and copper. Copper concentrates contain payable silver and gold.

Infrastructure, Permitting, and Compliance Activities
The known mineralized zones, mineral resources, mineral reserves, mine workings, the processing plant, existing tailing impoundments, effluent management and treatment systems, and waste rock storage facilities are located within 119 of the 171 concessions. The mine is authorized to use up to 10.11 million cubic metres per annum of water obtained from a system of nearby lakes for mining activities through payment of a water use permit. This volume of water is more than sufficient for the mine’s requirements. The primary source of power for the mine is the Peruvian national power grid and is sufficient for the mine’s current requirements. The power consumption is approximately 66 million kilowatt hours per year.
To the best of our knowledge, all permits and licenses required to conduct our activities at the Huaron mine have been obtained and are currently in good standing. In 2022 we commenced a technological improvement permitting process to enable the construction of a tailings filtration plant and dry stack tailings facility.
The original closure plan for the Huaron mine was filed with the Peru Ministry of Energy and Mines in 2004 and updated in 2006. The closure plan is updated every five years or whenever new infrastructure or modifications are permitted.
The most significant environmental issue currently associated with the mine is relatively high metal and sediment concentrations in the waters discharged from the mine and localized areas of acid rock drainage from the mine’s tailings deposit areas. All waters are captured and treated in a treatment plant to achieve compliance with discharge limits.
An agreement signed in 2000 allows the Chungar mine, owned by Volcan Compañia Minera S.A. (“Volcan”), which neighbours the Huaron mine, to discharge water from its mine dewatering into the Huaron mine drainage tunnel. The agreement also requires Volcan to contribute to the costs of tunnel maintenance and water treatment and discharge if its flows exceed a set limit, however provisions of the agreement that would enable accurate water quality and flow measurement between the mines were not implemented and no payments have been made. In 2014, an independent consultant engaged jointly by both companies concluded that the flow from the Chungar mine to the Huaron mine represents 19% of the total flow in the drainage tunnel and recommended the installation of a permanent monitoring system for ongoing verification. Since then, Volcan has improved its mine dewatering system and flows to the Huaron mine drainage tunnel fell to below the set limit, however we continue to negotiate the details of the joint monitoring and any responsibility for historic and future costs with Volcan. In 2021, we jointly engaged Golder Associates to continue the joint monitoring to support ongoing negotiations between us and Volcan.
A closure cost estimate for the Huaron mine is prepared according to State of Nevada approved SRCE methodology is updated every year for unit costs and discount rates, and every other year for physical disturbance if necessary. Pan American has estimated the present value of the site reclamation costs for the Huaron mine to be approximately $13.7 million effective December 31, 2022. See “Narrative Description of the Business – Environment, Community and Sustainability” for further disclosure regarding forward-looking statements related to reclamation costs.
Capital and Operating Costs
Capital additions at Huaron during 2022 totalled $13.9 million, primarily on mine deepening, mine ventilation infrastructure, equipment leases, near mine exploration, and equipment replacements and refurbishments.
In 2022, direct operating costs at the Huaron mine were $100.5 million.
The determination of 2023 capital and operating costs has been deferred as a result of the pending Arrangement.
Exploration, Development, and Production
We currently plan to undertake 20,000 metres of exploration drilling in 2023. Production guidance for 2023 has been deferred as a result of the pending Arrangement.

(ii)    Shahuindo Mine
Project Description, Location, and Access
The Shahuindo mine is an open pit gold mine located in northern Peru, 970 km north-northwest of Lima. The site is approximately 130 km from Cajamarca via asphalt-paved highway (100 km on Highway 3N), and gravel and dirt roads. There are daily flights between Lima and Cajamarca on Peruvian national airlines.
Shahuindo comprises one mineral right, ACUMULACION SHAHUINDO, 100% controlled by Pan American’s wholly owned subsidiary, Shahuindo SAC, and has an approximate area of 7,338.91 hectares. The mining claims have no expiry date. All concessions are subject to an annual payment of $3 per hectare to the Peruvian government. To the best of our knowledge, all claims are currently in good standing.
Shahuindo SAC has acquired 612 surface rights within Shahuindo covering a total area of about 3,144.68 ha. Some of these surface rights were used to relocate local land owners into new areas.
Shahuindo is subject to various government taxes, fees and duties, including the Modified Mining Royalty, OSINERGMIN payment, OEFA payment, corporate taxes, a Temporary Net Assets Tax, SMT, and a worker profit-sharing payment which requires Shahuindo to share 8% of its taxable income with its workers.
While Pan American believes that there are no significant risks to Shahuindo in regard to surface and concession title, the ability to access Shahuindo, the receipt of any remaining permits and licenses, or Pan American’s ability to perform the work as described in the Shahuindo Technical Report. Please refer to “Risks Related to Our Business” starting on page 60 for a general discussion of the risks relating to our operations.
History
Legal rights to the mineral leases of the Shahuindo mine were in dispute between 1996 and 2009. Several Peruvian, Mexican and Canadian companies have been involved in numerous legal processes that were eventually settled in 2009 with 100% ownership being legally registered to Sulliden Shahuindo SAC, a wholly owned subsidiary of Sulliden Gold Ltd. (“Sulliden”). Rio Alto Mining Limited (“Rio Alto”) acquired Sulliden in 2014, and in April 2015, Tahoe completed its acquisition of Rio Alto, thereby acquiring control of Sulliden Shahuindo SAC (renamed Shahuindo SAC). Pan American completed the Tahoe Acquisition in February 2019.
Exploration and mining activities have taken place on Shahuindo since 1945. Between 1945 and 1989, Minera Algamarca S.A. (“Algamarca”) conducted mining and exploration work on Shahuindo. Between 1990 and 1998, former operators conducted geological mapping, drilling of approximately 200 holes, soil and rock geochemical sampling, and metallurgical testwork. Sulliden conducted a large surface drilling campaign of approximately 642 holes, geophysical surveys, geological mapping and trenching, soil and surface rock sampling, metallurgical testing, geotechnical drilling and economic analyses between 2002 and 2012. Rio Alto conducted a campaign of 351 reverse circulation drillholes and 68 diamond drill core holes totaling 56,298 metres between 2014 and 2015, and drilling was continued on Shahuindo by Tahoe. Tahoe attained production, with the first gold poured in December 2015. We have been producing from the Shahuindo mine since acquiring it in the Tahoe Acquisition in late February 2019.
Geological Setting, Mineralization, and Deposit Types
The Shahuindo mine is located on the eastern flank of the Andean Western Cordillera in northern Peru, within a regional fold and thrust belt of predominantly Mesozoic sedimentary rocks intruded by felsic stocks located along faults and cores of anticlinal structures. The principal zone of mineralization in the Shahuindo district occurs in a belt between two large-amplitude regional-scale folds, the Algamarca anticline and the San Jose anticline. Important structural elements such as fold flanks, axial fold surfaces, fold-related fractures, faults, extension-related fractures, dikes, and intrusive contacts as well as favorable stratigraphy were used in modeling. The mineralization is hosted within the siliciclastic sandstone-dominant Farrat formation and the underlying sedimentary Carhuaz formation. These sedimentary rocks have been intruded by at least three felsic stocks which tend to be located along faults and cores of anticlinal structures.
Mineralization at Shahuindo can best be described as an intermediate-sulfidation epithermal system, though high-sulfidation mineralization occurs at depth and in the core of hydrothermal breccias. Oxidation of mineralization extends to a depth of 150 metres below surface.

Exploration
Algamarca and Exploraciones Algamarca S.A. commenced exploitation of the Algamarca mine in the 1940s and continued mining and exploration work on Shahuindo until 1989. From about 1990 to 1998, three companies explored the Shahuindo area – Alta Tecnología e Inversión Minera y Metalúrgica S.A. (“Atimmsa”), Asarco LLC (“Asarco”), and Southern Peru Copper Corporation (“Southern Peru”). Atimmsa, Asarco, and Southern Peru completed geological mapping; soil, outcrop, and rock chip sampling; and reverse circulation and core drilling. From the acquisition of Sulliden in 2014, Rio Alto completed infill and “step out” holes in and around the Shahuindo deposit to confirm and expand the mineral resource. In total Rio Alto completed 56,298 metres of reverse circulation and diamond drilling. Further confirmatory infill drilling and exploration continued between 2016 and 2018 with Tahoe resources of 51,439 metres and thereafter with Pan American from 2019. Val Dór Geofisica Peru conducted magnetic and induced polarization geophysical surveys between 2002 and 2012 on behalf of the prior owners of Shahuindo.
Drilling
Pan American’s 2019 to 2022 drill programs were executed by various contractors. Drilling during this time period was principally reverse circulation (217 holes) and, to a lesser extent, diamond core holes (56 holes). Diamond core was generally HQ and to a lesser degree NQ size, depending upon ground conditions. From the completion of the Tahoe Acquisition in 2019 through June 30, 2022, Pan American continued infill drilling within the current mineral resource and pit shell and exploration drilling to test potential mineral resource extensions outside of the defined pit, principally testing the deep sulfide targets. The drill hole database used for the mineral resource estimate contains 1,822 drillholes totaling 288,127 metres. All drill data corresponding to the reverse circulation and diamond drill data from Pan American and previous drilling campaigns were reviewed and verified.
Sampling, Analysis, and Data Verification
Pan American employs the following procedure for diamond drill core sampling: competent core is split lengthwise with a diamond-blade rotary saw; and disaggregated core was sampled using a spatula to take half of the sample. Sample lengths are typically 2.0 metres but are reduced to break samples at lithologic contacts or changes in oxidation state. Where the core was completely disaggregated, sample lengths were changed to coincide with drill runs to minimize mixing between samples of differing core recoveries.
For reverse circulation drill sampling Pan American employs the following procedure: reverse circulation drilling cuttings were sampled on 1.5 metre intervals at the rig and 30% of the cuttings of each individual sample were bagged and sent to the laboratory for analyses. The remaining 70% of the sample cuttings were bagged and kept as rejects. Two reference chip trays, one with a complete sample and the other with a sieved sample (one millimetre mesh), were collected for geologic logging and archiving.
Pan American maintains core-storage facilities at the project site and one leased storage warehouse in the city of Cajamarca. All core generated at Shahuindo is stored at either of these facilities. Reverse circulation drilling rejects are stored at the project site. Since 2014, all samples for the Shahuindo drill programs have been analyzed by CERTIMIN laboratory, an independent contract laboratory located in Lima. Gold was assayed using a 50-gram fire assay with an AA finish. Silver was assayed from a 5-gram split, which was digested by aqua regia and read by AA.
Shahuindo has continually maintained oversight of sample security from Shahuindo to laboratory facilities. Since 2014, all samples were shipped directly from the project site to the CERTIMIN laboratory in Lima. Tahoe’s and Pan American’s drill programs, over the period from July 2016 to May 2022, utilized standard reference materials, blanks, and field duplicates. The QAQC samples were inserted into drill sample sequences and submitted for analysis to the CERTIMIN and SGS laboratories in Lima.
During the period from July 2016 to May 2022, a total of 41,496 drillhole samples were submitted for laboratory analyses. A total of 5,530 control samples were inserted with drillhole samples; these comprise samples taken from both reverse circulation and diamond drillholes. The sampling methods, security, and analytical procedures are considered to be adequate. The QAQC performance indicates reasonable levels of accuracy and precision.
It is the opinion of the qualified persons responsible for the preparation of the Shahuindo Technical Report that the data used to support the conclusions presented therein are adequate for the purposes used in the Shahuindo Technical Report.

Mineral Processing and Metallurgical Testing
The mineral processing and metallurgical testing includes cyanidation, including column leach tests, agglomeration testing and flotation testing conducted on composites samples since 1996. As part of normal plant operations and processing procedures, metallurgical analysis and testing is undertaken as required. The results of the laboratory testing program indicate excellent gold recoveries for run-of-mine oxide ore with low to moderate reagent requirements, which are in line with current production data. Silver recoveries are generally low. Maintaining heap permeability and minimizing channeling at higher heap heights constitutes a risk to the project which is currently being mitigated by blending of less permeable material types with more competent ore.
Mineral Resource and Mineral Reserve Estimates
Management estimates that mineral reserves at the Shahuindo mine, effective November 30, 2022, are as follows:

Shahuindo Mineral Reserves [1,2,3]
Reserve Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of Gold per tonne
Proven	58.9	8	0.51
Probable	45.3	6	0.41
TOTAL	104.2	7	0.47

Notes:
1    Estimated using a price of $19 per ounce of silver and $1,500 per ounce of gold. Totals may not add due to rounding.
2    Mineral reserve estimates for the Shahuindo mine were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
3    Mineral reserves are in addition to mineral resources.
Management estimates that mineral resources at the Shahuindo mine, effective November 30, 2022, are as follows:

Shahuindo Mineral Resources [1,2]
Resource Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of Gold per tonne [3]
Measured	8.3	5	0.29
Indicated	13.2	4	0.23
Inferred	14.6	8	0.41

Notes:
1    Mineral resources exclude those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Estimated using a price of $22 per ounce of silver and $1,700 per ounce of gold. Mineral resources are reported within a final pit outline and above a mineral resource cut-off grade.
2    Mineral resource estimates for the Shahuindo mine were prepared under the supervision of, or were reviewed by, Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
3    Inferred resources are comprised of oxide mineralization.
In order to prepare mineral resource estimates, Leapfrog software was used to model lithology, oxidation state and structural domains. A total of 23 grade shells were modeled using a cut off of 0.1 g/t. A regular model from a sub cell block model in Maptek Vulcan software was used. Grade was estimated into each domain using capped composites and a multi-pass ordinary kriging interpolation approach. The estimate was classified into spatially continuous measured, indicated, and inferred categories based on distance and number of drillhole composite samples. Reasonable prospects for reasonable eventual economic extraction were addressed by constraining the resource within an open pit shell.
The mineral reserve estimate was completed by first identifying the optimal pit limits using the mineral reserve metal prices and economic parameters with Lerch-Grossman pit optimization techniques using Whittle™ software. The results of the optimization were used to guide the detailed pit design which included ramp access for mine equipment and personnel, and the detailed batter slope and berm configurations. A comparison between the LOM pit design and the Whittle optimization showed a close alignment. The designed pit was used to convert the economic portion of the measured and indicated mineral resources to mineral reserves. Historical reconciliation performance shows that the resource normally underestimates the contained metal tonnes and grade, hence no additional ore loss or dilution were applied.
Mineral reserve estimates are based on assumptions that include mining, metallurgical, infrastructure, permitting, taxation, and economic parameters. Increasing costs and taxation and lower metal prices will have a negative impact on the quantity of estimated mineral reserves. There are no other known factors that may have a material impact on the estimate of mineral reserves.
Mining Operations
Shahuindo consists of an open pit mine and heap leach processing facility that is currently in production and has been operating since November 2015. The open pit is being mined in a sequence of phased cutbacks. The mining method utilizes conventional drill and blast. Loading of ore and waste is by diesel powered excavators into heavy duty highway rigid frame dump trucks. This type of truck is common in this style of operation in Peru. The ore and waste are hauled to the leach pad or waste dumps correspondingly.
Processing and Recovery Operations
The Shahuindo mine uses conventional cyanide run-of-mine heap leaching and a carbon-in-column adsorption circuit process. Gold and silver are recovered by electrowinning with the resulting electrowinning sludge being dried and smelted onsite to produce the final doré product. Average throughput is 36,000 tpd. A 36,000 tpd crushing and agglomeration plant is also available but is currently not in use.
In 2022, a total of 13.8 million tonnes of ore were stacked on the pads. Metal production in 2022 was approximately 151.4 thousand ounces of gold and 0.3 million ounces of silver.
Shahuindo produces gold in the form of doré bars and has contracts in place with Asahi Refining Canada, Argor Heraeus and Metalor in Switzerland, for refining the doré produced on site. The doré is transported to these facilities where it is refined to the London Good Delivery specification. Once refined, the good delivery gold and silver is sold on the international market to bullion banks and financial institutions. To date, no issues have been encountered in securing the sale of the refined metal from Shahuindo. No hedging takes place at this time. Please see “Risks Related to Our Business – Trading Activities and Credit Risk”.
The revenues per type of doré produced at the Shahuindo mine for the past three years are as follows:

2022
Silver and Gold in Doré	$266.4 million	271,149 ounces of silver
145,320 ounces of gold
2021	Revenue1, [2]	Quantity Sold
Silver and Gold in Doré	$255.8 million	224,876 ounces of silver
139,456 ounces of gold
2020	Revenue[2,3]	Quantity Sold
Silver and Gold in Doré	$270.0 million	295,764 ounces of silver
150,775 ounces of gold

Notes:
1    Consists of sales to arm’s length customers.
2    Calculated as gross revenue plus export credit incentives (as applicable), less treatment and refining charges and export taxes.

Infrastructure, Permitting, and Compliance Activities
Shahuindo is a mature operating mine and site infrastructure including site roads that are fully developed to support the existing mine production of 33 million tonnes of total material (ore and waste) and 13 million ore tonnes per annum. Exploration, construction, and operations conducted to date have been performed under the relevant local and national permits. Pan American does not anticipate delays to the production schedule presented in the Shahuindo Technical Report due to the timing of receipt of necessary permits and licenses.
The Shahuindo mine operates under an environmental impact assessment (“EIA”) approved in 2013. The first modification of the EIA was approved in 2016 and included an increase in the mineral reserves, the pit and infrastructure footprints, and expansion of production to 36,000 tpd delivered to leach pad.
The primary source of power for the mine is the Peruvian national power grid. Water for the operation is obtained from groundwater wells and a collection pond. The current LOM plan considers that pit dewatering may be required from 2026 and this water source is currently in the permit process with the governmental authority for use as part of the fresh water supply for Shahuindo.
A closure cost estimate for the Shahuindo mine prepared according to State of Nevada approved SRCE methodology is updated every year. Pan American has estimated the present value of the site reclamation costs for the Shahuindo mine to be approximately $45.1 million effective December 31, 2022.
Capital and Operating Costs
In 2022, capital additions at the Shahuindo mine totalled $49.8 million, including $49.2 million of sustaining capital, primarily for the Choloque waste dump construction, water treatment plant, surface water management, truckshop, new warehouse, infill drilling, camp kitchen expansion and the construction of heap leach pad capacity.
In 2022, direct operating costs at the Shahuindo mine were $146.2 million.
The determination of 2023 capital and operating costs has been deferred as a result of the pending Arrangement.
Exploration, Development, and Production
We currently plan to undertake approximately 7,000 metres of exploration drilling at Shahuindo in 2023. Production guidance for 2023 has been deferred as a result of the pending Arrangement.
C.    Canada
(i)    Timmins West Mine
Project Description, Location, and Access
The Timmins West mine is an underground gold mine located approximately 19 km southwest of the city of Timmins, Ontario. All season road access to the property is provided by provincial Highways 101 and 144.
The Timmins West mine property encompasses a total area of approximately 1,548 hectares, including the Timmins Deposit, Thunder Creek, and 144 Gap properties. Through our wholly-owned subsidiary, Lake Shore, we own a 100% interest in most of the Timmins West mine property, subject to underlying royalties.
Surrounding the Timmins West mine property is an additional 12,462 hectares of combined crown patents, 21-year term leases, and cell or boundary cell claims containing mining rights and/or surface rights. These properties are subject to various underlying royalties, most ranging from 1.5% to 3% NSRs, many with buy-back options at Lake Shore’s discretion. These properties are 100% owned by Lake Shore, the exception to this is a 55% interest in seventy unpatented mining cell claims. Annual fees and assessment credits are filed on the claims to maintain them in good standing. To the best of our knowledge, all permits and licenses required to conduct our activities on the property have been obtained and are currently in good standing.
In February of 2012 Lake Shore and Franco-Nevada entered into a royalty agreement relating to production from the Timmins West mine. Pursuant to the terms of the royalty agreement, Franco-Nevada paid $35 million for a 2.25% NSR royalty on the sale of minerals from the Timmins West mine. The terms of the royalty agreement provide for, among other things, a right of first refusal in respect of any further royalties granted on the Timmins West mine, as well as a preferential processing right with respect to ore from the Timmins West mine being processed at the Bell Creek mill. The preferential processing right ceases to apply once $35 million in royalty payments are made under the royalty agreement. As at the end of 2022, approximately $33.7 million had been paid to Franco-Nevada pursuant to the terms of the royalty. As of the date of this AIF, the preferential processing right has not required any payment to be made with respect to any replacement material. In addition, Sandstorm Gold Ltd. holds a 1% NSR royalty over certain additional claims relating to the Thunder Creek and 144 Gap deposits.
The Timmins West mine is also subject to government taxes, fees and duties including a 10% Ontario Mining Tax, which is applied to profits from the extraction of mineral substances from mines within the province.
While there are no known significant factors or risks that we currently expect to be reasonably likely to affect access or title, or the right or ability to perform work on the property, including permitting and environmental liabilities, other than as described above, please refer to “Risks Related to Our Business” starting on page 60 for a general discussion of the risks relating to our operations.
History
Gold was discovered in 1911 on the property above what is currently the Timmins West mine, and two shallow shafts were sunk between 1911 and 1914. Shortly after, fire storms swept through large parts of the area and the surface plants at the local mines were destroyed. Orpit Mines Limited completed diamond drilling between 1938 and 1944, and Rusk Porcupine Mines excavated several pits and trenches.
Lake Shore began shaft sinking and mine development in 2008 and commercial production began in January of 2011 at the Timmins Deposit and in January of 2012 at the Thunder Creek Deposit. Subsequently, the Timmins and Thunder Creek Deposits were combined into a single operation called the Timmins West mine. The 144 Gap deposit was discovered later and currently accounts for the majority of the mine production and mineral reserve. Tahoe acquired the mine in 2016 with its acquisition of Lake Shore.
We have been producing from Timmins West since late February 2019, following the Tahoe Acquisition.
Geological Setting, Mineralization, and Deposit Types
The Timmins West mine includes the Timmins, Thunder Creek, and 144 Gap Deposits, all of which occur along the 144 Trend, a broad structural corridor that extends to the southwest from the Timmins Deposit area. This corridor generally coincides with the northeast trending contact zone between southeast facing mafic metavolcanic rocks of the Tisdale Assemblage (to the northwest) and dominantly southeasterly facing metasedimentary rocks of the Porcupine Assemblage (to the southeast). The contact dips steeply to the northwest and is modified, and locally deflected by folds and shear zones that are associated with gold mineralization.
Gold mineralization occurs in steep north-northwest plunging zones which occur within, or along favorable lithostructural settings in proximity (within hundreds of metres to the 144 Trend and related structures. Mineralization comprises multiple generations of quartz-carbonate-tourmaline, albite veins, associated pyrite alteration envelopes, and disseminated pyrite mineralization. Textural evidence suggests that veining formed progressively through D3 and D4 deformation events. All phases of gold-bearing veins cut and post-date the Alkalic Intrusive Complex and syenitic to monzonitic intrusions, although mineralization is often spatially associated with, and ore preferentially developed within, these intrusive suites.
Exploration
Following the discovery of gold at Timmins West area, exploration conducted by a variety of previous operators included mapping, shaft sinking, pitting, trenching, diamond drilling, geophysics, metallurgical testwork, and resource estimates.
Exploration on the Timmins, Thunder Creek, and 144 Gap deposits by Lake Shore has consisted primarily of diamond drilling. Other exploration activities include basic geological and structural mapping, prospecting, outcrop stripping, lithogeochemical sampling, and mobile metal ion soil geochemical surveys. Geophysical surveys, including airborne magnetics and surface and downhole induced polarization surveys, were also completed, along with various research projects to help solidify the current level of geological understanding.

Drilling
Exploration drilling in the Timmins West mine area has taken place since 1938, but much of the historical drilling information is not possible to verify. None of the drill data collected prior to 1984 has been considered in the mineral resource and mineral reserve estimates.
Since 2003, all drilling has been by diamond drilling from surface and underground using industry standard drill machines and downhole survey tools. Drilling is conducted by private drilling contractors under the supervision of the geology department. Annual near mine diamond drilling exploration campaigns for mineral resource and mineral reserve estimates are ongoing.
Sampling, Analysis, and Data Verification
Surface and some underground exploration drill core is sampled following cutting with a diamond saw, while most of the underground drillholes are whole core sampled. The samples are maintained in secure facilities and are under the control of our employees or the independent laboratory at all times. We have no reason to believe that the validity and integrity of the samples has been compromised.
All samples are analyzed for gold at various independent commercial laboratories using fire assay with either AA or gravimetric finish.
A blind QAQC program supervised by the geology department includes the submission of certified standards, duplicates, and blanks to the laboratory. The results of the QAQC programs indicate that the sample assays are reliable for the estimation of mineral resources and mineral reserves.
Mineral Processing and Metallurgical Testing
All ore produced from the Timmins West mine is processed at our Bell Creek mill. As part of normal plant operation procedures, metallurgical analysis and testing is undertaken. The majority of these analyses are to assess mill performance and metallurgical recovery. Metal recovery forecasts used in our mine plans are based on the historical performance of the plant operations and the tonnes and grade of material that is planned to be mined.
Mineral Resource and Mineral Reserve Estimates
Management estimates that mineral reserves at Timmins West, effective June 30, 2022, are as follows:

Timmins West Mineral Reserves [1,2,3,4]
Reserve Category	Tonnes (Mt)	Grams of Gold per tonne
Proven	2.4	2.68
Probable	3.0	2.70
TOTAL	5.4	2.69

Notes:
1    Estimated using a price of $1,500 per ounce of gold and an exchange rate of 1.3 CAD/USD. Totals may not add due to rounding.
2    Mineral reserves are supported by a mine plan that uses variable stope thicknesses (depending on zone) and cost levels (depending on the mining methods utilised). Minimum cut-off grades used for the mineral reserve are 2.0 g/t gold for stoping and 0.8 g/t gold for development. Cut-off grade calculations used estimated mining costs of $64.52 per tonne, site G&A costs of $3.38 per tonne, transportation to mill costs of $6.78 per tonne, milling costs of $18.38 per tonne, mining recovery of 95% and a metallurgical recovery rate of 97%. External dilution has been included in the mineral reserves at variable percentages and grades depending on the area.
3    Mineral reserve estimates for the Timmins West mine were prepared under the supervision of, or were reviewed by Alain Mainville, P.Geo, and Eric Lachapelle, P.Eng., as Qualified Persons, as that term is defined in NI 43-101.
4    Mineral reserves are in addition to mineral resources.

Management estimates that mineral resources at Timmins West, effective June 30, 2022, are as follows:

Timmins West Mineral Resources [1,2]
Resource Category	Tonnes (Mt)	Grams of Gold per tonne
Measured	0.4	3.70
Indicated	1.2	3.57
Inferred	0.8	3.06

Notes:
1    Mineral resources exclude those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Estimated using a price of $1,500 per ounce of gold. Mineral resources are modelled to a minimum mining width and reported above economic cut-off grade.
2    Mineral resource estimates for the Timmins West mine were prepared under the supervision of, or were reviewed by Alain Mainville, P.Geo, and Eric Lachapelle, P.Eng., as Qualified Persons, as that term is defined in NI 43-101.
Three dimensional geological interpretations, based on a nominal cut-off grade and a minimum mining width, were carried out. Grade was estimated into these geological domains using capped composite data, multiple search passes and an inverse distance squared grade interpolation method. The block model was classified into measured, indicated, and inferred confidence categories depending on the location of the block relative to the number of drillhole intersections available to estimate each block, as well as other factors affecting confidence in the estimate.
The mineral resource estimate was then depleted for previous mining and any inaccessible areas removed before reporting above an economic cut-off grade. Mineral resources that can be economically mined are converted to mineral reserves.
Mineral reserve estimates are based on a number of assumptions that include metallurgical, taxation, and economic parameters. Increasing costs or changes in taxation could have a negative impact on the estimation of mineral reserves. There are currently no known factors that may have a material negative impact on the estimate of mineral reserves or mineral resources at the Timmins West mine.
Mining Operations
The underground mining method utilized at the Thunder Creek, Timmins, and 144 Gap deposits at the Timmins West mine is by long hole stoping with waste rock from development and paste from a mixture of reclaimed tailings, alluvial sand and cement being used as backfill. Ore is transported to the surface by ramp and shaft.
Processing and Recovery Operations
All ore produced from the Timmins West mine is hauled via surface highway trucks to the Bell Creek mill for processing. Tailings from Bell Creek are back hauled to Timmins West for use as backfill. Processing, metal production, and revenue are reported for the combined Timmins West and Bell Creek ore. Please see “Bell Creek – Processing and Recovery Operations”.
All production from the Timmins West mine is in the form of doré, which is refined at arm’s length refineries prior to the sale of refined silver and gold to bullion banks and traders. We have not had any difficulty in securing contracts for the sale of this doré, however, there can be no certainty that we will always be able to do so or what terms will be available at the time. Please see “Risks Related to our Business – Trading Activities and Credit Risk”.
Infrastructure, Permitting, and Compliance Activities
The mine workings, effluent management and treatment facilities, roads, and power and water lines have all been constructed and are located within the boundaries of the mining leases and surface rights controlled by Lake Shore. To the best of our knowledge, all permits and licenses required to conduct our activities on the property have been obtained and are currently in good standing.

Power is sourced from the provincial power grid and water is sourced from surface and underground mine dewatering.
Consultation is being undertaken with regulatory agencies, the general public, the Métis Nation of Ontario, Wabun Tribal Council and the Indigenous communities of Flying Post First Nation and Mattagami First Nation, who are represented by Wabun Tribal Council. Consultation provides an opportunity to identify and address the impacts of our activities on external stakeholders, and to expedite the authorization process. The consultations have been held in order to comply with federal and provincial requirements, including Ontario Regulation 240/00 and the Environmental Bill of Rights.
Lake Shore, the Mattagami First Nation, and the Flying Post First Nation, entered into an Impact and Benefits Agreement (“IBA”) in February 2011. The IBA outlines how the company and the Indigenous communities will work together in the following areas: education and training of Indigenous community members, employment, business and contracting opportunities, financial considerations, and environmental matters. The IBA was subsequently amended in early 2019.
A closure cost estimate for Timmins West was prepared based on a government-approved closure plan, engineering estimates, local rates, and contractor quotes. The estimate is updated as required based on changes at site. Pan American has estimated the present value of reclamation costs for the Timmins West mine to be approximately $2.7 million effective December 31, 2022. See “Narrative Description of the Business – Environment, Community and Sustainability” for further disclosure regarding forward-looking statements related to reclamation costs.
Capital and Operating Costs
Capital and operating costs are reported for the combined Timmins West and Bell Creek mines. Please see “Bell Creek – Capital and Operating Costs”.
Exploration, Development, and Production
Exploration, development and production are reported for the combined Timmins West and Bell Creek mines. Please see “Bell Creek – Exploration, Development, and Production”.
(ii)     Bell Creek Mine
Project Description, Location, and Access
The Bell Creek mine is an underground gold mine located approximately 14 km northeast of Timmins, Ontario. Access to the property is via an all-weather asphalt and gravel road north of Ontario Provincial Highway 101.
The Bell Creek mine is 100% owned by our wholly-owned subsidiary, Lake Shore.  The Bell Creek mine property is comprised of 2 crown leases, one privately leased patent, and 28 patents for a combined area of approximately 851 ha of mining and surface rights. These properties require annual land tenant taxes, mining land taxes, and municipal tax payments and remain in good standings as of this date.  The private 20-year leased patent relates to an agreement signed in 2005 with an option to renew for an additional term, and subject to a 2% NSR royalty.  To the best of our knowledge, all permits and licenses required to conduct our activities on the property have been obtained and are currently in good standing.
Surrounding the Bell Creek mine property is an additional 2646 ha of combined crown patents, 21-year term leases, and cell or boundary cell claims containing mining rights and/or surface rights.  These properties are 100% owned by Lake Shore and are subject to various underlying royalties, most ranging from 1% to 3% NSRs, many with a buy-back options at Lake Shore’s discretion.  Annual fees and assessment credits are filed on the claims to maintain them in good standing.  To the best of our knowledge, all permits and licenses required to conduct our activities on the property have been obtained and are currently in good standing.
In December 2007, Lake Shore acquired the Bell Creek mine from Goldcorp Inc. (“Goldcorp”), subject to a 2% NSR royalty payable to the Porcupine Joint Venture comprised of Goldcorp and Kinross Gold Corporation (“Kinross”). Kinross subsequently assigned its rights under the agreement to Goldcorp, and in July 2016, Tahoe acquired the royalty from Goldcorp. Various underlying royalty agreements affect some of the Bell Creek claims including two agreements with net profit interests that can be purchased outright.

Like the Timmins West mine, the Bell Creek mine is also subject to governmental taxes, fees and duties, including the 10% Ontario Mining Tax.
While there are no known significant factors or risks that we currently expect to be reasonably likely to affect access or title, or the right or ability to perform work on the property, including permitting and environmental liabilities, other than as described above, please refer to “Risks Related to Our Business” starting on page 60 for a general discussion of the risks relating to our operations.
History
Gold mineralization was first discovered on the Bell Creek property following trenching, drilling, and geophysical surveys between 1980 and 1984. The mine was built and operated by Canamax Resources Inc. between 1987 and 1990. Falconbridge Gold Mines Ltd. operated the mine between 1991 and 1992, followed by Kinross in 1993 and 1994 when mining operations ceased. The mine was kept on care and maintenance until 2001, when a decision was made to allow the underground workings to flood.
In 2002, the Porcupine Joint Venture, a joint venture between Placer Dome Canada Ltd. (“Placer”) and Kinross, was formed and in 2005 the property was reactivated. Goldcorp acquired Placer’s interest later that year and became the operator of the Porcupine Joint Venture. Lake Shore acquired the Bell Creek mine in December 2007.
Lake Shore declared commercial production in January 2012. In April 2016, Tahoe acquired the Bell Creek mine as part of its acquisition of Lake Shore, and Tahoe was subsequently acquired by Pan American in February 2019. We have been producing from the Bell Creek mine since the Tahoe Acquisition.
Geological Setting, Mineralization, and Deposit Types
The Bell Creek deposit is located in the Southern Abitibi Greenstone Belt, a complex of deformed, usually greenschist facies, volcanic dominated oceanic assemblages. Rocks in the Timmins region belong to volcanic and sedimentary assemblages within the Western Abitibi Subprovince of the Superior Province.
The Bell Creek property is underlain by carbonate altered, greenschist facies metavolcanics and metasedimentary rock units belonging to the Tisdale and Porcupine assemblages. The stratigraphy generally strikes east-west to west-northwest and is steeply dipping and highly deformed.
Mesothermal shear hosted gold mineralization in the Bell Creek mine area occurs along selvages of quartz veins and wall rocks, in stylolitic fractures in quartz veins, in fine grained pyrite, and in association with amorphous carbon. High grade gold mineralization occurs within quartz veins contained in alteration zones.
Exploration
The nature of any surface exploration programs completed by owners of the Bell Creek mine property prior to Lake Shore is unknown, with the exception of diamond drilling and magnetometer surveys. All exploration conducted by Lake Shore and Tahoe on the property was comprised of surface and underground drilling. Lake Shore completed other exploration in the Bell Creek mine area using other methods, including airborne geophysical surveys in 2019.
Drilling
All drilling is by diamond drilling from surface and underground using industry standard drill machines and downhole survey tools. Drilling is conducted by private drilling contractors under the supervision of the geology department. Annual near mine diamond drilling exploration campaigns for mineral resource and mineral reserve estimates are ongoing.

Sampling, Analysis, and Data Verification
Surface and some underground exploration drill core is sampled following cutting with a diamond saw, while most of the underground drillholes are whole core sampled. The samples are maintained in secure facilities and are under the control of our employees or the independent laboratory at all times. We have no reason to believe that the validity and integrity of the samples has been compromised.
All samples are analyzed for gold at various independent commercial laboratories using fire assay with either AA or gravimetric finish.
A blind QAQC program supervised by the geology department includes the submission of certified standards, duplicates, and blanks to the laboratory. The results of the QAQC programs indicate that the sample assays are reliable for the estimation of mineral resources and mineral reserves.
Mineral Processing and Metallurgical Testing
As part of normal plant operation procedures, metallurgical analysis and testing is undertaken as required. The majority of these analyses are to assess mill performance and metallurgical recovery. Metal recovery forecasts used in our mine plans are based on the historical performance of the plant operations and the tonnes and grade of material that is planned to be mined.
Mineral Resource and Mineral Reserve Estimates
Management estimates that mineral reserves at the Bell Creek mine, effective June 30, 2022, are as follows:

Bell Creek Mineral Reserves [1,2,3,4]
Reserve Category	Tonnes (Mt)	Grams of Gold per tonne
Proven	2.9	3.06
Probable	1.9	2.80
TOTAL	4.8	2.96

Notes:
1    Estimated using prices of $1,500 per ounce of gold and an exchange rate of 1.3 CAD/US. Totals may not add due to rounding.
2    Mineral reserves are supported by a mine plan that uses variable stope thicknesses (depending on zone) and cost levels (depending on the mining methods utilised). Incremental material supported by pre-allocated development which shows positive economic results are included in the reserves. Minimum cut-off grades used for the Mineral Reserve are 2.2g/t gold for stoping, 2.0 g/t gold for incremental stoping and 1.5 g/t gold for ore development. Cut-off grade calculations used estimated mining costs of $78.63 per tonne, site G&A costs of $2.51 per tonne, milling costs of $18.38 per tonne, mining recovery of 95%, external dilution of 25% and a metallurgical recovery rate of 94.5%
3    Mineral reserve estimates for the Bell Creek mine were prepared under the supervision of, or were reviewed by Alain Mainville, P.Geo, and Eric Lachapelle, P.Eng., as Qualified Persons, as that term is defined in NI 43-101.
4    Mineral reserves are in addition to mineral resources.

Management estimates that mineral resources at the Bell Creek mine, effective June 30, 2022, are as follows:

Bell Creek Mineral Resources [1,2]
Resource Category	Tonnes (Mt)	Grams of Gold per tonne
Measured	3.0	3.27
Indicated	3.3	2.9
Inferred	3.6	3.13

Notes:
1    Mineral resources exclude those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Estimated using prices of $1,500 per ounce of gold. Mineral resources are modelled to a minimum mining width and reported above economic cut-off grade.
2    Mineral resource estimates for the Bell Creek mine were prepared under the supervision of, or were reviewed by Alain Mainville, P.Geo, and Eric Lachapelle, P.Eng., as Qualified Persons, as that term is defined in NI 43-101.
Three dimensional geological interpretations, based on a nominal cut-off grade and a minimum mining width, were carried out. Grade was estimated into these geological domains using capped composite data, multiple search passes and an inverse distance squared grade interpolation method. The block model was classified into measured, indicated, and inferred confidence categories depending on the location of the block relative to the number of drillhole intersections available to estimate each block, as well as other factors affecting confidence in the estimate.
The mineral resource estimate was then depleted for previous mining and any inaccessible areas removed before reporting above an economic cut-off grade. Mineral resources that can be economically mined are converted to mineral reserves.
Mineral reserve estimates are based on a number of assumptions that include metallurgical, taxation, and economic parameters. Increasing costs or changes in taxation could have a negative impact on the estimation of mineral reserves. There are currently no known factors that may have a material negative impact on the estimate of mineral reserves or mineral resources at the Bell Creek mine.
Mining Operations
Underground mining takes place at the Bell Creek mine using long hole stoping with waste rock being used for backfill. Ore is brought to the surface primarily by shaft. The mine has a ramp access to surface that may also be used.
Processing and Recovery Operations
Ore from the Bell Creek mine and the Timmins West mine is processed at the Bell Creek mill using grinding, gravity recovery, carbon in leach and carbon in pulp recovery to produce gold doré with minor amounts of silver. The plant has a capacity of approximately 5,400 tpd. Metallurgical recovery averaged approximately 95.1% for gold in 2022.
In 2022, we processed approximately 1.7 million tonnes of ore producing a combined 134.6 thousand ounces of gold and 15.3 thousand ounces of silver from the Timmins West and Bell Creek mines.
All production from the Bell Creek and Timmins West mines is in the form of doré, which is refined at arm’s length refineries prior to the sale of refined silver and gold to bullion banks and traders. Currently, we have refining contracts in place with refineries in Canada. We have not had any difficulty in securing contracts for the sale of Bell Creek and Timmins West mine doré, however, there can be no certainty that we will always be able to do so or what terms will be available at the time. Please see “Risks Related to our Business – Trading Activities and Credit Risk”.
The revenue produced by the Bell Creek and Timmins West mines for the past three years are as follows:

2022	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$243.7 million	15,094 ounces of silver 135,400 ounces of gold
2021	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$238.5 million	16,268 ounces of silver 132,000 ounces of gold
2020	Revenue[1,2]	Quantity Sold
Silver and Gold in Doré	$262.1 million	17,318ounces of silver 148,130ounces of gold

Notes:
1    Consists of sales to arm’s length customers.
2    Calculated as gross revenue plus export credit incentives (as applicable), less treatment and refining charges and export taxes.
Infrastructure, Permitting, and Compliance Activities
The mine workings, processing plant, tailings and waste disposal areas, effluent management and treatment facilities, roads, and power and water lines have all been constructed and are located within the boundaries of the mining leases and surface rights controlled by us. To the best of our knowledge, all permits and licenses required to conduct our activities on the property have been obtained and are currently in good standing.
Power is supplied from the provincial power grid and water is sourced from surface and underground dewatering.
Consultation is regularly undertaken with regulatory agencies, the general public, the Métis Nation of Ontario, Wabun Tribal Council and the Indigenous communities of Flying Post First Nation, Mattagami First Nation, and Matachewan First Nation, who are represented by Wabun Tribal Council, and the Wahgoshig First Nation. Consultation provides an opportunity to identify and address the impacts of LSG’s activities on external stakeholders and to expedite the authorization process. Formal consultations have also been undertaken in order to comply with federal and provincial requirements, including Ontario Regulation 240/00 and the Environmental Bill of Rights.
An IBA was signed in September 2016 with the Mattagami, Wahgoshig, Matachewan and Flying Post First Nation communities in the Timmins area relating to the Bell Creek mine and surrounding properties. The IBA outlines how the company and the Indigenous communities will work together in the following areas: education/training of Indigenous community members, employment, business and contracting opportunities, financial considerations, and environmental matters.
A closure cost estimate for the Bell Creek mine was prepared based on a government-approved closure plan, engineering estimates, local rates, and contractor quotes. The estimate is updated as required based on changes at site. Pan American has estimated the present value of reclamation costs for the Bell Creek mine to be approximately $11.2 million effective December 31, 2022. See “Narrative Description of the Business – Environment, Community and Sustainability” for further disclosure regarding forward-looking statements related to reclamation costs.
Capital and Operating Costs
Capital additions at the Timmins West and Bell Creek mines during 2022 totalled $37.7 million, including $35.7 million of sustaining capital, consisting mainly of mine equipment refurbishments and replacements, mine infrastructure upgrades, tailings storage facility expansion, near-mine exploration, and lease payments for mining equipment, as well as $1.9 million primarily for exploration of the Wetmore property.
In 2022, direct operating costs at the Timmins West and Bell Creek mines were $179.4 million.
The determination of 2023 capital and operating costs has been deferred as a result of the pending Arrangement.

Exploration, Development, and Production
We currently plan to undertake approximately 46,000 metres of exploration drilling at the mines, including the 144 south brownfield target, in 2023. Production guidance for 2023 has been deferred as a result of the pending Arrangement.
II.    Non-Operating and Development Properties
(i)    Escobal Mine
Project Description, Location, and Access
The Escobal mine is an underground silver-gold-lead-zinc mine in Guatemala, approximately 40 km east-southeast of Guatemala City and 2 km east of the town of San Rafael Las Flores. Access to the Escobal mine is via 70 km of paved highway from Guatemala City.
The Escobal mine is 100% owned by Pan American through its wholly-owned subsidiary, PASG, and comprises two mineral licenses covering approximately 29.2 km². These include the Escobal Exploitation License (the “Escobal mining license”) covering 20 km². PASG also previously held the Juan Bosco Exploration License covering 9.2 km², which was not renewed and is no longer valid. The Escobal mining license is valid for 25 years from receipt of the license on April 3, 2013 and is renewable for an additional 25 years. Exploration licenses in Guatemala are granted for an initial period of three years, which can be extended for two additional two-year periods, for a total holding period of seven years; after which, application must be made for an exploitation license or new exploration concession.
Some communities and non-governmental organizations (“NGOs”) have been vocal and active in their opposition to mining and exploration activities in Guatemala. In July 2017, the Escobal mining license was suspended as a result of a court proceeding initiated by an NGO in Guatemala, based upon the allegation that the Guatemala MEM violated the Xinka Indigenous people’s right of consultation. After several decisions and appeals on the matter, a decision of the Constitutional Court of Guatemala was rendered on September 3, 2018, determining that the Escobal mining license would remain suspended until the State of Guatemala completes an ILO 169 consultation process led by MEM. The consultation process is proceeding, and normal operations at the Escobal mine remain suspended. Legal challenges to the consultation process have been filed with the Supreme Court of Justice of Guatemala (the “Supreme Court”) by parties opposed to the Escobal mine and have, to date, been rejected by the Court, but the ultimate outcome of the various challenges remains uncertain. The process, timing, and outcome of the ILO 169 consultation also remains uncertain. The pre-consultation process commenced in the first half of 2021 and continued at various points throughout the year. In addition, in June 2017, PASG (at the time, known as Minera San Rafael, S.A. (“MSR”)) filed its annual request to renew the Escobal mine’s export credential with the Guatemala MEM. However, the Guatemala MEM did not renew the export credential because its renewal had become contingent on the Supreme Court's reinstatement of the Escobal mining license. The export credential therefore expired in August 2017 and has not been renewed.
In addition, since June 7, 2017, a group of protesters near the town of Casillas have blocked the primary highway that connects Guatemala City to San Rafael Las Flores and the Escobal mine. Mining operations were reduced between June 8, 2017 and June 19, 2017 to conserve fuel, and on July 5, 2017, were ceased following the Supreme Court’s provisional decision to suspend the Escobal mining license while the case against the Guatemala MEM was heard on the merits. A second roadblock was initiated in 2018 near the community of Mataquescuintla. The attendance at both roadblocks was reduced during 2020 and access to the mine was less restricted. While we continue our efforts to regain trust and repair relationships, there is no guarantee that a positive resolution will be reached or that the roadblocks will be removed.
We make annual payments to the Guatemala MEM for each concession. Annual reports documenting exploration and operation activities have been filed with the Guatemala MEM, as required.
While Escobal is on care and maintenance, we continue to comply with Escobal’s environmental management plan which was updated in 2020. As part of these requirements, we are following through on appropriate commitments made by Tahoe, responding to community requests for information and support, and satisfying our reporting obligations to the Government of Guatemala.
In Guatemala, there is a statutory one percent royalty on precious and base metal production. In addition, MSR (now PASG) paid an additional 4% NSR royalty on concentrates sold from the Escobal mine, primarily to nearby municipalities. Payments under the voluntary royalty were suspended in 2017 upon the Escobal license suspension, but some payments of these outstanding royalties have been made more recently.
In addition, MSR (now PASG) established a profit-sharing program that provides a 0.5% NSR royalty to an association of former landowners of the Escobal mine property. Ten percent of this royalty is to be deposited in a special fund, administered by the association’s board of directors, and used for improvements in local communities.
Within the Escobal mining licence, PASG owns approximately 300 hectares for the area required for mining operations, processing plant and ancillary facilities, surface operations, and tailings and waste rock disposal. Our ownership of certain of these lands has been challenged in the Guatemalan Courts. Please refer to the “Risks Related to Our Business” for further discussion of this and related risks.
History
Activity at the Escobal property dates back to 1996 when Entre Mares, S.A., the Guatemalan subsidiary of Goldcorp, identified high grade gold values associated with surface quartz veins in the western portion of the Escobal vein. In late 2006, significant silver and gold grades were detected from surface sampling along an extensive alteration zone developed over the Escobal vein. Exploration drilling began on the property in 2007 and resource estimates were prepared in 2010.
In June 2010, Tahoe acquired 100% of the Escobal mine project and associated exploration concessions from Entre Mares, and the Escobal mine was then held by a wholly owned subsidiary of Tahoe, MSR (now PASG). Mine construction began in 2011, and commercial production began in 2013. The mine produced annually until its suspension in 2017. In February 2019, Pan American completed the Tahoe Acquisition.
Geological Setting, Mineralization, and Deposit Types
The Guatemalan geological setting is comprised of two tectonic terrains juxtaposed across a major tectonic plate boundary. The northern half of Guatemala is on the North American plate, and the southern half is on the Caribbean plate with three major east-west trending faults forming the collision boundary. The Escobal property is situated on the Caribbean plate, south of the faults. The area is characterized by a series of volcanic units derived from multiple eruptive events.
The Escobal deposit is an intermediate sulfidation, fault related vein formed within sedimentary and volcanic rocks. The Escobal vein system hosts silver, gold, lead and zinc, with an associated epithermal suite of elements, within quartz and quartz-carbonate veins. Quartz veins and stockwork up to 50 metres wide, with up to 10% sulfides, form at the centre of the Escobal deposit and grade outward through silicification, quartz-sericite, argillic and propylitic alteration zones.
Precious and base metal mineralization has been identified over a 2,400 metre lateral distance and 1,200 metre vertical range in three zones oriented generally east-west, with variable dips.
Exploration
Exploration at the Escobal mine included surface prospecting, mapping, soil and rock geochemical sampling, geophysical surveys, and drilling.
Drilling
All drilling undertaken between 2007 and 2017 was by diamond drilling from surface and underground using industry standard drill machines and downhole survey tools. Drilling was conducted by both mine employees and private drilling contractors under the supervision of the mine geology department.
Sampling, Analysis, and Data Verification
The drill core was generally sampled at 1.0 metre to 1.5 metre lengths according to geological features and cut with a saw. The samples are maintained in secure facilities and were under the control of our employees or the independent laboratory at all times. We have no reason to believe that the validity and integrity of the samples has been compromised. The samples were prepared by Bureau Veritas at their sample preparation facility in

Guatemala City and analyzed at their Reno, Nevada USA facility. In late 2015, a portion of the underground stope definition core was analyzed at the on site laboratory.
Gold was assayed by fire assay with AA finish and silver was assayed by digestion with AA finish. Higher grade samples were completed using fire assay and gravimetric finish. Lead and zinc were analyzed by induced coupled polarization or by digestion with AA finish with high grade samples completed using titration methods.
A QAQC program supervised by the geology department included the submission of certified standards, duplicates, and blanks to the laboratory. The results of the QAQC programs indicate that the sample assays are reliable for the estimation of mineral resources and mineral reserves.
Mineral Processing and Metallurgical Testing
As part of normal plant operation procedures, metallurgical analysis and testing were undertaken as required. The majority of these analyses were to assess mill performance and metallurgical recovery. Metal recovery forecasts used in the mine plans are based on the historical performance of the plant operations and the tonnes and grade of material that is planned to be mined.
Mineral Resource and Mineral Reserve Estimates
Management estimates that mineral reserves at the Escobal mine, effective June 30, 2022, are as follows:

Escobal Mineral Reserves [1,2,3]
Reserve Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of gold per tonne	% Lead	% Zinc
Proven	2.5	486	0.42	1.02	1.75
Probable	22.1	316	0.34	0.77	1.25
TOTAL	24.6	333	0.35	0.80	1.30

Notes:
1    Estimated using a price of $20 per ounce of silver and $1,300 per ounce of gold. Totals may not add due to rounding.
2    Mineral reserve estimates for the Escobal mine were prepared under the supervision of, or were reviewed by Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
3    Mineral reserves are in addition to mineral resources.
Management estimates that mineral resources at the Escobal mine, effective June 30, 2022, are as follows:

Escobal Mineral Resources [1,2]
Resource Category	Tonnes (Mt)	Grams of Silver per tonne	Grams of gold per tonne	% Lead	% Zinc
Measured	2.3	251	0.23	0.31	0.59
Indicated	14.2	201	0.20	0.38	0.66
Inferred	1.9	180	0.9	0.22	0.42

Notes:
1    Mineral resources exclude those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Estimated using a price of $20 per ounce of silver and $1,300 per ounce of gold. Mineral resources are reported within scheduled mine shapes and above a mineral resource cut-off grade.
2    Mineral resource estimates for the Escobal mine were prepared under the supervision of, or were reviewed by Christopher Emerson, FAusIMM, and Martin G. Wafforn, P.Eng., as Qualified Persons as that term is defined in NI 43-101.
Mineral resource estimates were prepared using inverse power of distance methods within geological interpretations created in plan and section. The block model was classified into measured, indicated, and inferred confidence categories depending on the location of the block relative to the number of drillhole intersections available to estimate each block, as well as other factors affecting confidence in the estimate.

The mineral resource estimate was then depleted for previous mining and planned dilution and loss was applied. Reserve and resource stope shapes were prepared on blocks above the economic cut-off. Mineral resources that can be economically mined are converted to mineral reserves.
Mineral reserve estimates are based on a number of assumptions that include metallurgical, taxation, and economic parameters. Increasing costs or increasing taxation could have a negative impact on the estimation of mineral reserves. Aside from the previously mentioned factors, there are currently no known factors that may have a material negative impact on the estimate of mineral reserves or mineral resources at Escobal.
Mining Operations
Underground mining at Escobal utilized long hole stoping methods, with ore brought to the surface by ramp.
No mining operations have been conducted at Escobal since the Escobal mining license suspension in 2017, and Escobal remains on care and maintenance. We are required to conduct certain activities in order to be in compliance with our environmental management plan, which includes limited community relations activities to respect any existing commitments and to respond to requests for information regarding our activities. The MEM and the Ministry of Environment have conducted a number of site inspections to verify the condition of the mine and facility, our activities, and compliance with the Court Order.
Processing and Recovery Operations
Prior to the suspension of mining operations, ore from the Escobal mine was processed in 4,500 tpd capacity plant using conventional lead-zinc differential flotation to produce silver and gold rich lead and zinc concentrates. No processing has taken place since the Escobal mining license suspension in 2017.
In 2016, the last full-year period in which there was production from the mine, the Escobal mine produced 22.5 thousand tonnes of lead concentrate and 27.6 thousand tonnes of zine concentrate, with total contained metal of 21.2 million ounces of silver, 10.7 thousand ounces of gold, 10.3 thousand tonnes of lead, and 17.4 thousand tonnes of zinc. Metallurgical recoveries for the lead concentrate were 80.6% silver, 54% gold, 87.2% lead, and 12.6% zinc, while recoveries for the zinc concentrate were 6.1% silver, 6.2% gold, 3.0% lead, and 78.6% zinc.
Infrastructure, Permitting, and Compliance Activities
The Escobal mine workings, processing plant, tailings and waste disposal areas, effluent management and treatment systems, ancillary facilities, roads and power lines have all been constructed and are located within the boundaries of the exploitation license and surface lands owned by us. When the mine was in operation, power was provided mainly by on-site diesel generation. Water is supplied from mine dewatering and water wells.
The Escobal mine operations were conducted under an EIS approved by the Ministry of Environment and Natural Resources and an exploitation license issued by the Guatemala MEM. The export of concentrates is licensed through the Guatemala MEM, with annual renewal requirements. Land use changes, vegetation clearing, and reforestation are permitted through Guatemala’s National Institute of Forests. Archeological clearances were issued by the Ministry of Culture and Sports. Other than an export credential which has not been renewed by the Guatemala MEM following its expiration in August 2017 and the suspension of the Escobal mine mining license, to the best of our knowledge, all other permits and licenses required to conduct its activities at the Escobal Mine have been obtained and are currently in good standing. See " Risks Related to Our Business".
PASG has implemented a comprehensive environmental management plan developed specifically for the conditions at the Escobal mine, which addresses operating, reporting, and mitigation procedures for surface and underground operations. An update to the environmental management plan was approved in 2020 and a new update will be completed in 2023.
A closure cost estimate for the Escobal mine prepared according to State of Nevada approved SRCE methodology is updated every year for unit costs and discount rates, and every other year for physical disturbance if necessary. We have estimated the present value of reclamation costs for the Escobal mine to be approximately $9.9 million effective December 31, 2022. See “Narrative Description of the Business – Environment, Community and Sustainability” for further disclosure regarding forward-looking statements related to reclamation costs.

Capital and Operating Costs
During 2022, Escobal was in care and maintenance and incurred $24.6 million in holding costs. Capital additions at Escobal during 2022 totalled $1.6 million. The determination of 2023 capital and operating costs has been deferred as a result of the pending Arrangement.
Exploration, Development, and Production
In 2023, we do not anticipate any production from the Escobal mine as the operations remain suspended. We plan to continue with our property and infrastructure maintenance requirements and have no plans to undertake any exploration work in 2023. All expenditures will be expensed as incurred.
III.    Non-Material Properties and Interests
We own interests in other mineral properties in each of the jurisdictions in which we operate, including the La Arena mine and the Pico Machay property in Peru, the San Vicente mine in Bolivia, and the Navidad property in Argentina, and certain other interests in Mexico and Canada. Our Morococha mine in Peru, and the Manantial Espejo, Joaquin and COSE mines in Argentina are in the reclamation phase and mining activity has ceased. Our Alamo Dorado mine in Mexico is in the post-reclamation phase and mining activity has ceased. Pan American does not consider these properties to be material properties for the purposes of NI 51-102 or NI 43-101.
Mineral Property Expenditures
The following table sets out our acquisition, exploration and development expenditures (rounded, in thousands) for the periods indicated:

		2022	2021	2020
Development	Huaron[1]	$12,679	$8,749	$2,359
	Morococha[1]	327	6,163	6,563
	Alamo Dorado	—	—	—
	Dolores	33,872	38,928	43,236
	La Colorada	91,575	65,469	29,335
	Manantial Espejo	2,026	5,010	7,849
	Navidad	—	90	—
	San Vicente	7,156	5,340	4,877
	Shahuindo	41,441	24,652	20,330
	La Arena	46,369	45,130	37,300
	Timmins	36,905	41,520	20,081
	Escobal	1,606	778	4,807
	Other	733	1,649	1,818
	TOTAL[2]	$274,688	$243,478	$178,555
Exploration	Huaron	438	—	—
	Morococha	154	686	138
	Alamo Dorado	—	—	—
	Dolores	49	225	338
	La Colorada	9,929	2,643	998
	Manantial Espejo	146	—	—
	Navidad	—	—	—
	San Vicente	—	—	—
	Shahuindo	540	828	(5)
	La Arena	—	—	—
	Timmins	4,015	3,628	3,418
	Other[3]	3,066	3,060	2,209
	TOTAL[2]	$18,336	$11,071	$7,096

Notes:
1    Net of lease advances.
2    Numbers may not add due to rounding.
3    Includes spending on overhead corporate management charges, as well as other indirect exploration spending.
Metals Trading
We take the view that our precious metals production should not be hedged, thereby allowing the maximum exposure to precious metal prices.
We have engaged in forward sales and hedging of base metals production from our mines over the past several years. The forward sales of base metals in 2020, 2021, and 2022 were as follows:
•During 2022, we had 3,900 tonnes of zinc exercised at an average strike price of $3,173 per tonne, resulting in a realized gain of $2.0 million, and 600 tonnes of zinc exercised at an average strike price of $4,033 per tonne, resulting in a realized loss of $0.2 million.
•During 2021, we had 1,500 tonnes of copper exercised at an average strike price of $8,775 per tonne, resulting in a realized loss of $1.1 million.
•During 2020, we did not hedge any base metal production.
•Please see the discussion below under “Risks Related to Our Business – Trading Activities and Credit Risk”.

RISKS RELATED TO OUR BUSINESS

The risk factors described below could materially affect Pan American’s future operating results and could cause actual events and results to differ materially from those described in forward-looking statements and forward-looking information. Additional risks not presently known to us, or that we currently consider immaterial, may also impair our operations. Readers are strongly encouraged to review the following identified risks in detail.
Metal and Commodity Price Fluctuations
The majority of our revenue is derived from the sale of silver, gold, zinc, copper and lead, and therefore fluctuations in the prices of these metals significantly affects our operations and profitability. Our sales are directly dependent on metal prices, and metal prices have historically shown significant volatility and are beyond our control. The Board of Directors continually assesses Pan American’s strategy towards our metal exposure, depending on market conditions.
The prices of silver and other metals are affected by numerous factors beyond our control, including:
•global and regional levels of supply and demand;
•sales by government holders and other third parties;
•metal stock levels maintained by producers and others;
•increased production due to new mine developments and improved mining and production methods;
•speculative activities;
•inventory carrying costs;
•availability, demand and costs of metal substitutes;
•international economic and political conditions;
•interest rates, inflation and currency values;
•increased demand for silver or other metals for new technologies; and
•reduced demand resulting from obsolescence of technologies and processes utilizing silver and other metals.
In addition to general global economic conditions that can have a severely damaging effect on our business in many ways, declining market prices for metals could materially adversely affect our operations and profitability. A decrease in the market price of silver, gold and other metals could affect the commercial viability of our mines and production at our mining properties. Lower prices could also adversely affect future exploration and our ability to develop mineral properties and mines, including the development of capital intensive projects such as Navidad and the La Colorada skarn project, all of which would have a material adverse impact on our financial condition, results of operations and future prospects. There can be no assurance that the market prices will remain at sustainable levels.
If market prices of gold and silver remain below levels used in Pan American’s impairment testing and reserve prices for an extended period of time, Pan American may need to reassess its long-term price assumptions, and a significant decrease in the long-term price assumptions would be an indicator of potential impairment, requiring Pan American to perform an impairment assessment on related assets. Due to the sensitivity of the recoverable amounts to long term metal prices, as well as to other factors including changes to mine plans and cost escalations, any significant change in these key assumptions and inputs could result in impairment charges in future periods.
The Board of Directors continually assesses Pan American’s strategy towards our metal exposure, depending on market conditions. From time to time, we mitigate the market price risk associated with our base metal production by committing some of our forecast base metal production to forward sales and options contracts. However, decisions relating to hedging may have material adverse effects on our financial performance, financial position, and results of operations. During the year ended December 31, 2022, the Company entered into collars made up of put and call contracts and forward swap contracts for its exposure to zinc. The Company recorded losses of $0.1 million and gains of $1.7 million during the three and twelve months ended December 31,

2022, respectively. The Company did not have any zinc contracts outstanding during the comparable periods in 2021.
We take the view that our precious metals production should not be hedged, thereby allowing the maximum exposure to precious metal prices. However, in extreme circumstances, the Board of Directors may make exceptions to this approach. Such decisions could have material adverse effects upon our financial performance, financial position, and results of operations.
Certain commodities used by us in our operations may also be subject to strategic hedging programs. During 2020 the Company entered into diesel swap contracts designed to fix or limit the Company’s exposure to higher fuel prices. The Company recorded gains of $0.3 million and $4.5 million for the three and twelve months ended December 31, 2022, respectively. At December 31, 2022, the Company had no outstanding positions on its diesel exposure.
Please refer to the 2022 MD&A for more details, including a sensitivity analysis of the effect of certain metal prices on revenue and AISC.
Foreign Operations
In 2022, a significant portion of our production and revenues were derived from our operations in Peru, Mexico, Argentina and Bolivia. We also own the currently suspended Escobal mine in Guatemala. As a result, we are exposed to a number of risks and uncertainties, including:
•expropriation, nationalization, and the cancellation, revocation, renegotiation, or forced modification of existing contracts, permits, licenses, approvals, or title, particularly without adequate compensation;
•changing political and fiscal regimes, sometimes unexpectedly or as a result of precipitous events, and economic and regulatory instability;
•unanticipated adverse changes to constitutional rights and protections, and other laws and policies, including those relating to mineral title, royalties and taxation;
•delays or inability to obtain or maintain necessary permits, licenses or approvals;
•opposition to mine development projects from governments, communities, and other groups, which may include frivolous or vexatious claims, misinformation, and the potential for violence and property damage;
•restrictions on foreign investment;
•limitations on repatriation of operating cash flows, including legal and practical restrictions to transfer funds from foreign jurisdictions;
•unreliable or undeveloped infrastructure;
•labour unrest and scarcity;
•human rights violations, which may include Indigenous rights claims;
•inability of governments or governmental bodies to complete, or properly complete, consultation processes and to comply with national and international laws, protocols, standards and/or norms;
•difficulty obtaining key equipment and components for equipment;
•regulations and restrictions with respect to imports and exports;
•high rates of inflation;
•extreme fluctuations in currency exchange rates and restrictions on foreign exchange, currencies and repatriation;
•inability to obtain fair dispute resolution or judicial determinations because of bias, corruption or abuse of power;
•abuse of power of foreign governments who impose, or threaten to impose, fines, penalties or other similar mechanisms, without regard to the rule of law;
•difficulties enforcing judgments, particularly judgments obtained in Canada or the United States, with respect to assets located outside of those jurisdictions;
•difficulty understanding and complying with the regulatory and legal framework with respect to mineral properties, mines and mining operations, and permitting;
•violence and the prevalence of criminal activity, including organized crime, theft and illegal mining;
•civil unrest, terrorism and hostage taking;

•government, union and community pressures to maintain unprofitable operations;
•military repression and increased likelihood of international conflicts or aggression; and
•increased public health concerns, including the impact of COVID-19.
Certain of these risks and uncertainties are illustrated well by circumstances in Guatemala, Bolivia, Peru and Mexico.
Some communities and NGOs have been vocal and active in their opposition to mining and exploration activities in Guatemala. In July 2017, the Escobal mining license was suspended as a result of a court proceeding initiated by an NGO in Guatemala, based upon the allegation that the Guatemala MEM violated the Xinka Indigenous people’s right of consultation. After several decisions and appeals on the matter, a decision of the Constitutional Court of Guatemala was rendered on September 3, 2018 (the “Court Order”), determining that the Escobal mining license would remain suspended until the State of Guatemala completes an ILO 169 consultation process led by MEM. The consultation process is proceeding, and normal operations at the Escobal mine remain suspended. Legal challenges to the consultation process have been filed with the Guatemalan Supreme Court by parties opposed to the Escobal mine and have, to date, been rejected by the Court, but the ultimate outcome of the various challenges remains uncertain. The pre-consultation was completed in 2022 and the substantive consultation process commenced, however the process, timing, and outcome of the ILO 169 consultation remains uncertain. In addition, in June 2017, PASG (at the time, known as MSR) filed its annual request to renew the Escobal mine’s export credential with the Guatemala MEM. However, the Guatemala MEM did not renew the export credential because its renewal had become contingent on the Supreme Court's reinstatement of the Escobal mining license. The export credential therefore expired in August 2017 and has not been renewed.
In 2014, the Bolivian government enacted the New Mining Law. Among other things, the New Mining Law set out a number of new economic and operational requirements relating to state participation in mining projects. Further, the New Mining Law provided that all pre-existing contracts were to migrate to one of several new forms of agreement within a prescribed period of time. As a result, we anticipate that our current joint venture agreement with COMIBOL relating to the San Vicente mine will be subject to such migration and possible renegotiation of key terms. The migration process has been delayed by COMIBOL and has not been completed. The primary effects on the San Vicente operation and our interest therein will not be known until such time as we have, if required to do so, renegotiated the existing contract, and the full impact may only be realized over time. We will take appropriate steps to protect and, if necessary, enforce our rights under our existing agreement with COMIBOL. There is, however, no guarantee that governmental actions, including possible expropriation or additional changes in the law, and the migration of our contract will not impact our involvement in the San Vicente operation in an adverse way and such actions could have a material adverse effect on us and our business.
Criminal activity and violence are also prevalent in some areas that we work in. For example, violence in Mexico is well documented and has, over time, been increasing. Conflicts between the drug cartels and violent confrontations with authorities are not uncommon. Operations at our Dolores mine were temporarily curtailed in 2018 as a result of such violence and the threat of violence on the access roads to the mine. Other criminal activity, such as kidnapping and extortion, is also an ongoing concern. Many incidents of crime and violence go unreported and efforts by police and other authorities to reduce criminal activity are challenged by a lack of resources, corruption and the pervasiveness of organized crime. Incidents of criminal activity have occasionally affected our employees and our contractors and their families, as well as the communities in the vicinity of our operations. Such incidents may prevent access to our mines or offices; halt or delay our operations and production; result in harm to employees, contractors, visitors or community members; increase employee absenteeism; create or increase tension in nearby communities; or otherwise adversely affect our ability to conduct business. We can provide no assurance that security incidents, in the future, will not have a material adverse effect on our operations.
Challenges also exist with respect to inconsistent application of the rule of law, and to sometimes unreliable and biased legal systems and judiciary. In April 2012, Pan American sold all of its interest in the Quiruvilca mine (“Quiruvilca”) in Peru, which was previously owned by our subsidiary, Huaron. Since the 2012 sale, a substantial number of labour-related claims have been made by persons alleging to be former or then-current employees working at the Quiruvilca mine. Notwithstanding that an overwhelming majority of these claims were made exclusively against the subsequent owners of Quiruvilca, that Huaron has not owned or been involved with Quiruvilca since 2012, and that Huaron was not afforded the opportunity to participate or challenge the assertions in court, the labour courts in Trujillo, Peru, have in many cases, imputed liability on Huaron. In some cases, the courts ordered seizure of monies from Huaron’s local bank accounts and garnishment of funds due to Huaron from certain of its trading partners. In August 2018, the current owner of Quiruvilca declared bankruptcy, further exacerbating the situation. Huaron has challenged the basis of the labour court’s decisions in Trujillo, and in the Commercial Court and Constitutional Courts of Peru. Pan American believes it has a strong legal position against liability for these claims and intends to continue to challenge them and seek to enforce certain contractual rights to indemnification. Many of these legal proceedings were delayed as a result of COVID-19 related court closures in Peru. There can be no assurance that the outcome of the proceedings or any enforcement of our rights will be favorable to us or that it will not have a material adverse impact on our financial position. Huaron will likely be subject to further labour-related claims, and could also be subject to, directly or indirectly, claims by creditors of the current owner of Quiruvilca and claims relating to the now abandoned mine site, which in aggregate could be material.
In most cases, the effect of these risks and uncertainties cannot be accurately predicted and, in many cases, their occurrence is outside of our control. We have begun the process of evaluating our operations against the World Gold Council Conflict-free Standard in an effort to gain more insights into potential risks related to security and corruption at our operations, but the success of this initiative remains uncertain. Although we are unable to determine the impact of these risks on our future financial position or results of operations, many of these risks and uncertainties have the potential to substantially affect our exploration, development and production activities and could therefore have a material adverse impact on our operations and profitability.
Governmental Regulation
Our operations, exploration, and development activities are subject to extensive laws and regulations in the jurisdictions in which we conduct our business, including with respect to:
•environmental protection, including greenhouse gas emissions, biodiversity, and water, soil and air quality;
•permitting;
•management and use of toxic substances and explosives;
•management and use of natural resources, including water and energy supplies;
•management of waste and wastewater;
•exploration, development, production, and post-closure reclamation of mines;
•imports and exports;
•transportation;
•price controls;
•taxation;
•mining royalties;
•labour standards, employee profit-sharing, and occupational health and safety, including mine safety and COVID-19 related regulations;
•community and Indigenous rights;
•human rights;
•social matters, including historic and cultural preservation, engagement and consultation, local hiring and procurement, development funds;
•anti-corruption and anti-money laundering; and
•data protection and privacy.
The costs associated with compliance with these and future laws and regulations can be substantial, and changes to existing laws and regulations (including the imposition of higher taxes and mining royalties) could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of our properties. In addition, the regulatory and legal framework in some jurisdictions in which we operate are out-dated, unclear and at times, inconsistent. A failure to comply with these laws and regulations, including with respect to our past and current operations, and possibly even actions of parties from whom we acquired our mines or properties, could lead to, among other things, the imposition of substantial fines, penalties, sanctions, the revocation of licenses or approvals, expropriation, forced reduction or suspension of operations, and other civil, regulatory or criminal proceedings.

Many of the jurisdictions in which we operate also have certain laws or policies that impose restrictions on mining activities. For example, there are currently laws in the Province of Chubut, Argentina, which, among other things, prohibit open pit mining and the use of cyanide in mineral processing across the entire Province. As currently enacted, the laws in the Province of Chubut do not permit and would likely render any future construction and development of the Navidad property uneconomic or not possible at all. There is no guarantee that these restrictions on mining will be removed or that they will not become more restrictive, or that new constraints will not be imposed, including those that might have significant economic impacts on our operations and profitability.
Unanticipated or drastic changes in laws and regulations have affected our operations in the past. For example, under previous political regimes in Argentina, the government intensified the use of severe price, foreign exchange, and import controls in response to unfavourable domestic economic trends. These included informal restrictions on dividend, interest, and service payments abroad and limitations on the ability to convert ARS into USD, exposing us to additional risks of ARS devaluation and high domestic inflation. While some of these restrictions had begun to ease after the elections in 2015, the government introduced a new export duty in 2018 on silver and gold doré exported from Argentina. In 2022, we paid approximately $4.9 million in export duties (2021: $5.7 million). Following elections in 2019, the government in Argentina has begun reinstituting some of the previous unfavourable economic policies, such as strict currency controls.
As governments continue to struggle with deficits and concerns over the effects of depressed economies, the mining and metals sector has often been identified as a source of revenue. Taxation and royalties are often subject to change and are vulnerable to increases in both poor and good economic times, especially in many resource-rich countries. The addition of new taxes, specifically those aimed at mining companies, could have a material impact on our operations and will directly affect profitability and our financial results. COVID-19 resulted in unprecedented public health measures and massive increases in government spending which caused significant long-term damage to the global and most national economies. The resulting costs to governments, increased fiscal debt, interest rates, and inflation continue to result in further taxation pressures, the impacts of which could impact our financial performance.
In late December 2016, for example, the Zacatecas state government enacted a new set of ecological taxes which took effect on January 1, 2017. The Zacatecas Tax applied broadly across a number of industries in the State of Zacatecas that involve extraction, emissions to the air, soil or water, and deposits of residue or waste. The Zacatecas Tax primarily affected the La Colorada mine in respect of the materials placed in its tailings storage facility, with only about 5% of the tax relating to emissions. We paid approximately $4.5 million in respect of the Zacatecas Tax from January 2017 to April 2020. However, pursuant to a challenge of the Zacatecas Tax constitutional grounds, in mid-2020, the Supreme Court of Mexico determined that the tax for the deposit or storage of waste rock was not within the jurisdiction of the State of Zacatecas and that Plata Panamericana was entitled to be reimbursed for payments previously made in respect of the La Colorada mine. As part of this ruling, the Court also ruled that the State of Zacatecas was still empowered to impose a tax for the prevention and control of air pollution generated by industrial establishments, which are not within the federal competence, and therefore that portion of the tax on Plata was upheld and currently being paid by Plata Panamericana. Furthermore, in December 2020, the State of Zacatecas modified the original tax on the disposal or storage of waste rock. Plata Panamericana does not currently believe that this tax is payable in respect of La Colorada because of its SEMARNAT-approved waste management plan.
In April 2021, the Senate of Mexico approved the amendment of various articles of the Federal Labor Law, Social Security Law, Law of the National Workers’ Housing Fund Institute, Federal Fiscal Code, Income Tax Law and the Value Added Tax Law. These new regulations significantly limit the ability of operating companies to subcontract and outsource labour to contractors and to employ related service providers. As a consequence of this new legislation, additional employee profit sharing costs, payroll taxes and benefits costs were imposed on our operations.
Similarly, in August 2022, the government of Peru instituted regulations that severely restricted the use contractors to perform core mining activities on behalf of mining companies, requiring instead that contractors be transitioned to, or become, employees of such companies. The application of these regulations has, however, been suspended by the Peruvian competition authority because of challenges to their legality.  It is unknown whether these legal challenges will be successful or whether the application of these regulations will be reinstated, and if the regulations do become enforceable, there could be significant negative consequences to our Peruvian operations and financial results.

To manage the COVID-19 pandemic, governments in all of our operating jurisdictions implemented various regulations, orders, protocols and guidelines, many of which have negatively affected our business and our employees, contractors and local communities. COVID-19 also impacted governments and national economies, and in addition to impacts on labour, supplies, and services that are needed to conduct our business, this may also increase the likelihood of additional taxes, duties, royalties, or similar burdens being placed on mining operations in an effort to generate municipal, state and federal revenues and boost economies. Please refer to the more detailed discussion of the risks related to COVID-19 on our business under the heading, “Risks Related to our Business - COVID-19 and Other Pandemics” on page 71.
Permits
We are required to obtain and renew governmental permits for the operation and expansion of existing operations or for the development, construction, and commencement of new operations. Obtaining or renewing the necessary governmental permits can be costly and involve extended timelines. We may not be able to obtain or renew permits that are necessary to our operations, or the cost to obtain or renew permits may exceed our expected recovery from a given property once in production.
Failure to obtain or maintain the necessary permits, or to maintain compliance with any permits, can result in fines, penalties, or suspension or revocation of the permits. Our ability to obtain and renew permits is contingent upon certain variables, some of which are not within our control, including, introduction of new permitting legislation, the interpretation of applicable requirements implemented by the permitting authority, the need for public consultation hearings or approvals, and political or social pressure.
As previously discussed, in July 2017, the Escobal mining license was suspended as a result of a court proceeding initiated by an NGO in Guatemala. After several decisions and appeals on the matter, a decision of the Constitutional Court of Guatemala was rendered on September 3, 2018, that the Escobal mining license would remain suspended until the Guatemala MEM completes an ILO 169 consultation. The consultation process is proceeding and the mine remains suspended and on care and maintenance.
In addition, in June 2017, PASG (at the time known as MSR) filed its annual request to renew the export credential with the Guatemala MEM. However, the Guatemala MEM did not renew the credential because its renewal had become contingent on the Supreme Court’s reinstatement of the Escobal mining license. The credential therefore expired in August 2017 and has not been renewed.
Any unexpected delays, failure to obtain or renew permits, failure to comply with the terms of the permit, or costs associated with the permitting process could impede or prevent the development or operation of a mine, which could have material adverse impacts on our operations and profitability.
Operational Risks
The ownership, operation, and development of a mine or mineral property involves significant risks and hazards which even the combination of experience, knowledge, and careful evaluation may not be able to overcome.
These risks include:
•environmental and health hazards;
•industrial and equipment accidents, explosions and third party accidents;
•the encountering of unusual or unexpected geological formations;
•ground falls and cave-ins;
•flooding;
•labour disruptions;
•mechanical equipment, machinery, and facility performance problems;
•seismic events;
•extreme temperature variations and air quality issues underground; and
•periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in:
•damage to, or destruction of, mineral properties or production facilities;
•personal injury or death;
•environmental damage and liabilities;
•delayed production;
•labour disruptions;
•increased production costs;
•asset write downs;
•abandonment of assets;
•monetary losses;
•civil, regulatory or criminal proceedings, including fines and penalties, relating to health, safety and the environment;
•community unrest, protests, and legal proceedings at local or international levels;
•loss of social acceptance for our activities; and
•other liabilities.
Advancements in science and technology and in mine design, methods, equipment, and training have created the possibility of reducing some of these risks, but there can be no assurances that such occurrences will not take place and that they will not negatively impact us, our operations, and our personnel. For example, our La Colorada mine experienced ventilation failures in 2019 and 2020 that were partly the result of encountering increased heat and humidity loadings on the rock mass and ground support systems as the mine deepening and eastern extensions advanced. These failures resulted in a loss of forecast production in 2020 and 2021. Remediation work was undertaken to improve ventilation and underground conditions, including the commissioning of the refrigeration plant in mid-2022 and the concrete-lined ventilation shaft project, which is anticipated to be completed in mid-2023.
In addition to those other risks identified above, mining operations are also subject to ownership and operating risks relating to the valuable nature of the product being produced. Our Mexican operations have experienced armed robberies of doré. We have instituted a number of additional security measures and a more frequent shipping schedule in response to these incidents. We have subsequently renewed our insurance policy to mitigate some of the financial loss that would result from such criminal activities in the future, however, a substantial deductible amount would apply to any such losses in Mexico.
Liabilities that we incur may exceed the policy limits of our insurance coverage or may not be insurable, in which case we could incur significant costs that could adversely impact our business, operations, profitability, or value.
Title to Assets
The validity of mining or exploration titles or claims or rights, which constitute most of our property holdings, can be uncertain and may be contested. Our properties may be subject to prior unregistered liens, agreements or transfers, Indigenous land claims, or undetected title defects. In some cases, we do not own or hold rights to the mineral concessions we mine, including in Bolivia where the government has title to the concessions and our right to mine is contractual in nature. We have not conducted surveys of all the claims in which we hold direct or indirect interests and therefore, the precise area and location of such claims may be in doubt. No assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable exploration and mining titles or claims, or that such exploration and mining titles or claims will not be challenged or impugned by third parties. We may be unable to operate our properties as expected, or to enforce our rights to our properties. Any defects in title to our properties, or the revocation of our rights to mine, could have a material adverse effect on our operations and financial condition.
For example, certain individuals have asserted community rights and land ownership over a portion of the La Colorada  mine’s surface lands in the Agrarian Courts of Mexico.  They have also initiated a process before SEDATU in Zacatecas to declare such lands as national property. In 2019, we filed an amparo against such process and obtained an injunction to protect its ownership of these surface rights pending the outcome of the amparo and a further review by SEDATU. Our challenge was dismissed in October 2021, primarily on the basis that no final declaration of national lands had yet been made by SEDATU that would affect our property rights. We appealed this dismissal and we will continue to oppose the SEDATU process. While we believe that we hold proper title to the surface lands in question, if we are unable to maintain, or maintain access to, those surface rights, there could be material adverse impacts on the La Colorada mine’s future mining operations.
Similarly, in Guatemala, the land title system is not well developed and in many cases, relies on informal, hereditary or possessory rights. Such informal systems can create significant uncertainty in obtaining and maintaining ownership or rights of access, in defining precise locations or clear boundaries to properties, and substantiating rights if challenged. It is also difficult to establish the identity of parties who may have, or purport to have, an interest in such property. Many of the surface areas on which the Escobal mine is located are based on such informal rights. PASG is subject to a legal action by an individual claiming to own title to certain lands within the Escobal mine site that PASG had previously purchased. If we are unable to maintain existing lands and access, or to obtain new lands as required, there may be significant adverse impacts to the mine and its future operations.
We operate in countries with developing mining laws, and changes in such laws could materially impact our rights or interests to our properties. We are also subject to expropriation risk in a number of countries in which we operate, including the risk of expropriation or extinguishment of property rights based on a perceived lack of development or advancement. In Peru, for example, the recently elected government has raised the prospect of implementing changes to the Peru Constitution, imposing increased mining taxes and royalties, in addition to changes to mine closure requirements, and formalization of small-scale miners and artisanal miners, all which could materially impact our rights or interest to our properties. There is limited activity at our Navidad property, for example, as a result of legal restrictions relating to mining, and there is a risk that the federal or provincial governments in Argentina are dissatisfied with a lack of advancement. Expropriation, extinguishment of rights and other similar governmental actions would likely have a material adverse effect on our operations and profitability.
In many jurisdictions in which we operate, legal rights applicable to mining concessions are different and separate from legal rights applicable to surface lands. Accordingly, title holders of mining concessions in many jurisdictions must agree with surface landowners on compensation in respect of mining activities conducted on such land. We do not hold title to all of the surface lands at many of our operations and rely on contracts or other similar rights to conduct surface activities.
Environmental Legislation, Regulations, and Hazards
We are subject to environmental laws and regulation in the various jurisdictions in which we operate that impose requirements or restrictions on our activities, such as mine development, water management, use of hazardous substances, reclamation, and waste transportation, storage and disposal. Compliance with environmental laws and regulations may require significant costs and may cause material changes or delays in our operations. There is no assurance that we will be in full compliance with environmental legislation at all times. Failure to comply with applicable environmental legislation could lead to adverse consequences, including expropriation, suspension or forced cessation of operations, revocation of or restrictions on permits, fines and other penalties, civil or regulatory proceedings, and, in certain circumstances, criminal proceedings. Furthermore, any such failures could increase costs and extend timelines, requiring additional capital expenditures and remedial actions. These negative consequences could significantly impact our financial condition, operations, and cash flow.
Future environmental legislation could also require stricter standards and mandate increased enforcement, fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.
Environmental hazards may exist on our properties which are currently unknown to us. We may be liable for losses associated with such hazards or may be forced to undertake extensive remedial cleanup action or to pay for governmental remedial cleanup actions, even in cases where such hazards have been caused by previous or existing owners or operators of the property, or by the past or present owners of adjacent properties, or by natural conditions. The costs of such cleanup actions may have a material adverse effect on our operations and profitability.
We are subject to environmental reclamation requirements to minimize long-term effects of mining exploitation and exploration disturbance by requiring the operating company to control possible deleterious elements and to re-establish, to some degree, pre-disturbance landforms and vegetation. These environmental reclamation requirements vary depending on the location of the property and the managing governmental agency. We are actively providing for and carrying out reclamation activities on our properties as required. Between 2017 and 2019, we completed the active closure and reclamation of the Alamo Dorado mine and have applied some of that experience to closure cost estimates for our other mines. We continue to implement post-closure improvements at Alamo Dorado and apply lessons learned to our other operations. Any significant environmental or social issues that may arise, however, or any changes to current mine closure regulations could lead to increased reclamation expenditures and have a material adverse effect on our financial resources.
Our operations at the Dolores, Shahuindo and La Arena mines involve heap leaching and this method of mineral processing may be employed in the future at other mines and projects. Heap leaching often employs sodium cyanide, a hazardous material, to leach metal-bearing ore and then collect the resulting metal-bearing solution. There is an inherent risk of unintended discharge of hazardous materials in the operation of leach pads. Should sodium cyanide escape from a leach pad and collection infrastructure or otherwise be detected in the downstream surface and ground water points, we could become subject to liability for remediation costs, which could be significant and may not be insured against. In addition, metal production could be delayed or halted to prevent further discharges and to allow for remediation. Such delays or cessations in production could be long-term or, in some cases, permanent, and any interference with production could result in a significant reduction in, or loss of, cash flow and value for us. While appropriate steps may be taken to prevent discharges of sodium cyanide and other hazardous materials into the ground water, surface water, and the downstream environment, there is inherent risk in the operation of leach pads and there can be no assurance that a release of hazardous materials would not occur.
We operate seven tailings storage facilities, have one closed filtered (dry) stack tailings facility at the Alamo Dorado mine, one filtered (dry) stack tailings facility at the Escobal mine, which is currently suspended, and operate a water dam at the Dolores mine. Between 2014 and 2021 we completed dam safety reviews by the Engineers of Record for all our operating tailings facilities. The reviews found that the storage facilities design, construction, operation, maintenance, and monitoring at the tailings and water storage facilities are generally in line with the Canadian Dam Safety Guidelines, TSM Tailings Protocol, and known best practices. We continue to implement the TSM Tailings Protocol and Canadian Dam Safety Guidelines at all of our sites. The development and update of guidelines and standards, such the Canadian Dam Association Technical Bulletin on Tailings Dam Breach Analyses and the Global Industry Standard for Tailings Management, may change requirements, costs, and ultimate capacity of our tailings facilities. Design of all of our tailings and water storage facilities includes detailed consideration of stability under static and dynamic (pseudostatic) seismic conditions to ensure exceedance of relevant safety factors. The design criteria are defined based on the dam classification resulting from the dam breach analyses and in 2021, the dam breach analyses for the Morococha and Huaron mines were updated. While we believe that appropriate steps have been taken to prevent safety incidents, there are inherent risks involved with tailings facilities, including among other things, seismic activity, particularly in seismically active regions such as Peru and Guatemala, and the ability of field investigations completed prior to construction to detect weak foundation materials. There can be no assurance that a dam or other tailings facility safety incident will not occur and such an incident could have a material adverse effect on our operations and profitability.
Responsibility for the operation of a water treatment plant for the Kingsmill Tunnel and the tailings mitigation program at the Huascacocha tailings facility, near the Morococha mine, have been apportioned by Water Management Consultants Inc. in environmental studies among the Morococha mine and the mining companies operating neighbouring projects. The continued development of the Toromocho project by MCP may alleviate some of our funding requirements. There can be no guarantee, however, that our proportionate share of the costs of such environmental projects will not change.
In addition to increasing regulatory requirements and operational risks, claims from local communities and NGOs with respect to real or alleged environmental incidents are becoming more common and may impact operations. In the case of legitimate claims, such actions could result in injunctions, suspensions, or other work stoppages, including revocation of permits, or significant fines or awards of damages. In other cases, we may be subject to frivolous or exaggerated claims made in an effort to obstruct or prevent mining operations or to affect our reputation. We have and continue to face such alleged claims in Guatemala related to the Escobal mine, as well as in Peru.

Community Action
The success of our business is, in many ways, dependent on maintaining positive and respectful relationships with communities in the areas where we work. There is an increasing level of public concern relating to the perceived effects of mining activities, particularly on communities and peoples impacted by such activities. Communities and certain NGO’s that oppose resource development have become more vocal and active with respect to the impact of mining activities. Adverse publicity related to extractive industries or specifically to Pan American’s operations, could have an adverse effect on our reputation, impact our relationships with the communities in which we operate, and ultimately have a material adverse effect on our business, financial condition and results of operations. Some communities and NGOs have taken actions, such as installing road blockades, applying for injunctions for work stoppage, filing lawsuits for damages or to challenge our ownership or use of property, and intervening and participating in lawsuits seeking to cancel or revoke our rights, permits and licences that are necessary for our operations to continue, which could materially impact our business. These actions relate not only to current activities but are often in respect of past activities by prior owners of mining properties. NGOs may also lobby governments for changes to laws, regulations and policies pertaining to mining, which, if made, could have a material adverse effect on our business, financial condition and results of operations. The manner with which we respond to civil disturbances and other activities can give rise to additional risks where those responses are perceived to be inconsistent with international standards, including those with respect to human rights.
On June 18, 2014, seven plaintiffs filed an action against Tahoe in the British Columbia Supreme Court alleging battery and negligence regarding a security incident that occurred at the Escobal mine on April 27, 2013. The plaintiffs sought compensatory and punitive damages. In April 2017, three of the seven plaintiffs settled their claims against Tahoe. On July 30, 2019, we settled on behalf of Tahoe, the remaining four plaintiffs’ claims and the British Columbia Supreme Court action was dismissed.
Since June 7, 2017, a group of protesters near the town of Casillas has blocked the primary highway that connects Guatemala City to San Rafael Las Flores and the Escobal mine that we recently acquired. Operations were reduced between June 8 and June 19, 2017 to conserve fuel, and on July 5, 2017, were ultimately ceased following the Supreme Court’s provisional decision to suspend the Escobal mining license while the case against the Guatemala MEM was heard on the merits. A second roadblock was initiated in 2018 near the community of Mataquescuintla. While we continue our efforts to regain trust and repair relationships, there is no guarantee that a positive resolution will be reached or that the roadblocks will be removed.
In early May 2021, PASG and the Guatemala MEM were served with legal proceedings that were originated in the Constitutional Court of Guatemala by a small group of residents and landowners, or alleged residents and landowners, from the La Cuchilla community near the Escobal mine claiming that prior mining activities damaged their lands. Currently, operations at Escobal are suspended pending the completion of the government-led ILO 169 consultation process. Nevertheless, the action seeks injunctive relief to prevent future mining activities at Escobal. The claim against the Guatemala MEM has subsequently been denied and the claims against PASG is pending determination by the Constitutional Court. While we believe that the claims against PASG are procedurally and substantively flawed and without merit, the outcome of this proceeding cannot be determined at this time.
Artisanal, or informal, mining is associated with a number of negative impacts, including environmental degradation, forced labour, human trafficking and funding of conflict. Additionally, effective local government administration is often lacking in the locations where these miners operate informally or illegally. These activities are largely unregulated and work conditions are often unsafe and present health risks to the artisanal miners and local communities, which while unrelated to our operations, may have a material impact on them. Informal miners are active on land adjacent to our Shahuindo operation. These miners, represented by the Asociación de Mineral Artesanal San Blas (“AMASBA”), are in dialogue with the Peruvian government to formalize their operations. We support formalization and are collaborating with the government, local authorities and AMASBA in this regard.
Pan American is continuing with the implementation of TSM, a program designed to enhance our community engagement processes, drive world-class environmental practices and reinforce our commitment to the safety and health of our employees and surrounding communities. As part of TSM, we have implemented response mechanisms which help us manage our social risks by better understanding and responding to community questions or concerns around the perceived or actual impacts of our activities. While we are committed to operating in a responsible manner, there is no assurance that our efforts will be successful at mitigating adverse impacts to our operations, and we may suffer material consequences to our business, including among other things, delays and closures, increased costs, and significant reputational damage.

From time to time, individuals or communities may allege that our activities have impacted or are impacting their human rights. For example, we are currently in discussions with certain individuals regarding a 2015 relocation of worker housing at our La Colorada project. This is being done with the assistance of external relocation consultants and under the observations of the Office of the United Nations High Commissioner for Human Rights in Mexico.
In Canada, recent jurisprudence has permitted foreign claimants to bring legal actions in relation to alleged human rights violations and tort claims which may have occurred in their home country. This includes the adoption of international customary law principles as actionable torts in Canada. In addition, international bodies, such as the Inter-American Commission and the Inter-American Court of Human Rights, may adopt precautionary measures or make orders for member states in respect of human rights violations that could materially impact our operations. In 2019 we established a Global Human Rights Policy, which sets out our commitment to respect human rights. We also appointed a Human Rights Officer. To align with international best practices, we have conducted a gap assessment of our security practices against the requirements of the Voluntary Principles on Security and Human Rights and UNICEF’s Child Rights and Security Checklist at our three operations with armed security forces: La Colorada and Dolores in Mexico, and Escobal in Guatemala. As part of our commitment to driving global sustainable development and contributing to the United Nations Sustainable Development Goals, we became signatories to the United Nations Global Compact in July 2020. As a signatory, we annually report our progress on embedding the United Nations Global Compact Principles into business operations. These initiatives were designed, in part, to further reduce the risks of negative impacts on human rights and alleged human rights violations. However, there is no assurance that claims of human rights violations will not be asserted against us and we may suffer material consequences to our business, including among other things, damages awards, delays and closures, increased costs, and significant reputational damage.
Developments Regarding Indigenous Peoples
Some of our operations are near areas presently or previously inhabited or used by Indigenous peoples or have communities nearby. There are many national and international laws, regulations, conventions, codes and other instruments dealing with the rights of Indigenous peoples that impose obligations on governments and entities. Many of these are complex and interwoven in application, and are integrated and applied differently by governments, communities, Indigenous peoples, and other interest groups. These may include a mandate that government consult with Indigenous peoples in the areas around our projects and mines regarding actions affecting local stakeholders, prior to granting us mining rights, permits or approvals. Applicable conventions, such as the ILO Convention 169 which has been ratified by Argentina, Bolivia, Guatemala, Mexico, and Peru, is an example of such an international convention and one that is presently impacting our operations in Guatemala where the Escobal mine has been suspended pending completion of an ILO 169 consultation process.
The United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”) was negotiated over a 24-year period with Indigenous peoples, member states and UN experts and was adopted by the UN General Assembly in September 2007. Canada officially endorsed UNDRIP in 2016 and in June 2021, the United Nations Declaration on the Rights of Indigenous Peoples Act (the “UNDRIP Act”) was enacted into law in Canada to align and harmonize Canadian laws with UNDRIP. The substantive impact of UNDRIP on each member states’ obligations to Indigenous peoples, including in Canada, remains uncertain, particularly with respect to the principle of free, prior and informed consent. At minimum, UNDRIP and the UNDRIP Act are likely to result in more robust consultation processes with potentially affected Indigenous peoples where projects trigger their application. Such requirements under UNDRIP and the associated application under Canadian law could impact our operations and our ability to develop new operations.
In Canada, our Timmins West and Bell Creek operations engaged in consultation processes with local First Nations communities, and Lake Shore is a party to IBAs with certain local First Nation communities which outlines a framework for the ongoing relationship between the parties, including with respect to consultation.
New or amended laws, regulations and conventions respecting the rights of Indigenous peoples, including with respect to the acquisition and use of lands, may alter decades old arrangements or agreements made by prior owners of our mines and properties, or even those made by us in more recent years. There can be no guarantee that we have entered into all agreements with Indigenous peoples in accordance with the laws and international standards and norms governing such relationships or that future laws and actions will not have a material adverse effect on our rights or ability to explore or mine, or on our financial position, cash flow, and results of operations. Furthermore, it is not uncommon for Indigenous peoples to challenge agreements or arrangements previously entered into for various reasons. Public opposition, including opposition by NGOs, to mining activities has also increased in recent years, in part due to the perceived effects of those activities on local communities and on

Indigenous peoples. There has been an increase in resort to strategic litigation supported by NGOs and other interest groups in reference to laws, regulations and conventions respecting the rights of Indigenous peoples, which if targeted at our operations, could have a material impact on the future operations of our mines.
If we cannot maintain an agreement or positive relationship with Indigenous peoples in respect of our operations, there may be significant disruptions in our operations and activities, we may be subject to legal or administrative proceedings, and we may be precluded from operating, or from continuing to operate, in such areas. There could also be significant harm to our reputation. The risks associated with operating or conducting activities in or near areas presently or previously inhabited by Indigenous peoples could further impact our ability to acquire or advance development projects and complete, or realize benefits from, future acquisitions.
COVID-19 and Other Pandemics
Since the outbreak of the coronavirus (COVID-19) in late 2019, it has spread into areas where we have operations and where our offices are located. In 2020, government efforts to curtail the spread of COVID-19 resulted in the temporary suspensions of our operations in Mexico, Peru, Argentina and Bolivia, and in response we reduced throughput at our operations in order to enhance physical distancing and protect our personnel and the community. The spread of COVID-19 impacted our employees and contractors, not only as it related to potential health concerns, but also in terms of limitations on movement, availability of food and other goods, and personal well-being, among others. Our suppliers and service providers were also impacted.
While COVID-19 had significant, direct impacts on our operations, our business, our workforce, and our production, the extent to which COVID-19 will continue to impact our operations will depend on future developments which are highly uncertain and cannot be predicted with confidence. These future developments include, but are not limited to, the duration of any outbreak, new information that may emerge concerning the severity of COVID-19, including variants of the disease, and the actions taken to contain COVID-19 or treat it. The imposition of future governmental restrictions and health and safety protocols could improve or worsen relative to our assumptions, depending on how each jurisdiction manages potential outbreaks of COVID-19, the development and adequate supply of vaccines, and the effectiveness of such vaccines.
Moreover, the continued presence of, or spread, of COVID-19, and any future emergence and spread of COVID-19 mutations or other pathogens, globally may have material adverse effects on the economies and financial markets of many countries, including those we operate in, resulting in an economic downturn that could have significant impacts on commodity prices, demand for metals, investor confidence, and general financial market liquidity, all of which may adversely affect our business and the market price of our Common Shares. In addition, such a pandemic could also impact our ability to raise capital, cause continued interest rate volatility that could make obtaining financing or refinancing our debt obligations more challenging or more expensive (if such financing is available at all), and result in any operations affected by coronavirus or other pathogens becoming subject to quarantine or shut down. Such effects would not only affect our business and results of operations, but also the operations of our suppliers, contractors and service providers, including smelter and refining service providers, and the demand for our production. Inflationary pressures relating to COVID-19 global financial support measures and current supply chain challenges continue to have both direct and indirect impacts on our costs to operate, which could have a material impact on our financial results. Any of these developments, and others, could have a material adverse effect on our business and results of operations.
Exploration and Development Risks
The long-term operation of our business and its profitability is dependent, in part, on the cost and success of our exploration and development programs. Mineral exploration and development is highly speculative and involves significant risks. Few properties that are explored are ultimately developed into producing mines. There is no assurance that our mineral exploration and development programs will result in discoveries of economic quantities of mineralization that are necessary for a property to be brought into commercial production. The commercial viability of a mineral deposit, once discovered, is also dependent upon a number of factors, including, among other things, (i) the particular attributes of the deposit, such as size, grade, and metallurgy; (ii) interpretation of geological data; (iii) feasibility studies; (iv) proximity to infrastructure and availability of labour, power, and water; (v) metal prices; (vi) foreign currency exchange rates; and (vii) government regulations, including regulations relating to development, taxation, royalties, import and export, and environmental protection.

The actual operating results of our projects may differ materially from those we had anticipated due to these and other factors, many of which are beyond our control. There can be no assurance that our acquisition, exploration, and development programs will yield new mineral reserves to replace or expand current mineral reserves, or that they will result in additional production. Unsuccessful exploration or development programs could have a material adverse effect on our operations and profitability.
Imprecision in Mineral Reserve and Mineral Resource Estimates
Our mineral reserves and mineral resources are estimates. No assurances can be given that the estimated levels of mineral reserves or mineral resources are accurate, or that the estimates will result in material being produced or processed profitably. These estimates are expressions of judgment based on knowledge and experience and are based on assumptions and interpretation of available geological, geochemical and operational data and information. Valid estimates made at a given time may significantly change when new information becomes available. It may take many years from the initial phase of drilling before production occurs, and during that time, the economic feasibility of our projects may change and may ultimately prove unreliable.
Fluctuations in the market price of silver, gold and other metals, as well as increased capital or production costs or reduced recovery rates, may render our mineral reserves uneconomic to develop for a particular project or result in a reduction of mineral reserves. No assurances can be given that any mineral resource estimate will ultimately be reclassified as proven or probable mineral reserves or that mineralization can be mined or processed profitably. Inferred mineral resources have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. Mineral resource estimates may also be recalculated based on actual production experience. The evaluation of mineral reserves or mineral resources is influenced by economic and technological factors, which may change over time. If our mineral reserve or mineral resource figures are reduced in the future, this could have an adverse impact on Pan American’s future cash flows, earnings, results of operations, and financial condition.
This AIF and the documents incorporated by reference herein have been prepared and disclosed in accordance with the requirements of Canadian securities laws that differ from the requirements of United States securities laws. Please refer to the section, “Cautionary Note to U.S. Investors Concerning Estimates of Mineral Reserves and Mineral Resources” on page 8.
Production and Cost Estimates
We prepare estimates of future production and future production costs for our operations. No assurance can be given that production and cost estimates will be achieved. These production and cost estimates are based on many factors and assumptions, including: the accuracy of mineral reserve estimates; ground conditions and physical characteristics of ores, such as hardness and the presence or absence of particular metallurgical characteristics; equipment and mechanical availability; labour availability and productivity; access to the mine; facilities and infrastructure; sufficient materials and supplies on hand; and the accuracy of estimated rates and costs of mining and processing, including the cost of human and physical resources required to carry out our activities. Failure to achieve production or cost estimates, or increases in costs, could have an adverse impact on our future cash flows, earnings, results of operations, and financial condition.
Actual production and costs may vary from estimates for a variety of reasons, including actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the mineral reserves, such as the need for sequential development of orebodies and the processing of new or different ore grades; and risks and hazards associated with mining. In addition, there can be no assurance that silver recoveries or other metal recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production, or that the existing known and experienced recoveries will continue. Costs of production may also be affected by a variety of factors, including changing stripping ratios, ore grade metallurgy, labour costs and productivity, costs of supplies and services (such as, for example, fuel and power), general inflationary pressures, and currency exchange rates. Failure to achieve production estimates could have an adverse impact on our future cash flows, earnings, results of operations, and financial condition.

Infrastructure
Mining, processing, development, and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power, and water supply are important determinants for capital and operating costs, and sufficient and functional processing equipment and facilities are critical to our operations. The lack of availability or the delay in the availability of any one or more of these items could prevent or delay the development of our projects, result in the failure to achieve the anticipated production volume, and increase the construction costs and ongoing operating costs associated with our projects and operations. Similarly, continued improvements or replacement of existing infrastructure may require high capital investments and involve significant delays. In addition, unusual weather phenomena, sabotage, government, or other interference in the maintenance or provision of such infrastructure could adversely affect our operations and profitability.
Replacement of Reserves
The La Colorada, Dolores, Huaron, Morococha, Shahuindo, La Arena, Timmins West, Bell Creek, San Vicente and Manantial Espejo (including COSE and Joaquin) mines accounted for all of our production in 2022. Morococha was placed on care and maintenance in early 2022. Current life-of-mine plans provide for a defined production life for mining at each of our mines. For example, active mining at the Alamo Dorado mine ended in 2017 and the mine was transitioned to a reclamation phase. There is no assurance that any of our green field or near mine exploration projects will be successful, and substantial expenditures are required to establish mineral reserves. If our mineral reserves are not replaced either by the development or discovery of additional mineral reserves and/or extension of the life-of-mine at our current operating mines or through the acquisition or development of additional producing mines, this could have an adverse impact on our future cash flows, earnings, results of operations, and financial condition, and this may be compounded by requirements to expend funds for reclamation and decommissioning.
Trading Activities and Credit Risk
The zinc, lead, and copper concentrates produced by us are sold through long-term supply arrangements to metal traders or integrated mining and smelting companies. The terms of the concentrate contracts may require us to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing us to credit risk of the buyers of our concentrates. Should any of these counterparties not honour supply arrangements, or should any of them become insolvent, we may incur losses for products already shipped and be forced to sell our concentrates in the spot market or we may not have a market for our concentrates and therefore our future operating results may be materially adversely impacted.
At December 31, 2022, we had receivable balances associated with buyers of its concentrates of $50.3 million (2021 - $40.0 million). The vast majority of our concentrate is sold to a limited number of concentrate buyers.
Doré production is refined under long term agreements with fixed refining terms at seven separate refineries worldwide. We generally retain the risk and title to the precious metals throughout the process of refining and therefore are exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that we may not be able to fully recover our precious metals in such circumstances. For example, in November 2018, Republic, a refinery used by us, filed for bankruptcy. At the time of the bankruptcy, Republic had possession of approximately $4.9 million of our metal and we pursued a claim to collect damages. At December 31, 2022, we had approximately $37.0 million (2021 - $52.3 million) of value contained in precious metal inventory at refineries. We maintain insurance coverage against the loss of precious metals at our mine sites and in-transit to refineries. The refineries generally bear the risk of loss after metal inventories have been delivered to them.
Refined silver and gold is sold in the spot market to various bullion traders and banks. Credit risk may arise from these activities if we are not paid for metal at the time it is delivered, as required by spot sale contracts.
We maintain trading facilities with several banks and bullion dealers for the purposes of transacting our trading activities. None of these facilities are subject to margin arrangements. Our trading activities can expose us to our counterparties’ credit risk to the extent that our trading positions have a positive mark-to-market value.
Supplier advances for products and services yet to be provided are a common practice in some jurisdictions in which we operate. These advances represent a credit risk to us to the extent that suppliers do not deliver products or perform services as expected. As at December 31, 2022, we had made $8.9 million of supplier advances (2021 - $11.2 million), which are reflected in “Trade and other receivables” on Pan American’s balance sheet.
Management constantly monitors and assesses the credit risk resulting from our concentrate sales, refining arrangements, and commodity contracts. Furthermore, management carefully considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, management attempts to avoid unacceptable concentration of credit risk to any single counterparty.
From time to time, we may invest in equity securities of other companies. Just as investing in Pan American is inherent with risks such as those set out in this AIF, by investing in other companies we will be exposed to the risks associated with owning equity securities and those risks inherent in the investee companies.
Taxation Risks
In addition to the risks relating to taxation discussed under the heading “Risks Related to Our Business – Governmental Regulation”, we are also exposed to other tax related risks. In assessing the probability of realizing income tax assets recognized, we make estimates related to expectations of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, we give additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. We consider relevant tax planning opportunities that are within our control, are feasible, and within management’s ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence.
Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. Future changes in tax laws could also limit us from realizing the tax benefits from the deferred tax assets. We reassess unrecognized income tax assets at each reporting period.
Exchange Rate Risk
We report our financial statements in USD; however, we operate in jurisdictions that utilize other currencies. As a consequence, the financial results of our operations, as reported in USD, are subject to changes in the value of the USD relative to local currencies. Since our sales are denominated in USD and a portion of our operating costs and capital spending are in local currencies, we are negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.
From time to time, we mitigate part of this currency exposure by accumulating local currencies, entering into contracts designed to fix or limit our exposure to changes in the value of local currencies relative to the USD, or assuming liability positions to offset financial assets subject to currency risk. Pan American held cash and short-term investments of $40.9 million in CAD, $3.1 million in MXN, $3.2 million in PEN, $9.3 million in ARS, $4.8 million in BOB, and $0.1 million in QTZ as at December 31, 2022. As at December 31, 2022, Pan American had outstanding positions on $18.0 million in foreign currency exposure of MXN purchases, $45.6 million of PEN purchases, and $108.0 million of CAD purchases. The MXN positions had weighted average USD put and call exchange rates of $21.00 and $24.35, respectively, expiring between January 2023 and December 2023. The PEN positions had a weighted average USD fixed exchange rate of $4.02, expiring between January 2023 and December 2023. The CAD collar positions ($84.0 million of CAD purchases) had weighted average USD put and call exchange rates of $1.30 and $1.34, respectively, expiring between January 2023 and December 2023. The CAD forward contracts ($24.0 million of CAD purchases) had a weighted average USD fixed exchange rate of $1.33, expiring between January 2023 and December 2023.
For the year ended December 31, 2022, we recorded gains of $1.5 million (2021 - losses of $0.2 million), gains of $3.5 million (2021 - losses of $3.7 million), and losses of $2.9 million (2021 - gains of $0.9 million) on MXN, PEN, and CAD derivative contracts, respectively.
Our balance sheet contains various monetary assets and liabilities, some of which are denominated in foreign currencies. Accounting convention dictates that these balances are translated at the end of each period, with resulting adjustments being reflected as foreign exchange gains or losses on our income statement.

In addition to the foregoing, governmental restrictions and controls relating to exchange rates also impact our operations. In Argentina, for example, the government has at times established official exchanges rates that were significantly different than the unofficial exchange rates more readily utilized locally to determine prices and value. Our investments in Argentina are primarily funded from outside of the country, and therefore conversion of foreign currencies, like USD, at the official exchange rate has had the effect of reducing purchasing power and substantially increasing relative costs in an already high inflationary market. Maintaining monetary assets in ARS also exposes us to the risks of ARS devaluation and high domestic inflation.
Please refer to the 2022 MD&A for a detailed sensitivity analysis of the effect of changes in the exchange rates of certain currencies against the USD on anticipated cost of sales for 2023, excluding Yamana assets.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet our financial obligations as they come due. The volatility of the metals markets can impact our ability to forecast cash flow from operations. We must maintain sufficient liquidity to meet our short-term business requirements, taking into account our anticipated cash flows from operations, our holdings of cash and cash equivalents, and committed loan facilities.
We manage our liquidity risk by continuously monitoring forecasted and actual cash flows. We have in place a rigorous reporting, planning and budgeting process to help determine the funds required to support our normal operating requirements on an ongoing basis and our expansion plans. We continually evaluate and review capital and operating expenditures in order to identify, decrease, and limit all non-essential expenditures. In fact, in mid-2022 we limited all non-essential expenditures in response to the combined impacts of declining precious metals prices, inflation, and supply chain issues.
We are required to use a portion of our cash flow to service principal and interest on debt, which will limit the cash flow available for other business opportunities. We also maintain and enter into intercompany credit arrangements with our subsidiaries in the normal course. Our ability to make scheduled principal payments, pay interest on or refinance our indebtedness depends on our future performance, our cash flows, and applicable interest rates, which directly impacts our costs of financing, and which are subject to economic, financial, competitive and other factors beyond our control. Unexpected delays in production, the suspension of our mining licenses, or other operational problems could impact our ability to service the debt and make necessary capital expenditures when the debt becomes due. If we are unable to generate such cash flow to timely repay any debt outstanding, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets, applicable interest rates, and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
While we have paid dividends to our shareholders for many years, the payment of dividends is impacted by our cash flows and liquidity situation. The payment of any future dividends is at the discretion of our Board of Directors after taking into account many factors, including availability of and sources of cash, future anticipated funding needs, our debt position, general and regional economic conditions, and expectations with respect to operational matters such as anticipated metals production and metals prices. There can be no assurance that dividends will continue to be paid in the future or on the same terms as are currently paid by Pan American.
Limited Supplies and Supply Chain Disruptions
Our operations depend on an uninterrupted supply of reagents (including cyanide at some operations), production inputs, and other supplies and resources such as skilled personnel. Supply may be interrupted due to a shortage or the scarce nature of inputs, especially with regard to chemical reagents. Supply might also be interrupted due to transportation and logistics associated with the remote location of some of our operations, and government restrictions or regulations which delay importation of necessary items. COVID 19 has had a significant impact on global supply chains, which has impacted our ability to source supplies required for our operations and has increased the costs of those supplies. Russia’s invasion of the Ukraine has also had significant impacts on the supply of certain goods and fuels. Any interruptions to the procurement and supply of reagents, production inputs and other supplies, or the availability of skilled personnel, as well as increasing rates of inflation, could have an adverse impact on our future cash flows, earnings, results of operations, and financial condition.

Competitive Conditions
The mining industry is very competitive, particularly with respect to properties that produce, or are capable of producing, silver, gold, and other metals. Mines have limited lives and, as a result, Pan American continually seeks to replace and expand mineral reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.
Competition for resources is intense, particularly affecting the availability of manpower, drill rigs, mining equipment, and production equipment. Competition in the mining business for limited sources of capital could adversely impact our ability to acquire and develop suitable silver mines, silver developmental projects, silver producing companies, or properties having significant exploration potential. As a result, there can be no assurance that our acquisition and exploration programs will yield new mineral reserves to replace or expand current mineral reserves, or that we will be able to maintain production levels in the future.
Our competitive position is largely determined by our costs compared to other producers throughout the world and our ability to maintain our financial integrity through the lows of the metal price cycles. Costs are governed to a large extent by the location, grade, and nature of mineral reserves as well as by operating and management skills. In contrast with diversified mining companies, we focus on silver and gold production, development, and exploration, and are therefore subject to unique competitive advantages and disadvantages related to the price of silver and gold and to a lesser extent base metal by-products. If silver and gold prices substantially increase, we will be in a relatively stronger competitive position than diversified mining companies that produce, develop, and explore for other minerals in addition to silver and gold. Conversely, if silver and gold prices substantially decrease, we may be at a competitive disadvantage to diversified mining companies.
Employee Recruitment, Retention and Human Error
Recruiting and retaining qualified personnel is critical to our success. We are dependent on the services of key executives including Pan American’s President and Chief Executive Officer and other highly skilled and experienced executives and personnel focused on managing our interests. The number of persons skilled in acquisition, exploration, and development of mining properties is limited and competition for such persons is intense. As our business activity grows, we will require additional key financial, administrative, and mining personnel as well as additional operations staff. In addition, as a result of the implementation of COVID-19 related restrictions, technology, and the growth in work from home or hybrid employment arrangements, employees have become more mobile and available to a wider pool of employers and industries, presenting further challenges in retaining key personnel. There can be no assurance that we will be successful in attracting, training, and retaining qualified personnel as competition for persons with these skill sets increases. If we are not successful in attracting, training, and retaining qualified personnel, the efficiency of our operations could be impaired, which could have an adverse impact on Pan American’s future cash flows, earnings, results of operations, and financial condition.
Even when efforts to attract and retain qualified personnel and consultants to manage our interests are successful, people are fallible and human error and mistakes could result in significant uninsured losses to us. These could include, but are not limited to, loss or forfeiture of mineral claims or other assets for non-payment of fees or taxes, erroneous or incomplete filings or non-fulfillment of other obligations, significant tax liabilities in connection with any tax planning effort we might undertake or mistakes in interpretation and implementation of tax laws and practices, and legal claims for errors or mistakes by our personnel.
Employee Relations
Our employees and contractors are free to pursue collective bargaining and unions have been established at many of our operations. Although we have reached agreements with our various unions and place significant emphasis on maintaining positive relationships with the unions and employees, we have experienced labour strikes and work stoppages in the past. Should they occur, some labour strikes and work stoppages have the potential to materially affect our operations and thereby adversely impact our future cash flows, earnings, production, and financial conditions.

Economic Dependence
We have 26 customers that account for 100% of the concentrate and silver and gold sales revenue. The Company has 3 customers that accounted for 28%, 14% and 12% of total sales in 2022. The loss of certain of these customers or curtailment of purchases by such customers could have a material adverse effect on our results of operations, financial condition, and cash flows.
General Economic Conditions
General economic conditions may adversely affect our growth, profitability and ability to obtain financing. Events in global financial markets in the past several years have had a profound impact on the global economy, particularly with the injection of monetary support and the massive increase in government debt in response to the COVID-19 pandemic since early 2020. Many industries, including the silver and gold mining industry, have been and continue to be impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, inflation and significant interest rate increases, currency devaluations, high volatility in global equity, commodity, foreign exchange and precious metal markets and a lack of market confidence and liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect our growth, profitability and ability to obtain financing. A number of issues related to economic conditions could have a material adverse effect on our business, financial condition and results of operations, including:
•inflation, volatility and other pressures in credit markets could impact the cost and availability of financing and our overall liquidity;
•the volatility of silver, gold and other metal prices would impact our revenues, profits, losses and cash flow;
•recessionary pressures could adversely impact demand for our production;
•volatile energy, commodity and consumables prices and currency exchange rates could impact our production costs;
•Russia’s invasion of the Ukraine, the threat of expanded conflict in Europe and the impact on geo-political stability and the global economy; and
•the devaluation and volatility of global stock markets could impact the valuation of our equity and other securities.
As noted, COVID-19 had a dramatic impact on many countries and on the global economy. The ongoing efforts against the spread of COVID-19, including with respect to recent mutations, may result in further governmental restrictions that could impact economies around the world, reduce the availability of workforces, and drive up consumer costs for supplies and services. While vaccines have been successful in combating the virus, these vaccines have not been made available or distributed adequately or equitably in some jurisdictions. Furthermore, vaccines do not fully prevent against the spread of the disease, nor is the long-term efficacy or impact of the currently available vaccines known. The presence of COVID-19 and its continued spread may have ongoing negative impacts on our business and financial performance, and such impacts could be material.
Compliance
We are subject to complex laws and regulatory regimes that differ in the various jurisdictions in which we operate and are sometimes extra-jurisdictional in application. Ensuring that such laws and regulatory requirements are understood and followed by our personnel is difficult and we may inadvertently fail to comply with such laws and requirements or they may be contravened by our personnel. We have established programs, policies, controls, training, and monitoring to reduce and mitigate risks in certain areas, including anti-corruption compliance. In this respect, we have adopted a Global Code of Ethical Conduct and a Global Anti-Corruption Policy, developed a training program, implemented internal controls to identify potential risks, and taken other steps to reduce the risk of non-compliance with applicable anti-corruption laws, including in the United States and Canada. However, there is no guarantee such programs, policies, controls, training or monitoring will prevent violations of the law, particularly by individual employees or agents. Violations of such laws, particularly those relating to corruption, could lead to the imposition of substantial fines, penalties or other civil or criminal prosecution or sanctions, and could severely damage our reputation. Such fines, penalties, and sanctions, and any damage to our reputation, could have a material adverse effect on our business.

Climate Change
There is significant evidence of the effects of climate change on our planet and an intensifying focus on addressing these issues. We recognize that climate change is a global challenge that may have both favorable and adverse effects on our business in a range of possible ways. Mining and processing operations are energy intensive and result in a carbon footprint either directly or through the purchase of fossil-fuel based electricity. As such, we are impacted by current and emerging policy and regulation relating to greenhouse gas emission levels, energy efficiency, and reporting of climate-change related risks. While some of the costs associated with reducing emissions may be offset by increased energy efficiency, technological innovation, or the increased demand for our metals as part of technological innovations, the current regulatory trend may result in additional transition costs at some of our operations. Governments are introducing climate-change legislation and treaties at the international, national, and local levels, and regulations relating to emission levels and energy efficiency are evolving and becoming more rigorous. Current laws and regulatory requirements are not consistent across the jurisdictions in which we operate, and regulatory uncertainty is likely to result in additional complexity and cost in our compliance efforts. Public perception of mining is, in some respects, negative and there is increasing pressure to curtail mining in many jurisdictions as a result, in part, of perceived adverse effects of mining on the environment and on local communities. Concerns around climate change may also affect the market price of our shares as institutional investors and others may divest interests in industries that are thought to have more environmental impacts. While we are committed to operating responsibly and reducing the negative effects of our operations on the environment, our ability to reduce emissions and energy and water usage by increasing efficiency and adopting new innovation is constrained by technological advancement, operational factors, and economics. Adoption of new technologies, the use of renewable energy, and infrastructure and operational changes necessary to reduce water usage may also increase our costs significantly. Concerns over climate-change, and our ability to respond to regulatory requirements and societal pressures, may have significant impacts on our operations and our reputation and may even result in reduced demand for our products.
The physical risks of climate-change could also adversely impact our operations. These risks include, among other things, extreme weather events, resource shortages, changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and extreme temperatures. Climate-related events such as mudslides, floods, droughts, and fires can have significant impacts, directly and indirectly, on our operations and could result in damage to our facilities, disruptions in accessing our sites with labour and essential materials or in shipping products from our mines, risks to the safety and security of our personnel and to communities, shortages of required supplies such as fuel and chemicals, inability to source enough water to supply our operations, and the temporary or permanent cessation of one or more of our operations. There is no assurance that we will be able to anticipate, respond to, or manage the risks associated with physical climate-change events and impacts, and this may result in material adverse consequences to our business and to our financial results.
Information and Cyber Security
The secure processing, maintenance, and transmission of information and data is critical to our business. Furthermore, we and our third-party service providers collect and store sensitive data in the ordinary course of our business, including personal information of our employees, as well as proprietary and confidential business information relating to ourselves and in some cases, our customers, suppliers, investors and other stakeholders. With the increasing dependence and interdependence on electronic data communication and storage, including the use of cloud-based services and personal devices, we are exposed to evolving technological risks relating to this information and data. These risks include targeted attacks on our systems or on systems of third parties that we rely on, failure or non-availability of a key information technology systems, or a breach of security measures designed to protect our systems. While we employ security measures in respect of our information and data, including implementing systems to monitor and detect potential threats, the performance of periodic audits, and penetration testing, we cannot be certain that we will be successful in securing this information and data and there may be instances where we are exposed to malware, cyber-attacks or other unauthorized access or use of our information and data. Any data breach or other improper or unauthorized access or use of our information could have a material adverse effect on our business and could severely damage our reputation, compromise our network or systems and result in a loss or escape of sensitive information, a misappropriation of assets or incidents of fraud, disrupt our normal operations, and cause us to incur additional time and expense to remediate and improve our information systems. For example, in 2020, a silver concentrate customer on the basis of a fraudulent email received referencing the concentrate delivery details from Bolivia and the precise payment amounts due, made payment for the concentrate shipment into an unknown bank account, impacting both the customer and payment to us. In addition, we could also be subject to legal and regulatory liability in connection with any such cyber-attack or breach, including potential breaches of laws relating to the protection of personal information.

Stakeholder Confidence
Our business and operations require us to develop and maintain strong and trusting relationships with key stakeholders, including local communities, Indigenous peoples, governments, unions, and other groups and institutions. Poor management of these relationships, inadequate attention to matters of importance to these stakeholders, and operating in a manner that is perceived as unethical or damaging to the environment or to people could result in an erosion of trust and confidence in us and have negative impacts on our business and our financial and operating results. It can also affect our reputation more broadly, including with shareholders, government bodies, NGOs and other interest groups, the media, and the general public. A loss of trust and confidence and negative public opinion could impact our ability to obtain permits, licenses and other approvals, impede our efforts to find growth opportunities, materially increase our costs and expenses, result in legal claims and challenges, decrease the price of our shares and create negative market sentiment, all of which could have material impacts on our business and profitability. Since 2020, the importance of ESG performance requirements, standards and reporting has increased significantly across all stakeholder groups. While the Company has in place numerous programs and commitments with respect to ESG, there is no assurance that the Company will be able to adequately address all ESG pressures and potential requirements to maintain stakeholder confidence.
Acquisitions and Integration
An element of our business strategy is to make selected acquisitions. For example, in November 2022, Pan American, Agnico Eagle and Yamana entered into the Arrangement Agreement in connection with the proposed Arrangement pursuant to which Pan American will acquire all of the issued and outstanding Yamana Shares following the sale by Yamana of its Canadian assets, including certain subsidiaries and partnerships which hold Yamana’s interests in the Canadian Malartic mine to Agnico Eagle. The Arrangement is expected to close in the first quarter of 2023. Further, we completed the Tahoe Acquisition on February 22, 2019, and spent significant time and effort on integrating the Tahoe operations and workforce during the remainder of 2019 and into 2020. Over our history, we have also completed a number of other important acquisitions, including: the La Colorada mine in 1998; Corner Bay (the Alamo Dorado mine) in 2003; Argentum (the Morococha mine) in 2004; the remaining 50% interest in the Manantial Espejo project in 2006; an additional 40% interest in PASB in respect of the San Vicente mine in May 2007; Aquiline (the Navidad property) in 2010; Minefinders (the Dolores mine) in 2012; and in 2017, the Joaquin and COSE properties in Argentina. We expect to continue to evaluate acquisition opportunities on a regular basis and intend to pursue those opportunities that we believe are in our long-term best interests. The success of our acquisitions will depend upon a number of factors, including the adequacy, completeness, analysis and interpretation of information obtained during due diligence, our ability to effectively manage the integration and operations of entities once we complete an acquisition, and our ability, in some cases, to make improvements or advancements that we anticipated. The process of managing acquired businesses may involve unforeseen difficulties and risks and may require a disproportionate amount of management resources and expenditures. There can be no assurance that we will be able to successfully manage the integration and operations of businesses we acquire, or that the anticipated benefits of our acquisitions will be realized.
In addition to acquisitions, we periodically enter into joint venture, option and similar arrangements which, among other things, also require an investment in time and capital, and are subject to risks associated with due diligence matters. We also occasionally make investments in other mining companies, such as our investments in New Pacific Metals Corp. Such arrangements may depend, in part, on other parties and may be speculative in nature. There is no guarantee that any of these arrangements will be successful or that we will recover any capital or other investments made in relation thereto.
Please also refer to the risk factors included below under the heading, “Risks Relating to the Arrangement”.

Internal Control over Financial Reporting
Management of Pan American is responsible for establishing and maintaining an adequate system of internal control, including internal controls over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer and the Chief Financial Officer and effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Management assesses the effectiveness of our internal control over financial reporting based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. We also engage an independent registered public accounting firm to audit and provide independent opinions on the effectiveness of our internal control over financial reporting.
We may fail to achieve and maintain the adequacy of our internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No evaluation can provide complete assurance that our internal control over financial reporting will prevent or detect misstatements on a timely basis or detect or uncover all failures of persons employed by us to disclose material information otherwise required to be reported. The effectiveness of our control and procedures could also be limited by simple errors or faulty judgments. In addition, as we continue to expand, the challenges involved in implementing appropriate internal control over financial reporting will increase and will require that we continue to improve our internal control over financial reporting.
Our failure to satisfy these requirements on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our shares or market value of our other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. There can be no assurance that we will be able to remediate material weaknesses, if any, identified in future periods, or maintain all of the controls necessary for continued compliance, and there can be no assurance that we will be able to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies. Future acquisitions of companies may provide us with challenges in implementing the required processes, procedures, and controls in our acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws applicable to us.
Claims and Legal Proceedings
We are subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities.
Many of these claims are from current or ex-employees, or employees of former or current owners of our operations such as the Quiruvilca-related claims in Peru, which could in the aggregate, be of significant value, and include alleged improper dismissals, workplace illnesses, such as silicosis, and claims for additional profit-sharing and bonuses in prior years. In some cases, we may also be subject to collective settlement obligations with our employees and contractors relating to closures of our operations, and such obligations may be significant.
We may also become subject to class action lawsuits. For example, in mid-2017, Tahoe, which was acquired by us in late February 2019, and certain of its former directors and officers became the subject of three purported class action lawsuits filed in the United States that center primarily around alleged misrepresentations. These U.S. class action lawsuits were later consolidated into one class action suit that is ongoing in Nevada. In October 2018, Tahoe learned that a similar proposed class action lawsuit had been filed against Tahoe and its former chief executive officer in the Superior Court of Ontario. These lawsuits seek significant damages. We have disputed the allegations made in these suits, however, and while a successful resolution of these lawsuits is anticipated, the outcomes are not determinable at this time.

We may also be subject to proceedings in our commercial relationships. While we would, where available and appropriate to do so, defend against any such allegations, if we are unsuccessful in our defense of these claims, we may be subject to significant losses.
Furthermore, we are in some cases directly or indirectly subject to claims or other legal processes by individuals, local communities, Indigenous peoples, private landowners or non-governmental organizations relating to land and mineral rights and tenure, or alleged environmental or social damage. Such claimants may seek sizeable monetary damages against us and/or the return or relinquishment of surface or mineral rights or revocation of permits and licenses that are valuable to us. For example, certain individuals have asserted community rights and land ownership over a portion of the La Colorada mine’s surface lands in the Agrarian Courts of Mexico. They have also initiated a process before the SEDATU in Zacatecas to declare such lands as national property. If we are not able to maintain our interests in or title to lands or mineral rights, or if we are not otherwise successful in our defense against such claims, there could be significant impacts on our operations, including an inability to operate, and to our profitability.
Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavourably against us. We establish provisions for matters that are probable and can be reasonably estimated. We also carry liability insurance coverage, however, such insurance does not cover all risks to which we might be exposed and in other cases, may only partially cover losses incurred by us. In addition, we may be involved in disputes with other parties in the future that may result in litigation, which could have a material adverse effect on our financial or operating position, cash flow and results of operations.
RISKS RELATING TO THE ARRANGEMENT
There are a number of risk factors pertaining to the Arrangement. The following risk factors are not a definitive list of all risk factors associated with the Arrangement. Additional risks and uncertainties, including those currently unknown or considered immaterial by us, may also adversely affect Pan American, or the combined businesses of Yamana and Pan American following completion of the Arrangement. In addition to the risk factors relating to the Arrangement set out below, there are many risk factors relating to the business of Yamana that are similar to those described for Pan American.
The Arrangement is subject to the satisfaction or waiver of several conditions
The Arrangement is subject to a number of conditions precedent, some of which are outside of the control of Pan American, including, among other things, Yamana, Pan American and Agnico having obtained certain approvals (including, among other things, those of the TSX, the NYSE, the NASDAQ, and the Mexican Competition Law Approval (as defined in the Arrangement Agreement)), and there being no Material Adverse Effect (as defined in the Arrangement Agreement) in respect of Yamana, Pan American or Agnico. There is no certainty, nor can we provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in any required approvals could have an adverse effect on our business, financial condition or results of operations. In addition, if for any reason the conditions to the Arrangement are not satisfied or waived and the Arrangement is not completed or if the Arrangement Agreement is otherwise terminated, the market price of our shares may be adversely affected.
Pan American will incur substantial costs in connection with the proposed Arrangement, even if the Arrangement is not completed
Pan American has incurred and expects to incur additional material non-recurring expenses in connection with the Arrangement and completion of the transactions contemplated by the Arrangement Agreement, including $150 million of the $300 million termination fee that was paid to Gold Fields by Yamana in connection with the termination of the potential transaction between Gold Fields and Yamana, which was funded by Pan American, and costs relating to having obtained the required shareholder and regulatory approvals. Additional unanticipated costs may be incurred by the combined company in the course of coordinating the businesses of Yamana and Pan American after completion of the Arrangement. Certain costs relating to the Arrangement, such as legal, accounting and financial advisor fees, must be paid by us, even if the Arrangement is not completed. These costs, including, if applicable, the payment of the Pan American termination payment or the Pan American expense reimbursement as contemplated in the Arrangement Agreement, may adversely affect our results of operation, cash flow from operations and financial condition.

Yamana’s outstanding Senior Notes contain change of control provisions that, if triggered, may require Pan American to refinance such notes at significantly higher rates of interest
Yamana’s Senior Notes each contain provisions requiring Yamana to offer to purchase the Senior Notes at a price of 101% of the aggregate principal amount, plus accrued and unpaid interest, upon the occurrence of a Change of Control Repurchase Event (as defined in each of the indentures governing the Senior Notes (as each such indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Indentures”)). A Change of Control Repurchase Event occurs if each of Moody’s and S&P downgrades the Senior Notes by at least one “notch” and, following such downgrade, the Senior Notes are rated below investment grade by each of Moody’s and S&P, on any date during the 60-day period (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for a possible downgrade by either Moody’s or S&P) after the earlier of the: (i) public announcement by Yamana of any Change of Control (as defined in the Indentures) or pending Change of Control; or (ii) consummation of such Change of Control. If the Arrangement results in a Change of Control Repurchase Event, Pan American or Yamana would be required to offer to purchase the Senior Notes and Pan American would be required to use its cash or obtain additional financing to fund such offer. Such additional financing may not be available on acceptable terms, if at all, and any additional debt financing would be expected to be obtained at rates of interest that are significantly higher than the rates of interest currently payable in respect of the Senior Notes. Any failure to complete such a Change of Control offer would result in a default under the Indentures. Pan American has received a commitment from a Canadian chartered bank to underwrite an upsized revolving credit facility of up to $750 million following closing of the Arrangement and a term loan of up to $500 million at interest rates that are higher than the Senior Notes.
The consummation of the Arrangement may result in one or more ratings organizations taking actions which may adversely affect Pan American’s business, financial condition and operating results, as well as the market price of the Pan American Shares
Yamana has long-term credit ratings from S&P, Moody’s and Fitch. Pan American may apply for long-term credit ratings from one or more of these ratings organizations conditional upon consummation of the Arrangement. Rating organizations regularly analyze the financial performance and condition of companies and may re-evaluate a company’s credit ratings following the consummation of a material transaction, such as the Arrangement. Factors that may impact a company’s credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth opportunities, liquidity, asset quality, cost structure, product mix and commodity pricing levels. If a ratings downgrade were to occur in connection with the Arrangement or following the Arrangement, Pan American could experience higher borrowing costs in the future and more restrictive covenants which would reduce profitability and diminish operational flexibility. Pan American cannot provide assurance that it will apply for or receive a long-term credit rating or that any of Yamana’s current ratings will remain in effect following the consummation of the Arrangement for any given period of time or that a rating will not be lowered by a rating agency if, in its judgment, circumstances so warrant.
The Arrangement Agreement may be terminated in certain circumstances
Each of Yamana, Agnico and Pan American has the right to terminate the Arrangement Agreement in certain circumstances, and if such right is exercised, the Arrangement will not be completed. Accordingly, there is no certainty, nor can Pan American provide any assurance, that the Arrangement Agreement will not be terminated by any of Yamana, Agnico or Pan American before the completion of the Arrangement. If the Arrangement is not completed and Pan American decides to seek another acquisition, there can be no assurance that it will be able to find an asset or target company for acquisition at an equivalent or more attractive price than the total consideration to be paid by Pan American pursuant to the Arrangement.

The integration of Pan American and Yamana may not occur as planned
The Arrangement Agreement has been entered into with the expectation that its successful completion will result in increased production growth at attractive cash costs to us. This expectation is partly based on presumed synergies from consolidation and successful operation of Yamana’s mines. These anticipated benefits will depend in part on whether the operations, systems, management and cultures of each of Yamana and Pan American can be integrated in an efficient and effective manner and whether the expected bases or sources of synergies do, in fact, produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company post-acquisition will continue to be reviewed by us and may not have been fully identified. These decisions and the integration of Pan American and Yamana will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. The integration of Yamana’s and Pan American’s businesses requires the dedication of substantial effort, time and resources on the part of management which may divert management’s focus and resources from other strategic opportunities available to the combined company following completion of the Arrangement and from operational matters during this process. In addition, the integration process could result in disruption of existing relationships with suppliers, employees, customers and other constituencies of each company. There can be no assurance that there will be operational or other synergies realized by us, or that the integration of Pan American’s and Yamana’s operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs. In addition, synergies assume certain long-term realized metals prices. If actual prices were below such assumed prices, that could adversely affect the synergies to be realized.
We may not realize the benefits of our newly acquired projects
As part of our strategy, we will continue our efforts to develop new projects and will have an expanded portfolio of such projects as a result of our proposed acquisition of Yamana. A number of risks and uncertainties are associated with the development of these types of projects, including political, legal, litigation, regulatory, design, construction, labour (including risks associated with expatriated employees), environmental, operating, technical and technological risks and uncertainties relating to capital and other costs and financing risks.
There may be potential undisclosed liabilities associated with the Arrangement
In connection with the Arrangement, there may be liabilities that Pan American failed to discover or was unable to quantify in its due diligence (which was conducted prior to the execution of the Arrangement Agreement). The representations, warranties and indemnities contained in the Arrangement Agreement will not survive past the effective date of the transaction.
Pan American and Yamana may be the targets of legal claims, securities class action, derivative lawsuits and other claims
Pan American and Yamana may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Arrangement from being completed. Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into an agreement to acquire a public company or to be acquired. Third parties may also attempt to bring claims against Pan American or Yamana seeking to restrain the Arrangement or seeking monetary compensation or other redress. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Arrangement, then that injunction may delay or prevent the Arrangement from being completed.
Failure to complete the Arrangement could also negatively impact the market price of the Pan American Shares
If the Arrangement is not completed for any reason, including a failure to satisfy the conditions precedent or a termination of the Arrangement Agreement, there are risks that such failure to complete the Arrangement could adversely impact the market price of the Pan American Shares to the extent that the current market price of the Pan American Shares reflects a market assumption that the Arrangement will be completed. Depending on the reasons for the Arrangement not being completed, such failure to complete the Arrangement could have an adverse impact on our current and future business, operations, results of operations, financial condition and prospects.
Pan American will be subject to risks that Yamana currently faces with respect to its business and affairs
Upon completion of the Arrangement, the business of Pan American will be subject to the risks that Yamana currently faces with respect to its business and affairs. Many of these risks are similar to the risks with respect to Pan American’s business as described herein, including the following:
•metal and commodity price risk;
•exploration, development and operating risks;
•foreign operations, political risks, government regulations, and changes in laws;
•uncertainty in the estimation of mineral reserves and mineral resources;
•health, safety and environmental risks and hazards;
•permitting and land title risks;
•relationships with communities, Indigenous peoples, governments, shareholders and other stakeholders; and
•supply availability, liquidity and credit risk.

DIVIDENDS

On February 15, 2010, Pan American’s Board of Directors declared its first cash dividend and has paid a quarterly dividend since that time. Over the past three years, we have declared the following dividends:

Year	Declaration Date	Amount per Common Share
2022	•November 9 •August 10 •May 11 •February 23	•$0.10 •$0.11 •$0.12 •$0.12
2021	•November 9 •August 10 •May 12 •February 17	•$0.10 •$0.10 •$0.07 •$0.07
2020	•November 4 •August 5 •May 6 •February 19	•$0.07 •$0.05 •$0.05 •$0.05
Each of the foregoing dividends was designated to be an eligible dividend for the purposes of the Income Tax Act (Canada). Beginning in 2022, we established a dividend policy to enhance shareholder return when our liquidity position is strong. The quarterly dividend will have a base of $0.10 per common share and will be adjusted variably depending on our net cash position (cash and cash equivalents plus short term investments (other than equity securities) minus total debt) on the balance sheet for the completed quarter, as illustrated in the following table:

Net Cash (Millions)	Base Dividend Per Quarter (Per Common Share)	Variable Dividend Per Quarter (Per Common Share)	Total Dividend Per Quarter (Per Common Share)
Less than $100	$0.10	$0.00	$0.10
$100 to less than $200	$0.10	$0.01	$0.11
$200 to less than $300	$0.10	$0.02	$0.12
$300 to less than $400	$0.10	$0.06	$0.16
$400 or greater	$0.10	$0.08	$0.18

Notes:
Net cash and total debt are non-GAAP measures and do not have standardized meanings prescribed by IFRS. For additional information, please see “Non-GAAP Measures” on page 2 of this AIF.
The Board of Directors may, in the future, modify our dividend policy in its discretion. The Board of Directors will consider a variety of factors when making its dividend decisions, including availability of and sources of cash, future anticipated funding needs, general and regional economic conditions, and expectations with respect to operational matters such as anticipated metals production and metals prices.

MARKET FOR SECURITIES

Pan American’s Common Shares are listed and posted for trading on the Toronto Stock Exchange and The Nasdaq Stock Market (“Nasdaq”) under the symbol “PAAS”. The majority of trading of our Common Shares takes place on Nasdaq. The following table outlines the closing share price trading range and volume of shares traded by month in 2022:

Toronto Stock Exchange (CAD$)				Nasdaq Stock Market (USD$)
Month	High	Low	Volume	Month	High	Low	Volume
January	31.16	$26.98	10,159,249	January	$24.9	$21.13	54,735,203
February	31.26	26.90	11,053,233	February	$24.6	$21.22	51,153,522
March	35.46	32.30	16,818,596	March	$28.3	$25.56	69,717,882
April	37.69	31.25	8,165,603	April	$29.95	$24.38	42,293,214
May	32.96	27.36	8,922,268	May	$25.89	$21.01	42,996,226
June	30.18	25.29	9,133,878	June	$23.99	$20.02	45,150,467
July	26.16	23.24	8,044,108	July	$20.33	$18.05	48,127,221
August	27.00	19.54	11,384,567	August	$21.08	$14.88	67,314,978
September	21.96	19.07	12,420,831	September	$16.57	$14.5	54,268,662
October	23.77	21.09	9,728,712	October	$15.32	$17.25	44,907,483
November	22.26	18.41	23,325,137	November	$16.39	$13.64	141,695,738
December	23.52	22.10	13,496,540	December	$17.5	$15.7	77,608,415

DIRECTORS AND EXECUTIVE OFFICERS

The names of our directors and executive officers as at December 31, 2022, are set out below, as well as their municipalities of residence, positions with Pan American, and principal occupations for the past five years:

Name and Municipality of Residence	Position with Pan American	Principal Occupation During the Past Five Years
MICHAEL CARROLL[1,2] Walnut Creek, California, U.S.A.	Director since January 1, 2011	Corporate Director
NEIL DE GELDER[1,2,3] Vancouver, B.C. Canada	Director since July 3, 2012	Corporate Director; Exec. VP of Stern Partners, a private diversified investment firm, prior to January 1, 2021
CHARLES JEANNES[2,4,5] Reno, Nevada U.S.A.	Director since February 22, 2019	Corporate Director
JENNIFER MAKI[1,5] Toronto, ON Canada	Director since May 12, 2021	Corporate Director
WALTER SEGSWORTH[2,3,4] West Vancouver, B.C. Canada	Director since May 12, 2009	Corporate Director
KATHLEEN SENDALL[4,5] Calgary, Alberta Canada	Director since December 16, 2020	Corporate Director
MICHAEL STEINMANN [4,5] North Vancouver, B.C. Canada	Director (since January 1, 2016) and President and CEO	CEO of Pan American since January 1, 2016; President since February 18, 2015; prior to that, other senior management roles with Pan American since 2004
GILLIAN WINCKLER[3] Vancouver, B.C. Canada	Director since May 11, 2016 Board Chair since May 12, 2021	Corporate Director
STEVEN BUSBY Vancouver, B.C. Canada	COO	COO of Pan American since May 13, 2008; prior to that, other senior management roles with Pan American since 2003
BRENT BERGERON North Vancouver, B.C. Canada	SVP, Corporate Affairs & Sustainability	SVP, Corporate Affairs & Sustainability since September 1, 2019; previously Executive VP, Corporate Affairs & Sustainability for Goldcorp Inc.
IGNACIO COUTURIER Vancouver, B.C. Canada	CFO	CFO of Pan American since March 2022; prior to that, other senior management roles with Pan American since 2004

CHRISTOPHER EMERSON Vancouver, B.C. Canada	VP, Corporate Development & Geology	VP, Corporate Development & Geology of Pan American since August 10, 2015
DELANEY FISHER Vancouver, B.C. Canada	SVP, Associate General Counsel & Corporate Secretary	SVP, Associate General Counsel & Corporate Secretary since January 2022; prior to that, other senior management roles with Pan American since 2008
GEORGE GREER Surrey, B.C. Canada	SVP, Project Development	SVP, Project Development of Pan American since January 1, 2012; prior to that, other senior management roles with Pan American since 2007
CHRISTOPHER LEMON Vancouver, B.C. Canada	General Counsel	General Counsel of Pan American since August 2, 2017; previously General Counsel and Corporate Secretary of First Quantum Minerals Ltd.
SEAN McALEER Guatemala City Guatemala	SVP and Managing Director, Guatemala	SVP and Managing Director, Guatemala since September 2019; prior to that, other senior management roles with Pan American since February 1, 2010
CAMERON PATERSON North Vancouver, B.C. Canada	SVP, Finance and IT	SVP, Finance and IT since January 2022; prior to that, other senior management roles with Pan American since 2014

Notes:
1    Member of the Audit Committee.
2    Member of the Human Resources and Compensation Committee.
3    Member of the Nominating and Governance Committee.
4    Member of the Health, Safety and Environment Committee.
5    Member of Communities and Sustainable Development Committee.
The directors of Pan American are elected at each annual general meeting to hold office until the next annual general meeting or until their successors are elected or appointed. As at December 31, 2022, the Board of Directors consisted of eight directors, seven of whom, Michael Carroll, Neil de Gelder, Charles Jeannes, Jennifer Maki, Walter Segsworth, Kathleen Sendall, and Gillian Winckler, qualify as unrelated directors who are independent of management. Mr. Steinmann is not independent due to his current management position with us.
The Board of Directors has established five committees: the Audit Committee, the Human Resources and Compensation Committee, the Health, Safety, and Environment Committee, the Communities and Sustainable Development Committee, and the Nominating and Governance Committee. Detailed information regarding the duties and obligations of the Audit Committee is annexed as Appendix “A” to this AIF. The Board of Directors does not have an Executive Committee. The composition of the various committees as at December 31, 2022, is set forth in the preceding table.
As of the close of business on February 21, 2023, the directors and executive officers of Pan American named above as a group exercised control or direction or beneficially owned, directly or indirectly, 465,530 Common Shares, or approximately 0.22% of the issued and outstanding Common Shares of Pan American.
From May 2010 to April 2018, Ms. Sendall was a board member of CGG SA, a French company listed at the time on the New York Stock Exchange and Euronext Paris. On June 15, 2017, following the execution of legally binding agreements in support of the terms of the agreement-in-principle with its key financial creditors, CGG SA began legal processes to implement a comprehensive pre-arranged restructuring, with the opening of a Safeguard proceeding in France and Chapter 11 and Chapter 15 filings in the U.S.  The restructuring plan was approved by both the Paris Commercial Court and the New York Bankruptcy Court. The implementation of the financial restructuring plan was finalized in February 2018.

Other than the above, none of Pan American’s directors or executive officers:
(a)     are, as at the date of this AIF, or have been, within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including Pan American) that,
(i)    was subject to cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation (collectively, an “Order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or
(ii)    was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;
(b)    are, as at the date of this AIF, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including Pan American) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or
(c)    have, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.
In addition, none of Pan American’s directors and executive officers has been subject to:
(a)    any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or
(b)    any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in making an investment decision.
As of the date of this AIF, Pan American is not aware of any shareholder holding a sufficient number of securities of Pan American to affect materially the control of Pan American.
Audit Committee
As at December 31, 2022, the members of the Audit Committee were Michael Carroll (Chair), Neil de Gelder, and Jennifer Maki. The Board of Directors has determined based on the information provided by each director that all members of the Audit Committee meet the independence requirements set out in National Instrument 52-110 – Audit Committees, and as defined under Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Nasdaq Stock Market. All members of the Audit Committee are financially literate and Michael Carroll, an individual serving on the audit committee of the Board of Directors, is an audit committee financial expert, as that term is defined in General Instruction B(8)(b) of Form 40-F.
The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an "expert" for any purpose, impose any duties, obligations or liabilities on such person that are greater than those imposed on members of the audit committee and the board of directors who do not carry this designation or affect the duties, obligations, or liability of any other member of the audit committee or board of directors.

Relevant Education and Experience of Audit Committee Members
The relevant education and experience of each member of the Audit Committee that is relevant to the performance of the Audit Committee responsibilities are as follows:
Michael L. Carroll (Chair) is a Certified Public Accountant with over 30 years of financial management expertise, primarily with publicly traded mining companies and has previously served on the audit committee of another public company. Mr. Carroll’s professional expertise includes equity and debt financing, mergers and acquisitions, strategic planning, IFRS, GAAP, international tax planning and regulatory reporting.
Neil de Gelder, has over 25 years of experience as a lawyer specializing in corporate, mergers and acquisitions, and financing matters with a major Canadian law firm, frequently advising boards of publicly traded companies. He is a former Executive Director of the British Columbia Securities Commission and is currently Vice-Chair of a private diversified investment firm based in Vancouver as well as being an independent director of, and Chair of the Audit Committee for, another publicly listed company. He is routinely involved in reviewing internal management financial reporting and external audited and unaudited financial statements. Mr. de Gelder has served on a wide variety of corporate, Crown, charitable, and community boards over the years, including serving on the audit committee of a B.C. venture capital fund.
Jennifer Maki is an accomplished mining executive and finance expert with strong leadership experience in public mining companies operating in complex international jurisdictions. She is the former Executive Director of Vale Base Metals and CEO of Vale Canada, and previously served as EVP and CFO of Vale Base Metals. Ms. Maki began her professional career in the mining group with PricewaterhouseCoopers. She is presently a Director and Chair of the Audit Committees at two other publicly listed companies. Ms. Maki is a CPA, Chartered Accountant, has a Bachelor of Commerce degree from Queen’s University and holds the ICD.D designation from the Institute of Corporate Directors.
External Auditor Service Fees
Audit Fees
The aggregate fees billed by Deloitte LLP, an independent registered public accounting firm who is Pan American’s auditor, for the fiscal years ended December 31, 2022 and 2021 for the audit of Pan American’s annual consolidated financial statements or services that are normally provided by Deloitte LLP in connection with statutory and regulatory filings or engagements for such years were approximately $2,828,000 and $2,394,100, respectively.
Audit-Related Fees
The aggregate fees billed by Deloitte LLP for the fiscal years ended December 31, 2022 and 2021 for assurance and related services that are reasonably related to the performance of the audit or review of Pan American’s consolidated financial statements, including fees for audit services not required to support the auditor’s opinion on Pan American’s consolidated financial statements, were approximately $287,300 and $243,400, respectively. The fees in both 2022 and 2021 also include amounts with respect to Pan American’s Canadian Public Accountability Board fees that are remitted by Deloitte on behalf of Pan American.
Tax Fees
The aggregate fees billed by Deloitte LLP for the fiscal years ended December 31, 2022 and 2021 for professional services relating to tax compliance, tax advice, tax planning, and other services were approximately $1,900 and $31,300, respectively. In 2021, such fees related primarily to the provision of services related to tax compliance matters.
Other Fees
The aggregate fees billed by Deloitte LLP for the fiscal years ended December 31, 2022 and 2021 for products and services provided by Deloitte LLP, other than those services reported in the preceding three paragraphs, were $0 and $0, respectively.

Audit Committee Pre-Approval Policies
All audit and non-audit services performed by the independent registered public accounting firm are pre-approved by the Audit Committee.
CONFLICTS OF INTEREST

To the best of our knowledge, and other than as disclosed in this AIF, there are no known existing or potential conflicts of interest between Pan American and any of our directors or officers, except that certain officers and directors of Pan American are officers and directors of, or are associated with, other public or private companies. Such associations may give rise to conflicts of interest from time to time between their duties as an officer or director of Pan American and their duties as an officer or director or such other companies. The directors are aware of laws requiring them to act honestly and in good faith with a view to act in the best interests of Pan American and our shareholders and to disclose any conflicts of interest.
LEGAL PROCEEDINGS AND REGULATORY ACTIONS

A description of certain legal proceedings to which we are a party appear under the heading “Contingencies” in Note 31 to our Audited Consolidated Financial Statements for the year ended December 31, 2022, which are available under Pan American’s SEDAR profile at www.sedar.com. We have not been subject to any regulatory penalties or sanctions during the financial year, nor entered into any settlement agreements relating to securities legislation.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, no director or executive officer of Pan American, nor any person or company that beneficially owns, controls, directs, directly or indirectly, more than 10% of our Common Shares, nor any associate or affiliate of any of the foregoing persons, has or had a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect Pan American.
TRANSFER AGENTS AND REGISTRAR

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia, and Computershare Trust Company, N.A. at its office in Denver, Colorado, U.S.A.
SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

As of December 31, 2022, to the knowledge of Pan American, the following table provides details with respect to all securities of Pan American that were subject to a contractual restriction on transfer. No securities of Pan American are subject to escrow.

Designation of Class	Number of Securities(1)	Percentage of Class
Common shares	3,605,712	1.71%
Options	120,267	31.90%
Restricted Share Units	248,708	45.07%
CVRs	43,375	0.01%

Notes:
1    In connection with the Arrangement, on November 8, 2022, certain directors, officers and shareholders of Pan American (collectively, the “Supporting Shareholders”) entered into voting and support agreements (“Support Agreements”) with Yamana, pursuant to which the Supporting Shareholders agreed, among other things, not to, directly or indirectly, sell, transfer, pledge or assign, or agree to sell, transfer pledge or assign any of their securities of Pan American, other than in accordance with the Support Agreements. The Support Agreements, along with the contractual restrictions on transfer contained therein, will be terminated upon completion of the Arrangement, which is expected to occur in the first quarter of 2023.
MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business and the Arrangement Agreement, no other material contracts have been entered into by Pan American during the financial year ended December 31, 2022, or before such time which are still in effect.
INTERESTS OF EXPERTS

Deloitte LLP, an independent registered public accounting firm, is the auditor of Pan American and is independent of Pan American within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the U.S. Securities Exchange Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).
The Qualified Persons as defined by NI 43-101 who have prepared or supervised the preparation of Pan American’s mineral reserve and mineral resource estimates effective June 30, 2022, and who supervised the preparation of and approved the scientific and technical information disclosed in this AIF, as described under the heading “Scientific and Technical Information” on page 7.
Martin Wafforn, P. Eng., Chris Emerson, FAusIMM, Americo Delgado, P.Eng., Alain Mainville, P.Geo., Eric Lachapelle, P.Eng., Dave Felsher, P.Eng., and M3 Engineering & Technology Corporation are the persons who have prepared or certified a statement, report, or valuation described in this AIF.
To the best of our knowledge, none of Messrs. Wafforn, Emerson, Delgado, Mainville, Lachapelle, Felsher, or M3 Engineering & Technology Corporation beneficially owns, directly or indirectly, 1% or more of any class of Pan American’s outstanding securities.
EXCEPTIONS FROM NASDAQ CORPORATE GOVERNANCE REQUIREMENTS

Under Rule 4350(a) of Nasdaq Rules (the “Nasdaq Rules”), a foreign private issuer (as defined in Rule 12b-2 under the Exchange Act) may follow its home country practice in lieu of certain of the corporate governance requirements of the Nasdaq Rules.
Pursuant to Rule 4350(a), Pan American follows British Columbia practice with respect to quorum requirements in lieu of Nasdaq Rule 4350(f). Nasdaq Rule 4350(f) requires that the minimum quorum for a shareholder meeting is 33-1/3% of the outstanding common shares, whereas Pan American’s articles provide that the minimum quorum for a meeting of the holders of our Common Shares is two individuals who are shareholders, proxy holders representing shareholders or duly authorized representatives of corporate shareholders personally present and representing shares aggregating not less than 25% of the issued Common Shares of Pan American carrying the right to vote at that meeting. In the event there is only one shareholder, the quorum is one person personally present and being, or representing by proxy, that shareholder, or in the case of a corporate shareholder, a duly authorized representative of that shareholder. Pan American’s quorum requirement complies with the Business Corporations Act (British Columbia), which requires that unless the articles otherwise provide, two shareholders entitled to vote at a meeting of shareholders, whether in person or represented by proxy, constitute a quorum. Furthermore, the rules of the Toronto Stock Exchange, upon which our Common Shares are also listed, do not contain specific quorum requirements.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of Pan American’s securities, and securities authorized for issuance under equity compensation plans, is contained in our management information circular for the most recent annual meeting of shareholders. Additional financial information is also provided in our audited consolidated financial statements for the years ended December 31, 2022 and 2021, and management’s discussion and analysis for the year ended December 31, 2022. The foregoing disclosure documents, along with additional information relating to Pan American, may be found on SEDAR at www.sedar.com, on the SEC website at www.sec.gov, or on our website at www.panamericansilver.com.

GLOSSARY OF TERMS

“mineral resource” - A mineral resource is a concentration or occurrence of solid material of economic interest in or on the earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.
“inferred mineral resource” – An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.
“indicated mineral resource” – An indicated mineral resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. An indicated mineral resource has a lower level of confidence than that applying to a measured mineral resource and may only be converted to a probable mineral reserve.
“measured mineral resource” – A measured mineral resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of modifying factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A measured mineral resource has a higher level of confidence than that applying to either an indicated mineral resource or an inferred mineral resource. It may be converted to a proven mineral reserve or to a probable mineral reserve.
“mineral reserve” – A mineral reserve is the economically mineable part of a measured and/or indicated mineral resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at pre-feasibility or feasibility level as appropriate that include application of modifying factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The reference point at which mineral reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated. It is important that, in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported. The public disclosure of a mineral reserve must be demonstrated by a pre-feasibility study or feasibility study.
“probable mineral reserve” - A probable mineral reserve is the economically mineable part of an indicated, and in some circumstances, a measured mineral resource. The confidence in the modifying factors applying to a probable mineral reserve is lower than that applying to a proven mineral reserve.
“proven mineral reserve” - A proven mineral reserve is the economically mineable part of a measured mineral resource. A proven mineral reserve implies a high degree of confidence in the modifying factors.

APPENDIX “A”
AUDIT COMMITTEE CHARTER
PURPOSE
Senior management of Pan American Silver Corp. (the “Company”), as overseen by its Board of Directors (the “Board”), has primary responsibility for the Company’s financial reporting, accounting systems and internal controls. The Audit Committee (the “Committee”) is a standing committee of the Board established for the purposes of overseeing:
a.the quality and integrity of the Company’s financial and accounting reporting processes and internal accounting and financial control systems;
b.the external auditor’s qualifications and independence;
c.management’s responsibility for assessing the effectiveness of internal controls; and
d.the Company’s compliance with legal and regulatory requirements in connection with financial and accounting matters.
COMPOSITION AND OPERATION
The Committee shall be composed of at least three directors, all of whom shall be independent1. All members of the Committee shall, to the satisfaction of the Board, be Financially Literate and at least one member will be a Committee Financial Expert (“Financially Literate” and “Committee Financial Expert” are defined in the Definitions section of this Charter).
The members of the Committee shall be appointed by the Board annually, and the Board may at any time remove or replace any member of the Committee and may fill any vacancy with another Board member, as required.
The Board shall appoint a chair (the “Chair”) from among the Committee members. If the Chair is not present at any meeting of the Committee, one of the other Committee members present at the meeting shall be chosen to preside as chairperson at the meeting.
A quorum at meetings of the Committee shall be a majority of members present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and hear one another.
The Committee will make every effort to meet at least four times per year and shall conduct such additional meetings as required from time to time. Each member is entitled to request that an additional meeting be called. The external auditor may also request that the Chair call a meeting of the Committee to consider any matter that the auditor believes should be brought to the attention of the directors or the shareholders of the Company.

1 A director’s “independence” shall be determined in accordance with the securities laws, rules, regulations and guidelines of all applicable securities regulatory authorities, including without limitation the securities commissions in each of the provinces and territories of Canada and the U.S. Securities and Exchange Commission, and the stock exchanges on which the Company’s securities are listed, including without limitation the Toronto Stock Exchange and Nasdaq (collectively, “Securities Laws”).

The Committee shall fix its own procedures for meetings, keep records of its proceedings and report to the Board routinely at the next regularly scheduled Board meeting. Copies of meeting records will be made available to the external auditor as requested.
In camera sessions will be scheduled for each Committee meeting.
The Committee may act by unanimous written consent of its members. A resolution approved in writing by members of the Committee shall be valid and effective as if it had been passed at a duly called meeting.
RESPONSIBILITIES AND DUTIES
Overall Committee:
To fulfill its responsibilities and duties the Committee will:
a.oversee the relationship and maintain a direct line of communication with the Company’s internal and external auditors and assess their respective performance;
b.assist the Board in the discharge of its responsibilities relating to the quality, acceptability and integrity of the Company’s accounting policies and principles, reporting practices and internal controls;
c.review and recommend to the Board for approval the audited annual financial statements, with the report of the external auditor, and corresponding management’s discussion and analysis prior to public dissemination and filing with securities regulatory authorities;
d.review and approve, or recommend to the Board for approval, the quarterly financial statements of the Company and corresponding management’s discussion and analysis prior to public dissemination and filing with securities regulatory authorities;
e.review any other disclosure documents that contain material financial information about the Company requiring approval by the Board prior to public dissemination and filing with securities regulatory authorities, including, but not limited to, financial information in earnings press releases, annual reports, Form 40-F, annual information forms, information circulars, and prospectuses;
f.review with management any tax matters that could have a material effect on the Company’s financial statements;
g.review and approve the Company’s financial risk management programs, including any significant commodity, currency or interest rate hedging programs, or if deemed appropriate by the Committee, make recommendations to the Board with respect to such programs;
h.review proposed major financing activities of the Company and make recommendations to the Board with respect to the same;
i.assess policies and procedures for cash management and review investment strategies for the Company’s cash balances;
j.review the Company’s cash flow projections and liquidity forecasts; and
k.review this Charter periodically, but at least once per annum, and recommend to the Board any necessary amendments.

Public Filings, Policies and Procedures:
The Committee will:
a.satisfy itself that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements, other than the Company’s financial statements, management’s discussion and analysis, and earnings press releases, and periodically assess such disclosure controls and procedures, and management’s evaluation thereof, to ensure that financial information is recorded, processed, summarized and reported within the time periods required by law;
b.review disclosures made to the Committee by the Chief Executive Officer and the Chief Financial Officer during their certification process for any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in internal controls;
c.review with management and the external auditor any correspondence with securities regulators or other regulatory or government agencies which raise material issues regarding the Company’s financial reporting or accounting policies; and
d.review with management, the external auditors and the Company’s legal counsel, any claim or other contingency, including tax assessments, that could have a material effect upon the financial position or operating results of the Company and the manner in which these matters have been disclosed in the financial statements.
External Auditors
The responsibilities and duties of the Committee as they relate to the external auditor are to:
a.consider and make recommendations to the Board with respect to the external auditor to be nominated for appointment, re-appointment, or removal by shareholders at each annual general meeting of the Company;
b.make recommendations to the Board with respect to the compensation of the external auditor, assess whether fees and any other compensation to be paid to the external auditor for audit or non-audit services are appropriate to enable an audit to be conducted and to maintain the independence of the external auditor;
c.review the performance of the external auditor and, where appropriate, recommend to the Board appropriate action with respect to the external auditor;
d.confirm the independence and effectiveness of the external auditor, which will require receipt from the external auditor of a formal written statement delineating all relationships between the auditor and the Company and any other factors that might affect the independence of the auditor;
e.actively engage in dialogue with the external auditor with respect to any disclosed relationships or services that may affect the independence and objectivity of the external auditor and take, or recommend that the Board take, appropriate actions to oversee the independence of the external auditor;
f.oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting, including, review and, as applicable, approval of the following:

i.the external auditor’s engagement letter and audit plans;
ii.the form and content of the quarterly and annual audit report, which should include, inter alia:
•a summary of the Company’s internal controls findings resulting from the annual audit procedures;
•any material issues raised in the most recent meeting of the Committee; and
•any other related audit, review or attestation services performed for the Company by the external auditors;
iii.form and content of other reports of the auditors;
and the Committee shall report to the Board, as necessary, in respect of the above noted matters;
g.review and pre-approve all non-audit services provided to the Company or its subsidiaries by the external auditor prior to the commencement of such services, and in doing so, the Committee may delegate to one or more independent members of the Committee the authority to pre-approve any such non-audit services, provided that the decision of such member(s) on such non-audit services will be presented to the Committee at its next regularly scheduled meeting, and in all cases, pre-approval of non-audit services must satisfy the requirements set out in National Instrument 52-110 – Audit Committees;
h.monitor the relationship between management and the external auditor and resolve any disagreements between them regarding financial reporting;
i.engage the external auditor in discussions regarding any amendments to critical accounting policies and practices; alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, including any potential ramifications and the preferred treatment by the independent auditor; and lastly, written communication between management and the independent auditor, including but not limited to, the management letter and schedules of adjusted and unadjusted differences, as applicable.
Internal Controls and Financial Reporting
The Committee will:
a.obtain reasonable assurance from discussions with (and/or reports from) management, and reports from external and internal auditors that the Company’s financial and accounting systems are reliable and that the internal controls are operating effectively;
b.in consultation with the external auditor, the CEO, the CFO, and where necessary, other members of management, review the integrity of the Company’s financial reporting process and the internal control structure;
c.review the acceptability of the Company’s accounting principles and identify areas of concern and, where appropriate to do so, discuss with the external auditor;
d.request the auditors to undertake special examinations (e.g., review compliance with conflict of interest policies) when it deems necessary;
e.together with management, review control weaknesses identified by the external and internal auditors;
f.consider proposed appointees for the position of chief financial officer and, if deemed appropriate by the Committee, other key financial executives involved in financial reporting;

g.satisfy itself that CEO and CFO certifications pursuant to Securities Laws are prepared and filed and make inquiries and initiate discussion as necessary with management regarding the practices and procedures adopted to permit management’s assurance on the underlying controls; and
h.during the annual audit process, consider if any significant matters regarding the Company’s internal controls and procedures over financial reporting, including any significant deficiencies or material weaknesses in their design or operation, need to be discussed with the external auditor, and review whether internal control recommendations made by the auditor have been implemented by management.
Internal Audit
The Committee shall be responsible for reviewing:
a.activities, organization structure, and qualifications of the internal audit function;
b.the resources, budget, reporting relationships and planned activities of the internal audit function;
c.internal audit findings and the implementation of any accepted recommendations;
d.the internal audit procedures and recommending changes, if any; and
e.the adequacy of the line of communication between internal audit and the Committee, ensuring that it is maintained.
Ethical and Legal Compliance and Risk Management
The responsibilities and duties of the Committee as they relate to compliance and risk management are to:
a.satisfy itself as to the integrity of the CEO and other senior management and that the CEO and other senior management strive to create a culture of integrity throughout the Company;
b.review the adequacy, appropriateness and effectiveness of the Company’s policies and business practices which impact on the financial integrity of the Company, including those relating to hedging, insurance, accounting, information security and systems, cash management and investment strategies, related-party transactions, financial controls and management reporting;
c.receive a report from management on tax issues and planning, including compliance with the Company’s source deduction obligations and other remittances under applicable tax or other legislation;
d.receive a report on the annual policy attestation process for the Company’s Global Code of Ethical Conduct, Global Anti-Corruption Policy, Gifts and Hospitality Guidelines, and any other relevant policies and guidelines (collectively, the “Policies”);
e.review annually the adequacy and quality of the Company’s financial and accounting staffing, including the need for and scope of internal audit reviews (if any);
f.receive reports from management and other Board committees, as and when appropriate, on the identification, assessment and management of risks;
g.in conjunction with any other committee designated by the Board from time to time, review major financial, audit and accounting related risks, including information security and cyber risks, and the policies, guidelines and mechanisms that management has put in place to govern the process of monitoring, controlling and reporting such risks;

h.oversee the establishment of procedures for:
i.the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and
ii.the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
i.review any material complaints and concerns received regarding accounting, internal controls, or auditing matters or with respect to the Policies, and the investigation and resolution thereof, and, where appropriate to do so, provide all relevant information relating to such complaints and concerns to the Nominating and Governance Committee, taking into account the complainants’ confidentiality concerns and the roles and responsibilities of each Committee;
j.review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor;
k.review and monitor the Company’s compliance with applicable legal and regulatory requirements related to financial reporting and disclosure;
l.review all related-party transactions; and
m.review reports from management, internal and external auditors with respect to the Company’s compliance with the laws and regulations having a material impact on financial reporting and disclosure.
AUTHORITY
The Committee shall have the authority to:
a.at the Company’s expense, engage independent counsel and other advisors as it determines necessary to carry out its duties;
b.set and pay the compensation for any advisors engaged by the Committee; and
c.communicate directly with any such advisors and with the internal and external auditors.
The Committee shall have unrestricted access to all records, facilities, and personnel of the Company necessary to carry out its responsibilities and may meet separately with head of internal audit, the Chief Executive Officer, the Chief Financial Officer, the General Counsel and such other members of management as they may deem necessary.
The Committee shall be provided with the resources necessary to carry out its responsibilities.
At the invitation of the Chair, one or more officers or employees of the Company may, and if required by the Committee, shall, attend a meeting of the Committee.
The Committee may, upon approval by a majority of the members of the Committee, delegate certain of its duties and responsibilities to subcommittees of the Committee, which must report back to the full Committee.

DEFINITIONS
Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:
“Financially Literate” shall have the meaning as defined by Securities Laws, which includes, without limitation, the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.
“Committee Financial Expert” means a person who has the following attributes:
d.an understanding of generally accepted accounting principles and financial statements;
e.the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
f.experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised in the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;
g.an understanding of internal controls and procedures for financial reporting; and
h.an understanding of audit committee functions; acquired through any one or more of the following:
i.education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;
ii.experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; or
iii.experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or other relevant experience.